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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204586

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated June 5, 2015)

Nord Anglia Education, Inc.

6,700,000 Ordinary Shares

        We are offering 4,800,000 ordinary shares and the selling shareholders identified in this prospectus supplement are offering an additional 1,900,000 ordinary shares. We will not receive any proceeds from the ordinary shares sold by the selling shareholders.

        Our ordinary shares are listed on the New York Stock Exchange under the symbol "NORD". The last reported sale price of our ordinary shares on June 5, 2015 was $26.29 per share.

        The underwriters have an option to purchase up to an additional 1,005,000 shares from Premier Education Holdings Ltd within 30 days from the date of this prospectus supplement.

        Investing in our ordinary shares involves risks. See "Risk Factors" beginning on page S-22 of this prospectus supplement.

	Price to public	Underwriting discounts and commissions(1)	Proceeds, before expenses, to us	Proceeds, before expenses, to the selling shareholders

Per share	$	$	$	$

Total	$	$	$	$

(1)
See "Underwriting" for details of compensation to be received by the underwriters.

        The underwriters expect to deliver the ordinary shares to purchasers on or about                    , 2015.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Goldman, Sachs & Co.	Deutsche Bank Securities	RBC Capital Markets

Barclays	BMO Capital Markets
HSBC	William Blair

The date of this prospectus supplement is                                    , 2015

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part, this prospectus supplement, and the second part, the accompanying prospectus, are each part of a registration statement on Form F-3 that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we and the selling shareholders described in the accompanying prospectus may sell our ordinary shares in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering and updates with respect to information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, including the documents incorporated by reference herein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        We, the selling shareholders and the underwriters have not authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We, the selling shareholders and the underwriters take no responsibility for, and can make no assurance as to the reliability of, any other information that others may give you. We, the selling shareholders and the underwriters will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF DOCUMENTS BY REFERENCE

Available Information

        We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

        Information filed with or furnished to the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

S-ii

        Our web site address is www.nordangliaeducation.com. The information on or accessible through our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

        The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document separately filed with or furnished to the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC or, to the extent expressly incorporated by reference into this prospectus supplement or the accompanying prospectus, furnish to the SEC, will automatically update and supersede that information. Any statement contained in a previously filed or furnished document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

        This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with or furnished to the SEC:

    •
    the description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-36356) filed with the SEC on March 18, 2014 and any amendment or report filed with the SEC for the purpose of updating the description;

    •
    our annual report on Form 20-F for the year ended August 31, 2014 filed with the SEC on November 19, 2014;

    •
    our report on Form 6-K and the exhibit thereto furnished to the SEC on April 24, 2015; and

    •
    our report on Form 6-K and the exhibits thereto furnished to the SEC on May 29, 2015, which contains interim financial statements required under Item 8.A of Form 20-F.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if the reports on Form 6-K state that they are incorporated by reference into this prospectus supplement or the accompanying prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

        Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus will be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Nord Anglia Education, Inc.
Level 12, St. George's Building
2 Ice House Street
Central, Hong Kong
Tel: +852-3951-1100

S-iii

 PROSPECTUS SUPPLEMENT SUMMARY

        This prospectus supplement summary highlights certain information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. This prospectus supplement summary is qualified in its entirety by the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Before investing in our ordinary shares, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the information under "Risk Factors" and our consolidated financial statements, the combined financial statements of The British International Schools Group in Vietnam ("BIS Vietnam") and the combined financial statements of the Meritas Schools (as defined herein), in each case together with the related notes thereto, incorporated by reference herein. Unless otherwise specified or the context requires otherwise, the terms "we," "us," and "our" refer to Nord Anglia Education, Inc., its predecessor, and their respective consolidated subsidiaries; "China" and "PRC" refer to the People's Republic of China, excluding Taiwan, Hong Kong and Macau; and "$" and "dollars" refer to the legal currency of the United States. Operating data concerning "FTEs" relate to full-time equivalent students. Our fiscal year ends August 31 for all periods presented. The fiscal year of BIS Vietnam and the Meritas Schools ends June 30 for all periods presented.

Our Business

        We believe we are the world's leading operator of premium international schools. We teach over 23,900 students, from kindergarten through the end of secondary school ("K-12"), at our 35 premium schools in China, Europe, the Middle East and South East Asia ("ME/SEA") and North America. We primarily operate in geographic markets with high FDI, large expatriate populations and rising disposable income. We believe that these factors contribute to high demand for premium schools and strong growth in our business. Our student enrollment increased at a compound annual growth rate ("CAGR") of 31% from the end of fiscal 2008 to May 1, 2015.

        Our commitment to quality drives our strong operating performance. Our highly qualified principals, teachers and support staff strive to maximize every student's academic performance. Although we accept students with a wide range of academic ability, for many of whom English is their second language, our students' standardized examination results exceed global averages. In 2014, nearly one out of three of our graduates matriculated to one of the world's top 100 universities in QS World University Rankings. Our academic quality helps us maintain our market-leading position, supports our premium pricing and drives consistent enrollment growth.

        Our schools derive all of their revenue from private sources and therefore are not exposed to government funding risk. As of May 1, 2015, 71% of our students were expatriates and 29% were from local families. Employers of expatriates fund most of our tuition fees as part of expatriate compensation packages, through allowances or direct payments to our schools. Education allowances are often key recruitment incentives for expatriate employees.

        Our attractive business model leads to good visibility, price inelasticity, low capital requirements and strong cash generation. Our average student tenure of 3.6 years provides good visibility on future enrollments and revenues. Our private pay model and the importance of education to parents make us resilient to changing economic conditions and government policies. We have been able to increase our tuition fees at an average of approximately 4-5% per annum over the last three years. Our capital-light approach to growth enables us to generate high returns on capital. We focus on securing high-quality, purpose-built schools through long-term leases, with the construction costs of many of our schools funded by real estate developers desiring premium schools within their residential and commercial developments. Our strong margins and working capital dynamics make our business highly cash generative. We received approximately 55% of our fiscal 2014 schools' revenue before August 31, 2013.

        We have grown our business significantly since the 2008 financial crisis, despite a challenging global economic climate. We increased our student capacity and enrollments from 5,393 places and 4,010 students as of August 31, 2008 to 34,539 places and 23,988 students as of May 1, 2015. During that period, we expanded capacity at our existing schools by 2,672 places, developed five greenfield schools with a total of 5,912 places and acquired 25 schools with a total of 20,562 places.

        Since our initial public offering in March 2014, we have opened greenfield campuses in Dubai, Hong Kong and Aubonne, Switzerland, with capacity of 2,912 seats, acquired schools in Cambodia, Singapore and Vietnam with capacity of 9,198 seats, and expanded capacity at existing schools by 692 seats. In addition, we expect to open a new campus in Chicago with 1,100 seats of capacity in September 2015 and to relocate our 1,000 seat school in Houston to a new 2,000 seat campus in September 2016.

        On March 2, 2015, we completed the acquisition of a 90% interest in BIS Vietnam. Under IFRS 10 Consolidated Financial Statements, we gained control of BIS Vietnam from January 1, 2015 and consolidated BIS Vietnam's results from the same date. BIS Vietnam comprises four schools, two in Ho Chi Minh City and two in Hanoi, including the flagship school, The British International School, Ho Chi Minh City, which was founded in 2000. The other three schools include the British Vietnamese International School, Ho Chi Minh City, the British International School, Hanoi, and the British Vietnamese International School, Hanoi, which were founded in 2011, 2012 and 2012, respectively.

        BIS Vietnam provides outstanding education to local and expatriate students between the ages of two and 18 years old. The two British International Schools teach the English National Curriculum and the International Baccalaureate, while the two British Vietnamese International Schools teach a bilingual curriculum centered on the English National Curriculum. BIS Vietnam has approximately 7,648 seats of capacity. To finance the acquisition and for general corporate purposes, we incurred $150 million of incremental loans under our existing secured term loan facility.

        For the six months ended February 28, 2015, we had revenue of $318.3 million, profit for the period of $34.7 million, Adjusted EBITDA of $91.8 million, Adjusted Net Income of $45.9 million and Adjusted Earnings per Ordinary Share of $0.47.

        In fiscal 2014, we had revenue of $474.6 million, loss for the period of $90.4 million, Adjusted EBITDA of $127.4 million, Adjusted Net Income of $22.8 million and Adjusted Earnings per Ordinary Share of $0.27. In fiscal 2014, our schools in China, Europe, ME/SEA and North America contributed 36%, 30%, 19% and 15% of our schools' revenue, respectively. See "—Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial and Operating Data."

        The following table shows our regional enrollments as of May 1, 2015:

	May 1, 2015	% of Total
Full-time equivalent students:
China	5,321	22.2
Europe	4,664	19.4
Middle East/South East Asia	11,154	46.5
North America	2,849	11.9

Total	23,988	100.0

Our Market Opportunity

        We primarily target geographic markets with high FDI, large expatriate populations and rising disposable incomes, all of which increase demand for premium schools. Employers of expatriates fund most of our tuition fees. We believe that companies that rely on expatriate employees view the availability of high-quality schools as vital to recruiting and retaining key employees. In addition, many governments and business and trade associations actively promote premium international schools in their jurisdictions, recognizing that the availability of premium quality education for the children of expatriate employees is critical to attracting FDI from corporations.

        A majority of premium schools are family-owned and operated or managed by foundations. Family operators and foundations typically focus on academic performance, exclusivity and prestige. These operators have historically been reluctant to add capacity even when demand in their markets exceeds supply, leaving significant opportunities for companies that operate schools with high academic standards while also focusing on financial performance and growth.

        Competitors seeking to enter the premium school market face significant barriers to entry, including:

    •
    the lead time required to build brand recognition and reputation, both locally and globally;

    •
    the challenges unproven operators face in securing government licenses and regulatory approval in many jurisdictions;

    •
    in many markets, the scarcity of real estate in desirable areas that can accommodate a sizeable campus with the comprehensive and high-quality facilities expected of premium schools;

    •
    the tendency of property developers and landlords to require school operators with significant financial resources and a reputation for quality in order to enhance the value of their adjacent residential or retail real estate; and

    •
    the tendency of students to stay enrolled in the same school until they graduate or their parents relocate.

        We believe increasing globalization and a growing emphasis by parents on high-quality education for their children will drive strong growth in many markets. There are few premium-quality operators with the global scale required to benefit from this attractive opportunity.

Definitive Agreement to Acquire Six Meritas Schools

        On April 24, 2015, we entered into a definitive agreement to acquire six schools from Meritas, LLC, an operator of international schools based in Chicago, and certain affiliates (the "Meritas Schools") for $575 million in cash, subject to certain adjustments. The transaction is scheduled to close in mid-2015, subject to the satisfaction of closing conditions. There is no assurance that the closing conditions will be satisfied. The acquisition is not conditioned upon the closing of this offering, and this offering is not conditioned upon, and is expected to be settled prior to, the closing of the acquisition.

        In connection with the acquisition of the Meritas Schools, we have also agreed to acquire from Meritas, LLC and certain affiliates, for an additional $7.5 million, a convertible subordinated promissory note that is convertible into a 10% equity interest in Léman Manhattan Preparatory School (founded in 2005) in New York City ("Léman Manhattan") upon the occurrence of certain events. Under the terms of this investment, we may acquire 100% of the school in the future subject to certain conditions being met. Following this investment, Léman Manhattan Preparatory School will become a

Nord Anglia Education affiliate school. The school will have limited rights to use the Nord Anglia Education brand, students at the school will have access to our Global Campus and teachers at the school will have access to Nord Anglia University.

        We intend to fund the acquisition of the Meritas Schools with the proceeds of this offering and debt financing, which may or may not include borrowings under a commitment provided by Goldman Sachs Bank USA, Credit Suisse AG, Deutsche Bank AG New York Branch, The Hongkong and Shanghai Banking Corporation Limited and HSBC Bank USA, N.A. For additional information, see note 2 to "—Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial and Operating Data—Income Statement Data."

Overview of the Meritas Schools

        The Meritas Schools comprise four schools in North America, one school in Switzerland and one school in China:

School	Date Founded	Curriculum	Qualification(1)	Day / Boarding
China
Léman International School (Chengdu, China)	2009	IB Curriculum	AP/IBD	Day
Europe
Collège du Léman (Geneva, Switzerland)	1960	U.S., French, Swiss & IB Curriculum	AP/IBD/IGCSE/Swiss Maturité /French Bac	Day and Boarding
North America
The Village School (Houston, Texas, USA)	1966	U.S. & IB Curriculum	AP/IBD	Day and Boarding
North Broward Preparatory School (Coconut Creek, Florida, USA).	1957	U.S. & IB Curriculum	AP/IBD	Day and Boarding
Windermere Preparatory School (Windermere, Florida, USA).	2000	U.S. & IB Curriculum	AP/IBD	Day and Boarding
Instituto San Roberto (Monterrey, Mexico)	1982	U.S. & IB Curriculum	K-9(2)	Day

(1)
"AP" stands for Advanced Placement; "IBD" stands for International Baccalaureate Diploma Program; and "IGCSE" stands for International General Certificate of Secondary Education.

(2)
This school educates students in pre-qualification years.

        As of May 1, 2015, the Meritas Schools had approximately 8,083 FTEs with total capacity of 11,380 seats. In the fiscal year ended June 30, 2014, the schools generated average revenue per FTE of approximately $26,900.

        Upon the acquisition of these six schools, we will provide quality education to more than 32,000 students across a global network of 41 schools in 15 countries with more than 45,900 seats of capacity.

        The Meritas Schools have excellent reputations in their markets and, similar to our schools, focus on delivering personalized instruction to help maximize every student's academic achievement. The Meritas Schools in Switzerland and North America offer a U.S. curriculum, which will provide us with a platform for accessing a large portion of the global premium schools market. In addition, the boarding program provided by the Swiss and U.S. schools will complement our existing boarding offering and provide us with boarding expertise in the U.S. for the first time. The Meritas Schools maintain a strong, global boarding student recruitment team, which we will use to drive enrollment at our existing boarding schools, Collège Champittet and Collège Beau-Soleil in Switzerland and Regents International School Pattaya in Thailand, as well as at the Meritas Schools.

        In addition, the acquisition of the Meritas Schools is a strong fit with our global growth strategy and will improve the balance among our geographic regions by increasing our presence in the U.S. and Switzerland. The following table presents regional enrollments as of May 1, 2015 for Nord Anglia Education and the combined group:

	Nord Anglia Education as of May 1, 2015	% of Total	Nord Anglia Education and the Meritas Schools combined as of May 1, 2015	% of Total
Full-time equivalent students:
China	5,321	22.2	5,512	17.2
Europe	4,664	19.4	6,542	20.4
Middle East/South East Asia	11,154	46.5	11,154	34.8
North America	2,849	11.9	8,863	27.6

Total	23,988	100.0	32,071	100.0

        In 2014, we would have derived 24%, 31%, 19% and 26% of our premium schools revenue from China, Europe, ME/SEA and North America, respectively, giving pro forma effect to the Meritas Schools acquisition and the BIS Vietnam acquisition as though they had occurred on September 1, 2013. See "—Summary Historical and Unaudited Pro Forma Condensed Combined Financial and Operating Data—Supplemental Financial Data."

        The Meritas Schools in North America serve both expatriates and affluent local families and the schools in Switzerland and China serve primarily expatriates. We estimate that the Meritas Schools' overall student mix is approximately 43% expatriates and 57% local students. The schools are not directly exposed to government funding risk as all of their revenues are derived from private sources.

        We estimate that following the completion of the acquisition of the Meritas Schools, our overall student mix will be approximately 63% expatriates and 37% local students.

        For the six months ended February 28, 2015, our pro forma revenue, profit for the period and Adjusted EBITDA after giving effect to the acquisition of the Meritas Schools and BIS Vietnam would have been $430.6 million, $25.8 million and $111.1 million, respectively. For the year ended August 31, 2014, our pro forma revenue, loss for the period and Adjusted EBITDA after giving effect to the acquisition of the Meritas Schools and BIS Vietnam would have been $734.2 million, $87.3 million and $191.1 million, respectively.

Our Strengths

Global Market Leadership and Partner of Choice

        We believe we are the world's leading operator of premium international schools, with a network, before the acquisition of the Meritas Schools, of 35 premium schools in 29 locations in 14 countries. We are a trusted partner of key stakeholders, including governments, sellers of premium schools and real estate developers, and enjoy significant benefits of scale.

        Our strong reputation among governmental authorities, which recognize the importance of premium schools in attracting FDI, helps us secure schools in prime education markets. For example, in April 2013, following an extensive tender process, the Hong Kong Education Bureau awarded us a vacant school site in Kowloon, Hong Kong. This school was one of three allocated by the Hong Kong Education Bureau in 2013, and we were the only school operator without an established school in Hong Kong to be granted a campus. We opened the school in September 2014 with a capacity of 792 places.

        Sellers of premium schools often focus on the operating record, financial stability and reputation of potential buyers. Our acquisitions in China, Switzerland, Thailand, Singapore, Cambodia and Vietnam resulted from exclusive discussions with sellers who were primarily concerned with the success and reputation of their schools under new ownership. In addition, real estate developers and landlords seek school operators with a reputation for quality in order to enhance the value of their adjacent residential or retail real estate. For example, in Shanghai-Puxi we collaborated with a developer and the local government, who were eager to develop Puxi into an attractive location for expatriates. We started the school in 2005 with a capacity of 668 places and have increased capacity to 2,000 places, with all of the building expansion costs funded by the developer. Our growth and greater profile as a public company have led to increased interest from potential sellers of premium schools and real estate developers and landlords in connection with greenfield opportunities.

        Our reputation also helps create unique opportunities to improve our educational offering. For example, in February 2015 we announced The Juilliard-Nord Anglia Performing Arts Program, a multifaceted collaboration to provide an innovative arts education curriculum for students in grades K-12. Developed in conjunction with The Juilliard School, the world-renowned performing arts conservatory, the program seeks to inspire and equip our students with the skills, curiosity and cultural literacy to engage in the performing arts throughout their lives.

        Our market leadership and scale also enable us to:

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    recruit, develop and retain top-quality principals and teachers;

    •
    set tuition fees at the high end of each market;

    •
    apply best practices throughout our network, including cost management and control through benchmarking;

    •
    stay at the forefront of educational theory through our centralized education team and achieve educational synergies; and

    •
    offer initiatives, such as the Global Campus and The Juilliard-Nord Anglia Performing Arts Program, which develop our students into world-ready, global citizens.

Premium Quality Education with Strong Brand Recognition

        Our schools have excellent reputations and are among the most respected premium K-12 school brands in their markets. We focus on the needs of individual students and track each student's performance against personalized targets to help maximize every student's academic achievement.

        Our approach to education and the benefits of belonging to a global network of premium schools help to distinguish our schools from our competitors. For example, we have developed a supplementary learning platform, the Global Campus, which is accessible to all of our students from grade 4. The Global Campus Online is an Internet-based system that complements our curricula and allows our students to interact online with experts in various fields and collaborate with students at any of our schools around the world. This innovative learning environment creates independent learners, prepares students for future university study and helps them to become global citizens. As part of the Global Campus, students also have opportunities to come together from around the world and take part in unique experiences in the Global Campus Worldwide. In 2014, our Global Campus Worldwide brought 100 students from 18 schools in 11 countries to Tanzania for an eight-day transformational learning experience, and in 2015 our Global Orchestra Challenge invited students of all ages from all of our schools to audition for choir, soloist and instrumental ensembles which will join together in New York for a week-long residential program culminating in a public performance to celebrate their musical accomplishments in June 2015.

        Although our admissions policy is not based on academic ability, and English is not the first language of many of our students, our students' standardized examination results well exceed global averages. In 2014, our International Baccalaureate Diploma Program ("IBDP") pass rate equaled 92.8% compared to the IB World Average of 79.0%, and 15.9% of our IBDP students scored over 40 points out of 45, compared with the IB World Average of 6.5%. In 2014, nearly one out of three of our graduates matriculated to one of the world's top 100 universities in QS World University Rankings.

        Our reputation for quality and a distinctive approach to education result in high referral rates, with 92% of parents of children at our schools whom we surveyed in the academic year 2014/2015 reporting that they would recommend our schools. Our reputation and attention to individual students are key to parents who choose our schools over competing schools.

        Our principals and teaching staff are highly qualified and experienced, and we recruit them through a rigorous hiring process. We are able to attract highly qualified staff through our international scale, reputation for quality and competitive compensation packages. We emphasize ongoing professional development and a policy to promote from within to attract and retain teachers. Initiatives such as Nord Anglia University, which provides comprehensive professional training programs for teachers and principals, underscore our commitment to professional development.

        In our drive to align our teacher recruitment practices with our status as the leading global premium schools organization, we launched the Outstanding Teachers for Outstanding Schools project ("OTOS") across our network of schools in August 2012. OTOS aims to attract premium candidates, maintain an outstanding recruitment process and ensure that we select the highest quality candidates. As part of OTOS, we hold an annual teacher recruitment event in London that is exclusive to Nord Anglia Education's schools. We believe we are the only premium schools organization to host an exclusive event of this nature. Our OTOS recruitment event held in London in January 2015 attracted 9,688 applications for 284 job advertisements for our schools.

Superior Business Model

        Our business model emphasizes operational efficiency and uses a data-driven approach to enhance student achievement, growth and profitability. Our global, regional and school teams track and analyze key performance indicators and we refine our operating strategy accordingly.

        We focus on the following key areas of our operations:

•
Academic quality assurance:  We monitor the academic quality of our schools and assess the quality of schools we acquire through a structured quality review framework that includes an annual review by our central Schools' Academic Performance Board. In addition, we perform ad hoc assessments of schools as required. We evaluate the achievement of students, the quality of teaching, the behavior and safety of students, the quality of school leadership and management and overall effectiveness.

•
Student recruitment:  We have a systematic approach to student recruitment. Our comprehensive recruitment strategies are adapted to each school's local market and executed by each school's principal, admissions team and marketing manager. We use a relationship management system to monitor an applicant's file from initial inquiry through enrollment.

•
Pricing:  We monitor local market trends, including economic developments and supply and demand dynamics, to set tuition fees.

•
Cost management:  We use metrics-based management throughout our school operations to enhance efficiencies. We achieve operational efficiencies through various means, including efficient class scheduling and optimizing our teaching resources. We accomplish this by minimizing teachers' administrative responsibilities, allowing them to spend more time focused on teaching.

•
Capacity planning:  Our expertise in planning and adding capacity to meet demand enables us to manage growth by efficiently utilizing capacity at existing schools and expanding as necessary. We also work with architectural consultants who specialize in optimizing school configurations. Our approach to growing our network of schools is highly analytical, includes the use of demographic and economic models and we often commission third-party market research to identify opportunities for expansion.

        We use a balanced scorecard of key performance indicators that measures each school's performance from the perspective of all stakeholders, including parents, students, teachers and investors. Our balanced scorecard evaluates each school based on student safety, student performance, financial performance, staff performance and marketing and admissions. By regularly monitoring key performance indicators at each school, we can ensure that its operations meet our expectations. We learn of potential problems at any school in real time and intervene as required. This helps us maintain consistency across our schools and allows us to quickly integrate newly acquired or greenfield schools, which makes our business highly scalable.

Capital-Light, Returns-Focused Approach to Growth

        We have significantly grown our business while driving high returns on capital. Our capital-light expansion strategy focuses on securing high-quality, purpose-built schools through long-term leases, with the construction cost of many of our schools funded by real estate developers. When we acquire existing schools, we often acquire the operating businesses and enter into long-term leases with the sellers who retain ownership of the real estate.

        Three of the Meritas Schools, the Village School, North Broward Preparatory School and Windermere Preparatory School, own the property on which their campuses are built. Following the completion of the acquisition, we may consider entering into sale lease-back agreements with respect to some or all of these properties, which would provide additional capital for general corporate purposes, including to fund future acquisitions or repay debt.

Highly Attractive Financial Profile

•
High Visibility and Predictability:  We operate a highly visible and predictable business. Average student tenure across our network in the last three years was 3.6 years. Giving pro forma effect to our acquisition of BIS Vietnam and expected acquisition of the Meritas Schools, our average tenure in the last two years would have been 4.4 years. In our latest academic year we lost only 2% of our students for reasons related to academic quality, student needs or tuition levels, based on parent responses to our exit surveys. At a majority of our schools, our terms and conditions require a full term's notice of withdrawal for a refund of prepaid tuition. The final academic term at most of our schools starts in April of each year and historically we have had few requests for refunds. We track inquiries and visits to estimate new enrollments. In fiscal 2014, we converted 54% of prospective student visits to our schools into enrollments (excluding schools acquired in 2014). As a result, we can estimate in-year and year-to-year student re-enrollment, new enrollment and revenue.

•
Favorable Working Capital Dynamics:  We received approximately 55% of our fiscal 2014 schools' revenue before August 31, 2013. We collected an additional 26% of our schools' revenue prior to January 2014, and an additional 13% prior to April 2014. The timing of our schools' revenue collection allows us to finance our operating expenses principally with pre-paid tuition fees.

•
Price Inelasticity Supported by Private Pay Model:  We have been able to increase our tuition fees at an average of approximately 4-5% per annum over the last three years (which exceeds the median rate of inflation in the markets where our schools are located), while continuing to grow enrollment organically. Similarly, the Meritas Schools have increased tuition fees at an average of 4-5% per annum over the last three years. Our private pay model insulates our schools from volatility in government funding resulting from changing economic conditions or policies. The high quality of our schools supports our premium pricing. A majority of our tuition fees are directly or indirectly paid by employers, who we believe accept price increases because education allowances typically represent only a small percentage of an expatriate's total compensation. We believe self-funding expatriates and affluent local families also accept our price increases because of the importance they place on a quality education for their children.

•
Strong Margins:  Our premium pricing and operating efficiencies result in strong margins. In fiscal 2014, our Adjusted EBITDA margin was 26.8%. With capacity utilization of 69% as of May 1, 2015, we have significant scope to expand our margins by growing enrollments without increasing capacity.

Experienced Management Team with Local and Global Expertise

        Our management team combines seasoned executives with experience in running publicly listed companies and leading education specialists. Andrew Fitzmaurice has been our CEO for more than 12 years and was CEO when Nord Anglia Education plc was listed on the main board of the London Stock Exchange. Over the last several years, we have bolstered our senior management team with a number of significant appointments, including our corporate development director, human resources director and marketing director. Our senior management team is supported by experienced regional managers and local school administrators who implement our operating philosophy in each of our markets.

Our Strategies

Continue to Deliver High-Quality Education and Strong Outcomes for Students

        Our commitment to quality will remain the foundation of our operating performance and growth. We will continue to offer our students an excellent education, recruit and retain experienced and highly qualified principals and teachers and strive to help each student achieve high academic performance. We believe that building upon our reputation for quality and ensuring that our schools live up to the expectations of students and parents are key to strengthening our position as the world's leading international operator of premium schools.

Increase Student Enrollments at Our Existing Schools

        We aim to continue to increase enrollments by applying our systematic processes for generating inquiries, converting inquiries to enrollments and retaining existing students. Our school principals lead the recruitment effort with dedicated admissions and marketing teams. We generate inquiries and visits through referrals and digital and other marketing activities. In fiscal 2014, we converted 54% of prospective student visits to our schools into enrollments (excluding schools acquired in fiscal 2014).

Continue Price Leadership

        We will continue to invest in our teachers and campuses to enable us to consistently provide high-quality premium education. Improving our schools supports our strong reputation in the markets where we operate, which we expect will allow us to continue increasing prices in excess of inflation.

Increase Capacity

        Since our initial public offering, we have added 12,802 seats of capacity to our global network. Using our capital-light, returns-focused approach, we plan to continue expanding capacity at existing schools, opening new campuses on greenfield sites and pursuing acquisitions.

•
Capacity Expansion at Our Existing Schools.  We intend to expand capacity at our existing schools where market demand supports additional places. We will continue to develop our relationships with real estate developers and landlords, who we expect will continue to fund our capacity expansion. Our systematic approach to capacity expansion has enabled us to add 2,672 places to existing schools since August 31, 2008, 692 of which we added following the completion of our initial public offering in March 2014.

•
Greenfield Expansion in Existing and New Markets.  We will continue to strategically open new schools in markets where we currently operate and in attractive new markets. We have successfully completed ten greenfield projects since 1992. Since the completion of our initial public offering in March 2014, we have added 2,912 seats of capacity through greenfield developments. In addition, we have a greenfield project under development in Chicago where we are partnering with a real estate developer to build a second campus with approximately 1,100 places to open in September 2015. We also have a new campus under development with 2,000 places for our school in Houston. We expect to open the new Houston campus in September 2016 and our existing campus will relocate to the new campus at that time.

In many new markets, our global market leadership and premium quality attract inquiries from governments, real estate developers and landlords. Governments and business and trade associations recognize that the availability of premium quality education for the children of expatriate employees is critical to attracting FDI from corporations.

•
Pursue Acquisitions.  An abundance of single- and multi-site operators provides a continuous supply of incremental acquisition opportunities. Potential sellers often engage with us in exclusive negotiations because of our reputation, success at integrating schools, capital resources and interest in keeping sellers involved as landlords and consultants without the ongoing responsibility of operating the school. Our growth and greater profile as a public company have led to increased interest from potential sellers of premium schools. We evaluate each potential acquisition using a returns-based approach focused upon the school's quality, reputation, curriculum, local market dynamics, tuition levels, financial position and opportunities for growth. Once we acquire a school, our proven operating model drives educational improvements, enrollment growth and operational efficiencies. We have a highly successful record of acquiring and integrating schools, having purchased and integrated 25 schools since the end of fiscal 2008. We have acquired six schools with aggregate capacity of 9,198 following the completion of our initial public offering in March 2014.

Risks Related to Our Business

        Our ability to achieve our goals and execute our strategies is subject to risks and uncertainties. We believe the following are the major risks and uncertainties that may materially affect us:

    •
    changes in our key industry drivers, globalization and FDI, may materially adversely affect our business;

    •
    increased competition in the premium school market could reduce our enrollments;

    •
    our inability to increase or maintain our tuition fees may materially adversely affect our financial performance;

    •
    damage to our reputation, including as a result of our staff failing to appropriately supervise children under their care, could reduce our enrollments; and

    •
    risks related to our acquisition of schools.

        See "Risk Factors" and "Special Note Regarding Forward-Looking Statements" in this prospectus supplement for detailed discussions of these and other risks and uncertainties associated with our business and investing in our ordinary shares.

Corporate Information

        Our principal executive offices are located at Level 12, St. George's Building, 2 Ice House Street Central, Hong Kong. Our telephone number at this address is +852-3951-1100. Our registered office is located at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        Investor inquiries should be directed to us at the address and telephone number of our principal executive offices. Our website is www.nordangliaeducation.com. The information contained on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017.

The Offering

Ordinary shares we are offering	4,800,000 shares
Ordinary shares the selling shareholders are offering	1,900,000 shares
Ordinary shares outstanding immediately after this offering	103,631,111 shares
Option to purchase additional ordinary shares	Premier Education Holdings Ltd has granted the underwriters a 30-day option to purchase up to 1,005,000 shares.
Use of Proceeds

We estimate that our net proceeds from this offering will be approximately $115.0 million, based on the assumed offering price of $26.29 per share, the closing price of our shares on the New York Stock Exchange on June 5, 2015. We intend to use the net proceeds of this offering to partially fund the acquisition of the Meritas Schools. If we do not complete the acquisition of the Meritas Schools, we will use the net proceeds of this offering for general corporate purposes. See "Use of Proceeds."

We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.
New York Stock Exchange symbol	NORD

        The number of ordinary shares outstanding immediately after this offering excludes up to 9,800,000 additional ordinary shares reserved for future grants under our stock option plan or issuable upon exercise of options already granted.

Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial and Operating Data

        The following historical summary consolidated income statement data for the years ended August 31, 2012, 2013 and 2014 and consolidated balance sheet data as of August 31, 2013 and 2014 have been derived from our audited consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our report on Form 6-K furnished to the SEC on May 29, 2015. Our historical summary consolidated income statement data for the six months ended February 28, 2014 and 2015 and consolidated balance sheet data as of February 28, 2015 have been derived from our unaudited interim consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our report on Form 6-K furnished to the SEC on May 29, 2015. Our consolidated financial statements have been prepared in accordance with IFRS. The historical financial information presented below for periods prior to January 1, 2015, the date on which we gained control of BIS Vietnam, does not reflect the acquisition or BIS Vietnam's results of operations.

        In preparing our financial statements for the six months ended February 28, 2015, we changed our accounting policy for expenses in respect of premium school land and building operating leases and depreciation charges arising from tangible assets owned by premium schools. These expenses are now treated as a direct cost and are included in cost of sales. Previously, such expenses were recognized as part of selling and administrative expenses. We consider this new policy to be more in line with market practice. This change does not affect revenue, operating profit, profit for the period, earnings per share, Adjusted EBITDA, Adjusted Net Income or Adjusted Earnings per Share and does not affect the financial covenants under our senior secured term loan facility. Our consolidated financial information for the years ended August 31, 2012, 2013 and 2014 incorporated by reference to the report on Form 6-K furnished to the SEC on May 29, 2015 has been retrospectively adjusted to reflect this change in accounting policy.

        The following unaudited pro forma combined financial information has been derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus supplement. The following unaudited pro forma combined balance sheet data as of February 28, 2015 gives effect to our expected acquisition of the Meritas Schools and related financings and the financing of our acquisition of BIS Vietnam as though they had occurred on February 28, 2015. The following unaudited pro forma combined income statement data for the year ended August 31, 2014 and the six months ended February 28, 2015 and 2014 give effect to our acquisition of BIS Vietnam and expected acquisition of the Meritas Schools and the related financings as though they had each occurred on September 1, 2013. The unaudited pro forma condensed combined financial information is derived from the historical consolidated or combined financial statements of our company, BIS Vietnam and the Meritas Schools incorporated in this prospectus supplement and the accompanying prospectus by reference to our report on Form 6-K furnished to the SEC on May 29, 2015, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus supplement.

        The historical and pro forma financial and operating results presented below are not necessarily indicative of our results for any future fiscal period. You should read the summary consolidated financial data set forth below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated in this prospectus supplement and the accompanying prospectus by reference to our report on Form 6-K furnished to the SEC on May 29, 2015.

Income Statement Data

	For the year ended August 31,				For the six months ended February 28,
	2012	2013	2014	2014	2014	2014	2015	2015
	Actual	Actual	Actual	Pro forma(1)	Actual	Pro forma(1)	Actual	Pro forma(1)
			(unaudited)			(unaudited)
	(in millions of dollars, except per share data)
Consolidated Income Statement Data:
Revenue	274.4	323.7	474.6	734.2	271.9	386.4	318.3	430.6
Cost of sales	(162.4)	(190.4)	(280.3)	(429.2)	(157.9)	(236.9)	(188.6)	(260.9)

Gross Profit	112.0	133.3	194.3	305.0	114.0	149.5	129.7	169.7

Selling, general and administrative expenses	(58.3)	(64.5)	(92.9)	(154.5)	(41.8)	(65.7)	(58.4)	(86.8)
Depreciation	(0.3)	(0.4)	(2.0)	(2.1)	(0.5)	(0.8)	(0.4)	(0.5)
Amortization	(3.5)	(5.7)	(10.4)	(20.2)	(4.9)	(9.8)	(7.0)	(10.8)
Impairment of goodwill	(10.7)	—	—	—	—	—	—	—
Exceptional items	(12.5)	(17.7)	(100.2)	(102.6)	(2.5)	(4.2)	(2.7)	(4.4)

Total selling, general and administrative expenses	(85.3)	(88.3)	(205.5)	(279.4)	(49.7)	(80.5)	(68.5)	(102.5)

Operating profit/(loss)	26.7	45.0	(11.2)	25.6	64.3	69.0	61.2	67.2
Finance income	2.0	2.3	2.0	3.5	1.1	1.5	1.3	1.8
Shareholder loan notes accrued interest	(25.4)	—	—	—	—	—	—	—
Bank loans, notes and overdrafts	(22.9)	(50.9)	(54.6)	(79.7)	(34.1)	(46.7)	(13.2)	(25.8)
Other finance expenses	(1.4)	(0.4)	(0.9)	(12.6)	—	(6.8)	(1.4)	(7.6)

Net financing expense(2)	(47.7)	(49.0)	(53.5)	(88.8)	(33.0)	(52.0)	(13.3)	(31.6)

Profit/(loss) before income tax	(21.0)	(4.0)	(64.7)	(63.3)	31.3	16.9	47.9	35.6
Income tax expense	(16.4)	(19.3)	(25.7)	(24.0)	(13.2)	(9.1)	(13.2)	(9.8)

Profit/(loss) after income tax	(37.4)	(23.3)	(90.4)	(87.3)	18.1	7.8	34.7	25.8

Profit/(loss) attributable to:
- Owners of the parent	(37.4)	(23.3)	(90.4)	(88.9)	18.1	7.3	34.4	24.9
- Non-controlling interest	—	—	—	1.7	—	0.5	0.3	0.9

Profit/(loss) for the period	(37.4)	(23.3)	(90.4)	(87.3)	18.1	7.8	34.7	25.8

Earnings per ordinary share(3) (in dollars)
Basic	(0.52)	(0.34)	(1.07)	(0.98)	0.24	0.09	0.35	0.24
Diluted	(0.52)	(0.34)	(1.07)	(0.98)	0.24	0.09	0.35	0.24

Balance Sheet Data

	As of August 31,		As of February 28,
	2013	2014	2015	2015
	Actual	Actual	Actual	Pro forma(1)
			(unaudited)
	(in millions of dollars)
Consolidated Balance Sheet Data:
Cash and cash equivalents	171.1	166.2	97.3	101.7
Other current assets	84.2	96.4	55.9	70.2
Total non-current assets	895.7	972.2	1,151.5	1,874.1

Total assets	1,151.0	1,234.8	1,304.7	2,046.1

Total current liabilities	(402.4)	(413.1)	(436.9)	(412.1)
Total non-current liabilities	(728.6)	(627.6)	(663.8)	(1,294.2)

Total equity	20.0	194.1	204.0	339.8

Total equity and liabilities	1,151.0	1,234.8	1,304.7	2,046.1

(1)
For information about the calculation of pro forma amounts, see "Unaudited Pro Forma Condensed Combined Financial Information."

(2)
We intend to finance the acquisition of the Meritas Schools with the net proceeds of this offering (estimated to be approximately $115.0 million) and debt financing. We expect to incur such additional debt and complete the acquisition by June 30, 2015. The terms of any incremental borrowings will depend on market conditions and other factors. The pro forma amounts shown assume incremental debt of $119.1 million with a face value of $123.1 million to partially fund the BIS Vietnam acquisition and incremental debt of $416.5 million with a face value of $450.0 million to partially finance the Meritas Schools acquisition, as if the incremental debt had been outstanding since the beginning of the period at a blended interest rate of 4.69%. A 0.125% increase or decrease in the blended rate would increase or decrease other finance expenses by $0.7 million for the year ended August 31, 2014 and $0.4 million for the six months ended February 28, 2015 and 2014. On completion of the BIS Vietnam acquisition we incurred $150.0 million of incremental loans under our senior secured term loan facility, $123.1 million of which was used to partially fund the BIS Vietnam acquisition.

(3)
Earnings per ordinary share is calculated by dividing profit/(loss) for the period attributable to owners of the parent by the weighted average ordinary shares outstanding for the period. For the fiscal years 2012 and 2013 the basic and diluted weighted average ordinary shares outstanding were 74.0 million ordinary shares. For the year ended August 31, 2014, the basic and diluted weighted average ordinary shares outstanding were 85.1 million ordinary shares. On completion of our initial public offering on March 31, 2014, we issued 21.8 million ordinary shares and all previously existing preference shares and classes of ordinary shares were converted into 75.9 million ordinary shares of par value $0.01 per share. For the six months ended February 28, 2015 the basic and diluted weighted average ordinary shares outstanding were 97.7 million and 97.8 million ordinary shares, respectively. For the six months ended February 28, 2014 the basic and diluted weighted average ordinary shares outstanding were 75.9 million and 76.6 million ordinary shares, respectively. For information about the calculation of pro forma amounts, see "Unaudited Pro Forma Condensed Combined Financial Information."

Key Operating Data

	For the year ended August 31,				For the six months ended February 28,
	2012	2013	2014	2014	2014	2014	2015	2015
	Actual	Actual(1)	Actual	Pro forma	Actual	Pro forma	Actual	Pro forma
				(unaudited)	(unaudited)
Key Operating Data:
Full-time equivalent students (average for the period)(2)
China	3,622	4,075	4,827	4,974	4,812	4,959	5,183	5,374
Europe	3,775	3,838	4,514	6,423	4,501	6,402	4,602	6,478
Middle East/South East Asia	783	2,112	5,230	8,390	4,964	8,108	8,605	10,769
North America	—	254	2,742	8,475	2,726	8,450	2,795	8,796

Total	8,180	10,279	17,313	28,262	17,003	27,919	21,185	31,417

Capacity (average for the period)(3)
China	5,360	5,375	6,964	8,014	6,964	8,014	7,756	8,806
Europe	4,342	4,496	5,322	7,797	5,322	7,797	6,084	8,559
Middle East/South East Asia	1,500	2,909	5,961	13,609	5,691	13,339	11,638	16,736
North America	—	366	3,760	11,347	3,760	11,347	3,760	11,615

Total	11,202	13,146	22,007	40,767	21,737	40,497	29,238	45,716

Utilization (average for the period)(4)
China	68%	76%	69%	62%	69%	62%	67%	61%
Europe	87%	85%	85%	82%	85%	82%	76%	76%
Middle East/South East Asia	52%	73%	88%	62%	87%	61%	74%	64%
North America	—	69%	73%	75%	72%	74%	74%	76%

Total	73%	78%	79%	69%	78%	69%	72%	69%

Revenue per FTE (in thousands of dollars)(5)
China	30.8	33.8	34.3	34.2	20.1	19.9	20.7	20.4
Europe	29.5	30.2	30.1	35.0	17.8	18.2	16.8	17.5
Middle East/South East Asia	12.5	16.1	16.4	16.2	9.3	8.3	9.8	9.1
North America	—	31.1	25.1	21.8	14.9	11.2	15.3	11.7

Total	28.4	28.7	26.4	25.3	15.5	13.5	14.7	13.5

(1)
Does not include the full year impact of our acquisition of WCL Group, which we completed on May 22, 2013.

(2)
We calculate average FTEs for a period by dividing the total number of FTEs at each calendar month end in the period by the number of calendar months in the period.

(3)
We calculate average capacity for a period as the total number of FTEs that can be accommodated in a school based on its existing classrooms at each academic calendar month divided by the number of months in such period.

(4)
We calculate utilization during a period as a percentage equal to the ratio of average FTEs for the period divided by average capacity for the period.

(5)
We calculate revenue per FTE by dividing our revenue from our schools for the period by the average FTEs for the period. For information about the calculation of pro forma revenue, see "Unaudited Pro Forma Condensed Combined Financial Information."

Supplemental financial data

	For the year ended August 31,				For the six months ended February 28,
	2012	2013	2014	2014	2014	2014	2015	2015
	Actual	Actual	Actual	Pro forma(1)	Actual	Pro forma(1)	Actual	Pro forma(1)
				(unaudited)	(unaudited)
	(in millions of dollars)
Supplemental Financial Data:(2)
Revenue (segment)
Premium Schools
China	111.5	137.7	165.6	170.0	96.7	98.7	107.1	109.6
Europe	111.2	115.8	136.0	225.0	79.9	116.4	77.4	113.5
ME/SEA	9.8	33.9	86.0	136.1	46.0	67.7	84.4	98.2
North America	—	7.9	68.8	184.9	40.7	95.0	42.6	102.5

Total Premium Schools	232.5	295.3	456.4	716.0	263.3	377.8	311.5	423.8
Other	41.9	28.4	18.2	18.2	8.6	8.6	6.8	6.8

Total Revenue	274.4	323.7	474.6	734.2	271.9	386.4	318.3	430.6

Adjusted EBITDA (segment)
Premium Schools
China	53.8	66.8	78.4	77.5	46.3	45.9	51.6	51.3
Europe	25.6	22.7	26.0	52.1	18.6	24.2	15.7	20.6
ME/SEA	(3.8)	5.9	22.2	38.6	12.4	18.3	23.4	25.2
North America	—	0.3	23.2	55.1	15.5	29.0	15.1	31.4

Total Premium Schools	75.6	95.7	149.8	223.4	92.8	117.5	105.8	128.5
Other	10.3	6.6	4.0	4.0	1.0	1.0	0.8	0.8
Central and regional expenses	(15.7)	(22.8)	(26.4)	(36.3)	(12.4)	(16.9)	(14.8)	(18.2)

Adjusted EBITDA	70.2	79.5	127.4	191.1	81.4	101.5	91.8	111.1
Adjusted Net Income	(4.4)	(1.3)	22.8	33.0	23.4	17.8	45.9	42.8

(1)
For information about the calculation of certain pro forma amounts, see "Unaudited Pro Forma Condensed Combined Financial Information."

(2)
We use EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Ordinary Share, Adjusted Cost of Sales and Adjusted Gross Profit as supplemental financial measures of our operating performance. We define EBITDA as (loss)/profit for the period plus income tax expense, net financing (expense)/income, exceptional items, impairment of goodwill, amortization and depreciation, and we define Adjusted EBITDA as EBITDA adjusted for the items set forth in the table below. We define Adjusted Net Income as Adjusted EBITDA adjusted for the items in the table below. We define Adjusted Earnings per Ordinary share as Adjusted Net Income divided by the weighted average ordinary shares outstanding for the period. We define Adjusted Cost of Sales as cost of sales excluding Premium School land and building operating lease costs and depreciation charges arising from tangible assets owned by Premium Schools, and we define Adjusted Gross Profit as revenue less Adjusted Cost of Sales. EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Ordinary Share, Adjusted Cost of Sales and Adjusted Gross Profit are not standard measures under IFRS. These measures should not be considered in isolation or construed as alternatives to cash flows, net income, earnings per ordinary share or any other measure of financial performance or as indicators of our operating performance, liquidity, profitability or cash flows generated by operating, investing or financing activities. We may incur expenses similar to the adjustments in this presentation in the future and certain of these items could be recurring. EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Ordinary Share, Adjusted Cost of Sales and Adjusted Gross Profit presented herein may not be comparable to similarly titled measures presented by other companies.

Reconciliation of Adjusted Cost of Sales, Adjusted Gross Profit, EBITDA, Adjusted EBITDA and Adjusted Net Income

For the year ended August 31,	For the six months ended February 28,
2012	2013	2014	2014	2014	2014	2015	2015
Actual	Actual	Actual	Pro forma(1)	Actual	Pro forma(1)	Actual	Pro forma(1)
(unaudited)	(unaudited)
(in millions of dollars, except per share data)
Revenue	274.4	323.7	474.6	734.2	271.9	386.4	318.3	430.6
Cost of Sales	(162.4)	(190.4)	(280.3)	(429.2)	(157.9)	(236.9)	(188.6)	(260.9)
Rent Premium Schools	26.3	31.5	44.5	55.5	23.1	28.0	24.9	29.7
Depreciation Premium Schools	9.6	11.3	21.4	37.2	10.2	18.0	14.4	22.2
Adjusted cost of Sales	(126.5)	(147.6)	(214.4)	(336.5)	(124.6)	(190.9)	(149.3)	(209.0)

Adjusted Gross Profit	147.9	176.1	260.2	397.8	147.3	195.5	169.0	221.7
(Loss)/profit for the period	(37.4)	(23.3)	(90.4)	(87.3)	18.1	7.8	34.7	25.8
Income tax expense	16.4	19.3	25.7	24.0	13.2	9.1	13.2	9.8
Net financing expense	47.7	49.0	53.5	88.8	33.0	52.0	13.3	31.6
Exceptional items(2)	12.5	17.7	100.2	102.6	2.5	4.2	2.7	4.4
Impairment of goodwill(3)	10.7	—	—	—	—	—	—	—
Amortization	3.5	5.7	10.4	20.2	4.9	9.8	7.0	10.8
Depreciation	0.3	0.4	2.0	2.1	0.5	0.8	0.4	0.5
Depreciation in cost of sales	9.6	11.3	21.4	37.2	10.2	18.0	14.4	22.2

EBITDA	63.3	80.1	122.8	187.6	82.4	101.7	85.7	105.1
Loss on disposal of property, plant and equipment(4)	0.3	0.1	0.1	0.4	—	0.7	0.3	0.2
Exchange loss/(gain)(5)	4.6	(4.0)	(4.0)	(5.4)	(4.6)	(4.5)	4.6	4.6
Pre-acquisition and corporate restructuring(6)	0.6	—	—	—	—	—	—	—
Share based payments(7)	0.6	0.1	3.1	3.1	2.4	2.4	1.2	1.2
Management fees(8)	—	3.3	1.2	1.2	1.0	1.0	—	—
Greenfield schools pre-opening costs(9)	—	—	4.1	4.1	—	—	—	—
Other	0.8	(0.1)	0.1	0.1	0.2	0.2	—	—

Adjusted EBITDA(10)	70.2	79.5	127.4	191.1	(14)	81.4	101.5	(14)	91.8	111.1	(14)
Depreciation	(9.9)	(11.7)	(23.4)	(39.3)	(10.7)	(18.8)	(14.8)	(22.7)
Net Financing Expense	(47.7)	(49.0)	(53.5)	(88.8)	(33.0)	(52.0)	(13.3)	(31.6)
Income Tax Expense	(16.4)	(19.3)	(25.7)	(24.0)	(13.2)	(9.1)	(13.2)	(9.8)
Tax Adjustments(11)	(0.6)	(0.8)	(2.0)	(4.3)	(1.1)	(3.2)	(4.3)	(3.3)
Non-Controlling Interest	—	—	—	(1.7)	—	(0.6)	(0.3)	(0.9)

Adjusted Net Income	(4.4)	(1.3)	22.8	33.0	23.4	17.8	45.9	42.8

Adjusted Earnings per Ordinary Share (in dollars)(12)
Basic	(0.06)	(0.02)	0.27	0.36	0.31	0.22	0.47	0.41
Diluted	(0.06)	(0.02)	0.27	0.36	0.30	0.22	0.47	0.41

(1)
For information about the calculation of pro forma amounts, see "Unaudited Pro Forma Condensed Combined Financial Information."

(2)
Exceptional expenses primarily related to the acquisition of schools, including associated transaction and integration costs. In fiscal 2012 and 2013, exceptional items included expenses primarily related to the acquisition of schools, including associated transaction and integration costs, and transaction management fees paid to Premier Education Holdings Ltd or its affiliates associated with our notes issuances. In fiscal 2014, exceptional items primarily related to the costs associated with our initial public offering and refinancing and expenses related to the acquisitions of schools, including associated transaction and integration costs. In fiscal 2014, we incurred exceptional charges of $89.9 million related to the redemption of our outstanding notes, including the release of $12.9 million of prepaid costs. For the six months ended February 28, 2015, exceptional items related primarily to the acquisition of schools, including BIS Vietnam.

(3)
In fiscal 2012, impairment of goodwill included the non-cash impairment charge on the remaining balance of the goodwill relating to learning services in the Middle East.

(4)
Includes loss on disposal of property, plant and equipment associated with the termination of learning services contracts in the UK.

(5)
Represents foreign currency translational losses/(gain) primarily associated with our inter-company balances.

(6)
In fiscal 2012, represents costs associated with changes to our corporate structure and lending arrangements to enable us to acquire our schools in Switzerland. In fiscal 2013 pro forma, represents costs incurred by WCL Group in connection with our acquisition of WCL Group.

(7)
Represents non-cash charges associated with equity investments in our company by members of management.

(8)
Represents management fees paid to Premier Education Holdings Ltd.

(9)
In fiscal 2014, includes the pre-opening costs associated with the opening of our schools in Hong Kong and Dubai in September 2014.

(10)
Does not include (i) $5.9 million of cost synergies per year, primarily from the elimination of duplication in central corporate overhead costs, that we expect to realize from the Meritas Schools acquisition or (ii) $1.6 million to reflect the full-year impact of our acquisitions of our school in Cambodia in July 2014 and our school in Singapore in April 2014.

(11)
Represents the tax impact associated with the exclusion of certain costs including exceptional items and amortization in calculating Adjusted Net Income.

(12)
Calculated by dividing Adjusted Net Income for the period by the weighted average ordinary shares outstanding for the period. For the years ended August 31, 2012 and 2013 the basic and diluted weighted average ordinary shares outstanding were 74.0 million. For the year ended August 31, 2014, the basic and diluted weighted average ordinary shares outstanding were 85.1 million. For the three months ended February 28, 2015 the basic and diluted weighted average ordinary shares outstanding were 97.7 million and 97.8 million ordinary shares, respectively. For the three months ended February 28, 2014 the basic and diluted weighted average ordinary shares outstanding were 75.9 million ordinary shares. For the six months ended February 28, 2015 the basic and diluted weighted average ordinary shares outstanding were 97.7 million and 97.8 million ordinary shares, respectively. For the six months ended February 28, 2014 the basic and diluted weighted average ordinary shares outstanding were 75.9 million and 76.6 million ordinary shares, respectively. For information about the calculation of pro forma amounts, see "Unaudited Pro Forma Condensed Combined Financial Information."

(13)
The following unaudited pro forma supplementary financial data for the periods indicated give effect to our acquisition of BIS Vietnam and expected acquisition of the Meritas Schools and the related financings as though they had each occurred on September 1, 2013. The unaudited pro forma condensed combined financial information is derived from the historical consolidated or pro forma combined financial information of our company, BIS Vietnam and the Meritas Schools, after giving effect to accounting policy, pro forma and acquisition financing adjustments. For additional information, see "Unaudited Pro Forma Condensed Combined Financial Information."

	For the year ended August 31, 2014
	Historical Nord Anglia Education	BIS Vietnam Pro forma	Meritas Schools Pro forma	Pro forma combined
Revenue	474.6	50.1	209.5	734.2
Cost of Sales	(280.3)	(29.3)	(119.6)	(429.2)

Gross Profit	194.3	20.8	89.9	305.0

Profit / (loss) after income tax	(90.4)	6.4	(3.3)	(87.3)
Income tax expense	25.7	0.5	(2.2)	24.0
Net financing expense	53.5	(1.0)	36.3	88.8
Exceptional items	100.2	0.5	1.9	102.6
Amortization	10.4	6.7	3.1	20.2
Depreciation	2.0	0.1	—	2.1
Depreciation in cost of sales	21.4	3.0	12.8	37.2

EBITDA	122.8	16.2	48.6	187.6
Loss/(Gain) on disposal of PP&E	0.1	0.1	0.2	0.4
Exchange gain	(4.0)	0.1	(1.5)	(5.4)
Share based payments	3.1	—	—	3.1
Management fees	1.2	—	—	1.2
Greenfield schools pre-opening costs	4.1	—	—	4.1
Other	0.1	—	—	0.1

Adjusted EBITDA	127.4	16.4	47.3	191.1

	For the six months ended February 28, 2014
	Historical Nord Anglia Education	BIS Vietnam Pro forma	Meritas Schools Pro forma	Pro forma combined
Revenue	271.9	21.7	92.8	386.4
Cost of Sales	(157.9)	(14.1)	(64.9)	(236.9)

Gross Profit	114.0	7.6	27.9	149.5

Profit / (loss) after income tax	18.1	0.7	(11.0)	7.8
Income tax expense	13.2	(0.2)	(3.9)	9.1
Net financing expense	33.0	(0.3)	19.3	52.0
Exceptional items	2.5	0.0	1.7	4.2
Amortization	4.9	3.3	1.6	9.8
Depreciation	0.5	0.3	—	0.8
Depreciation in cost of sales	10.2	1.6	6.2	18.0

EBITDA	82.4	5.4	13.9	101.7
Loss/(Gain) on disposal of PP&E	—	0.5	0.2	0.7
Exchange gain	(4.6)	0.0	0.1	(4.5)
Share based payments	2.4	—	—	2.4
Management fees	1.0	—	—	1.0
Greenfield schools pre-opening costs	—	—	—	—
Other	0.2	—	—	0.2

Adjusted EBITDA	81.4	5.9	14.2	101.5

	For the six months ended February 28, 2015
	Historical Nord Anglia Education(a)	BIS Vietnam Pro forma	Meritas Schools Pro forma	Pro forma combined
Revenue	307.6	24.5	98.5	430.6
Cost of sales	(182.1)	(16.6)	(62.2)	(260.9)

Gross Profit	125.5	7.9	36.3	169.7

Profit / (loss) after income tax	31.5	2.2	(7.9)	25.8
Income tax expense	13.2	(0.1)	(3.3)	9.8
Net financing expense	13.4	(0.5)	18.7	31.6
Exceptional items	2.7	0.0	1.7	4.4
Amortization	7.0	2.2	1.6	10.8
Depreciation	0.4	0.1	—	0.5
Depreciation in cost of sales	13.8	1.6	6.8	22.2

EBITDA	82.0	5.5	17.6	105.1
Loss/(Gain) on disposal of PP&E	0.3	(0.0)	(0.1)	0.2
Exchange gain	4.6	—	(0.0)	4.6
Share based payments	1.2	—	—	1.2
Management fees	—	—	—	—
Greenfield schools pre-opening costs	—	—	—	—
Other	—	—	—	—

Adjusted EBITDA	88.1	5.5	17.5	111.1

  (a)
  Excludes January and February 2015 results of operations of BIS Vietnam, which were consolidated in our financial statements but excluded for purposes of the pro forma presentation.

RISK FACTORS

        An investment in our ordinary shares involves significant risks. You should carefully consider the risks described below and in our annual report on Form 20-F for the year ended August 31, 2014, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our ordinary shares. If any of the following risks materializes, our business, prospects, financial condition and results of operations could be materially harmed, the trading price of our ordinary shares could decline and you could lose all or part of your investment.

Risks Related to Our Business

         Adverse changes in key industry drivers may reduce demand for our schools.

        We believe that the key industry drivers for our schools include:

    •
    globalization and increasing FDI; and

    •
    a growing emphasis by parents on high-quality education for their children.

        Changes in our key industry drivers may materially adversely affect our business, prospects, results of operations and financial condition. For example, if FDI stock declines in one of the countries in which we operate, the number of expatriate families in that country may decrease, which could reduce demand for our schools. During the 2009/2010 academic year, attracting new students was more difficult than in previous and subsequent academic years, which we believe was due in part to the 2008 global financial crisis. Furthermore, as some of the emerging markets in which we operate reach a higher level of economic development and develop a more skilled local workforce, companies could increasingly rely on the local workforce and employ fewer expatriates, which could reduce our business if we are unable to adapt or attract local students.

        In addition, we believe that growth of GDP and individual disposable income in emerging markets tends to increase demand from local families, as they increase their focus and spending on premium quality education. Accordingly, decreases or limited growth in GDP or disposable income may reduce demand for our schools from local families and limit our ability to recruit and retain local students.

         Competition in the premium school market could reduce enrollments, increase our cost of recruiting and retaining students and teachers and put downward pressure on our tuition fees and profitability.

        We face competition from other schools in the locations in which we operate that target the children of expatriate and affluent local families. Some of our existing and future competitors may be able to devote greater resources than we can to the development and construction of schools offering premium quality education and respond more quickly to changes in parents' demands, admissions standards, market needs or new technologies. Moreover, our competitors may increase capacity in any of our markets to an extent that leads to an over-supply.

        If we are unable to differentiate our schools from those of our competitors and successfully market our schools to parents and students, we could face competitive pressures that reduce enrollment. If our enrollment falls, we may be required to reduce our tuition fees or increase spending in order to attract and retain students, which could materially adversely affect our business, prospects, results of operations and financial condition.

         We may be unable to manage our current operations and future growth.

        Our recent significant growth may strain our ability to manage our operations and integrate our acquisitions. Since September 1, 2012, we have acquired 19 schools and opened two new schools, 18 of which are in jurisdictions in which we had not previously operated schools—the United States, Qatar, Spain, Singapore, Cambodia, Hong Kong and Vietnam. In addition, we have signed a definitive agreement to acquire the Meritas Schools, one of which is in Mexico, where we do not have any operations.

        Acquiring or developing greenfield schools entails significant risks, including the following:

    •
    we may be unable to integrate acquired schools into our network or achieve expected cost savings or synergies from acquisitions without disrupting our operations or diverting management's attention or at all;

    •
    we may incorrectly evaluate the financial performance or potential of our acquisitions or greenfield developments or schools we acquire may have insufficient financial or operational resources;

    •
    we may be unable to successfully integrate and retain an acquired school's principal, teachers and other employees or adequately staff greenfield schools;

    •
    our use of cash to pay for acquisitions limits other potential uses of our cash and may deplete our cash reserves;

    •
    acquisitions may require substantial new capital, either by the issuance of debt or equity, and we may not be able to access the capital or loan markets or obtain new capital on terms acceptable to us, or at all. Increases in our level of indebtedness resulting from acquisitions may have significant implications for our future business and operations. See "—Risks Related to our Debt";

    •
    the development of greenfield projects may be delayed as a result of many factors, such as delays in obtaining government approvals or licenses, delays in acquiring possession of the project site, shortage of key supplies and skilled labor, construction accidents, natural catastrophes and adverse weather conditions, some of which are beyond our control;

    •
    cost overruns;

    •
    resistance from parents, teachers or administrators to an acquisition could reduce its value; and

    •
    we may incur write-offs, impairment charges, amortization expenses or other expenses related to goodwill and other intangible assets we record.

        These risks may increase when we expand into new countries or new cities in countries where we already operate. Managing the growth of a geographically diverse business involves significant risks and challenges. We may find it difficult to manage financial resources, implement uniform policies and standards and maintain our operational, management and technology systems across our global network. New markets also pose challenges related to cultural differences and relationships with local education authorities.

        If we are unable to manage our current operations, our growth strategy or the risks that we may encounter in expanding our operations into new markets, our business, prospects, results of operations and financial condition may be materially adversely affected.

         Acquisitions may expose us to liabilities.

        When we acquire a school, we may become subject to regulatory, licensing, litigation, tax and other liabilities based on circumstances we fail to discover in our due diligence review. When we do discover potential liabilities during our due diligence review, neither the valuation adjustment nor the contractual protections we negotiate may be sufficient to fully protect us from losses. Although we generally have rights to indemnification, our rights are limited by survival periods for bringing claims and limitations on the nature and amount of losses we may recover, and we cannot be certain that any indemnification will be collectible or sufficient in amount, scope or duration to fully offset any loss we may suffer. For example, we estimate that we face potential tax liabilities of up to $4.9 million as a result of one of our acquisitions. Although the seller indemnified us against tax liabilities, we cannot assure you that our estimate of our potential tax liability is accurate or that we would be able to recover the full amount of any potential losses.

         If we fail to increase or maintain our tuition fees, our financial performance may suffer.

        Tuition fees at our schools are among the highest in their markets. Factors that could affect our ability to increase or maintain our premium tuition fees include:

    •
    a decline in our reputation for quality;

    •
    resistance to tuition fee increases from parents and expatriates' employers as a result of difficult economic conditions or fee increases in recent academic years;

    •
    pricing pressure from other premium schools in our markets; and

    •
    government restrictions that limit our ability to increase tuition fees, such as those to which our schools in Qatar, Dubai and Abu Dhabi are subject.

        In addition, changes in expatriate compensation and benefits packages that alter the way in which employers pay for tuition fees may negatively affect our ability to increase or maintain our tuition fees. For example, if employers were to increasingly rely on cost of living adjustments in the form of lump sum payments in cash to expatriate parents rather than paying tuition fees directly, parents may become more price sensitive to tuition fees. Our inability to increase or maintain our tuition fees could materially adversely affect our business, prospects, financial condition and results of operations.

         Any damage to the reputation of any of our schools may adversely affect our overall business, prospects, results of operations and financial condition.

        Our reputation could be adversely affected under many circumstances, including the following:

    •
    members of our staff behave or are perceived to behave inappropriately or illegally;

    •
    members of our staff fail to appropriately supervise children under their care;

    •
    we fail to properly deal with an accident or other event that injures our students;

    •
    we fail to conduct proper checks on members of our staff who come into contact with children and young adults;

    •
    accidents, epidemics or other events adversely affect our students;

    •
    our students engage in inappropriate or illegal conduct;

    •
    we fail to obtain or lose a license, permit, accreditation or other authorization to operate a school;

    •
    poor-quality operators use names that create confusion with our schools or fraudulently use our brand name or the name of one of our schools;

    •
    we do not maintain consistent teaching quality or fail to deliver strong academic results;

    •
    the curricula in our schools are not perceived as being sufficiently high quality;

    •
    our school facilities do not meet the standards expected by parents and students of premium schools;

    •
    we close one or more of our schools; and

    •
    we become subject to litigation or other legal proceedings relating to any of the above or other matters.

        The likelihood that any of the foregoing occurs increases as we expand our network of schools. These events could influence the way our schools are viewed not only by our customers, but also by other constituencies in the education sector and the general public. Moreover, an event that directly damages the reputation of one of our schools could adversely affect the reputation and operations of our other schools. If our reputation declines, our overall business, prospects, results of operations and financial condition could be harmed.

         If we fail to enroll new students and re-enroll existing students, our financial performance may suffer.

        Increasing enrollments in our schools is critical to our financial performance. In our experience, approximately 28% of our students leave our schools each academic year, primarily due to expatriate relocations and graduation. If our recruitment efforts fail to increase enrollment or replace departing students, our financial performance may suffer. In addition, if we fail to maintain our quality of education, parents may choose not to re-enroll their children in our schools. If we are unable to recruit and retain students, our business, prospects, results of operations and financial condition (including working capital and cash flow) could be materially adversely affected.

         We may lose accreditations or permits that we require to operate our schools.

        In order to operate our schools, we maintain various accreditations from curriculum providers and permits from examination bodies, such as the International Baccalaureate Organization. To maintain our accreditations and permits, we must meet standards related to, among other things, performance, governance, institutional integrity, educational quality, staff, administrative capability, resources and financial stability. If any of our schools fails to meet these standards, it could lose its accreditations or permits, which could materially adversely affect our business, prospects, results of operations and financial condition.

         We may be unable to recruit, train and retain qualified and experienced principals and teaching staff.

        The process of hiring employees with the combination of skills and attributes required to implement our business strategy can be difficult and time-consuming. Our school principals in particular are key to the success of their schools. We face competition in attracting and retaining principals and teachers who possess the necessary experience and accreditation to teach at our schools. We may find it difficult to recruit principals and teachers who are willing to relocate to some of our international locations, and we must provide competitive compensation packages to attract and retain qualified individuals. Some of our principals and teachers remain at their school only for a limited time, which could affect our reputation in the market if we provide insufficient continuity. As we expand and add personnel, it may be difficult to maintain consistency in the quality of our principals and teachers. If we are unable to, or are perceived to be unable to, attract and retain experienced and qualified principals and teachers, our business, prospects, results of operations and financial condition may be materially adversely affected.

         We may lose the services of members of our senior management team.

        Our success depends in part on the continued skills, efforts and motivation of our officers and senior management team. We have in the past, and may in the future, experience changes in our senior management for a variety of reasons, including restructuring, medical problems, retirement and resignations. In addition, key personnel could leave us to join our competitors. Losing the services of key members of senior management or experienced personnel may be disruptive and cause uncertainty. We depend upon the services of our executive committee members and other members of our management team who have significant experience with our company and within the education industry. If one or more members of our senior management team or key personnel are unable or unwilling to continue in their present positions, including for health, family or other personal reasons, we may not be able to replace them easily or at all. Our inability to attract and retain qualified senior managers or key personnel in a timely manner could materially adversely affect our business, prospects, results of operations and financial condition.

         If we fail to obtain suitable sites for greenfield schools, increase capacity at existing schools or acquire new schools we may not be able to grow our business.

        Our growth strategies include developing greenfield schools, increasing capacity at our current schools and acquiring new schools. We may be unable to find suitable greenfield sites in desirable locations in markets where we wish to build new schools or expand our operations. Available sites may be too small for our capacity requirements, prohibitively expensive or subject to zoning restrictions that do not permit school facilities. If we do locate suitable sites for new schools or to expand capacity at existing schools, we may be unable to finance acquisition, construction or other costs. Similarly, we may be unable to find acquisition targets that satisfy our requirements for size, quality, location, price or other factors we consider important, and we may be unable to finance the acquisition of suitable targets that we do find. If we fail to grow our business, our prospects, results of operations and financial condition may be materially adversely affected.

         If we are unable to upgrade our schools, they may become less attractive to parents and students and we may fail to grow our business.

        All of our schools require periodic upgrades to remain attractive to parents and students. Upgrading the facilities at our schools could be difficult for a number of reasons, including the following:

    •
    our properties may not have the capacity or configuration to accommodate proposed renovations;

    •
    construction and other costs may be prohibitive;

    •
    we may fail to obtain regulatory approvals;

    •
    we may be unable to finance construction and other costs; and

    •
    we may not be able to negotiate reasonable terms with our landlords or developers or complete the work within acceptable timeframes.

        Our failure to upgrade the facilities of our schools could lead to lower enrollment and may materially adversely affect our business, prospects, results of operations and financial condition.

         Some of the cities in which we operate schools may become less popular destinations for expatriates.

        Changing environmental, political and other factors could make cities in which we operate schools less attractive to expatriates.

        For example, concerns about air quality in Beijing have been widely reported by international media. Poor air quality may particularly concern parents with school-age children, whom parents may perceive to be more vulnerable to air pollution than adults. We have recently experienced slower enrollment growth at our schools in Beijing, and we believe this is partially the result of concerns about air pollution. If air quality in Beijing fails to improve or deteriorates, the number of expatriates with school-age children may decline, which could reduce our enrollments or limit our ability to grow.

        Political tensions could also make cities less attractive to expatriates. For example, if protests begin to occur regularly or become more severe in one of the cities where we have schools, we could face enrollment pressures as expatriates leave the region.

         Our leases may be terminated or we may be unable to renew our leases on acceptable terms; if we wish to relocate, we may incur additional costs if we terminate a lease.

        Many of the buildings our schools occupy underwent renovations or were custom-built to meet our requirements. If we are unable to renew a lease on acceptable terms or if a lease is terminated:

    •
    we may be unable to find a new property with the amenities and in the location we require, which may force us to close the school or move to a less desirable location;

    •
    we may incur significant costs in identifying, securing and moving to a new location; and

    •
    the relocation may significantly disrupt the school's operations and the school may be unable to collect tuition fees or retain its students.

        Our school properties in Singapore and Hong Kong are leased from government authorities that can terminate our leases at any time due to public purpose or need, and in some cases a third party may take actions that would interfere with our use of a leased property as a result of contractual arrangements between the third party and the lessor.

        In addition, terminating any of our school leases could be costly. Many of our leases do not contain break provisions that would permit us to terminate the lease prior to its expiration. In the past, we found it difficult to obtain early termination of some of our leases. If we wish to terminate a lease in order to relocate or close a school, we may be unable to negotiate satisfactory termination arrangements and could incur significant costs or liabilities under the lease, which could materially adversely affect our business, prospects, results of operations and financial condition.

         If our landlords do not perform their obligations under the terms of our leases or a landlord changes in the course of the lease, our operations could be disrupted and our costs could increase.

        A good working relationship with the landlords of our school properties is fundamental to the successful operation of our schools and can generate additional property development opportunities that support our growth. In many cases, our landlords are responsible for the maintenance of all or part of the facilities we lease. If our landlords do not maintain our facilities to the required standards, we may have to increase our expenditures to maintain the quality of our schools. In addition, during the course of our lease, the landlord of one or more of our schools could change, for example due to its insolvency or the sale of the underlying property, and we may need to develop a relationship with a new contracting party. The new landlord may have interests that conflict with ours, may be less willing to expand the school's capacity or improve its facilities or be a less reliable counterparty in fulfilling its obligations under the terms of the lease. If an existing landlord or a new landlord does not comply with the terms of our leases for any reason, our operations could be disrupted and our costs could increase, which could materially adversely affect our business, prospects, results of operations and financial condition.

         If we sell or close a school we may not achieve anticipated cost savings or other benefits and could remain liable for events that occurred while we operated the school.

        If we sell or close a school, we may not achieve anticipated cost savings or other benefits. We could be subject to claims by the new owner, parents and educational authorities for financial liabilities related to our previous operation of the school and could be subject to unforeseen liabilities. The reputation of some or all of our remaining schools may also suffer in the event we close one of our schools. In addition, if a new owner does not operate the school to a high standard, our reputation could suffer by association, even though we no longer have any control over the operations of the school, which could damage our reputation. As a result, selling or closing a school could materially adversely affect our business, prospects, results of operations and financial condition.

         Any change in the timing of tuition fee payments could create cash flow issues for us.

        We collect most of our tuition fees before the beginning of the first term of the academic year and the majority of the remainder before the beginning of the second and third terms of the academic year. If regulations in new markets, new regulations in existing markets or changing market conditions require us to collect our fees more evenly over the course of the academic year, our cash flow may be negatively affected and we may require additional working capital or third-party funding to finance our operations.

         We may not have adequate protection for our intellectual property, and we may infringe upon the intellectual property of others.

        In most of the markets where we operate schools, we do not have trademark protection for the brand names under which the schools operate. As a result, we may need to spend significant resources in legal proceedings if other organizations improperly use a similar school name. We rely on trademark protection in selected jurisdictions to protect our rights to the mark "Nord Anglia," our distinctive logos and other marks associated with our services. We cannot assure you that these measures will be adequate, that we have secured, or will be able to secure, appropriate protection for all of our proprietary rights in selected jurisdictions or that third parties will not infringe upon or misappropriate our trademark and brand name. In particular, in some new jurisdictions in which we operate, e.g., Cambodia, Singapore and Vietnam, we have submitted trademark applications but there is no guarantee that they can be successfully registered. Policing the unauthorized use of our trademarks and brand names can be difficult and expensive, and litigation may be necessary to enforce or protect our brand name or determine the validity and scope of the proprietary rights of others. We may not prevail in any intellectual property litigation and a favorable outcome may not be adequate to protect our rights. In addition, third parties may accuse us of infringing their intellectual property. Third-party intellectual property rights may be extremely broad and it may not be possible for us to conduct our operations without infringing those intellectual property rights.

         We could incur significant defense costs and losses in litigation or other legal proceedings and may become liable for the legal costs of the adverse party.

        From time to time, we are party to legal proceedings in the various jurisdictions in which we operate. Litigation can be costly and time-consuming and may divert management attention and resources from our operations. We could incur significant defense costs and, in the event of an adverse outcome, be required to pay damages and interest to the prevailing party and, depending on the jurisdiction of the litigation, be held responsible for the costs of the prevailing party. Operating in highly litigious jurisdictions, such as the United States, increases the risk of materially adverse litigation.

         We may be liable for accidents or other events that affect our students and staff. Events of this kind may harm our reputation among parents and government bodies.

        We may be held responsible for the health and safety of our students and staff. If personal injuries or accidents occur, we may face claims from parents, government officials or other parties alleging that we were negligent, provided inadequate supervision or were otherwise responsible for causing injury. We may also face allegations that teachers, other personnel or students committed unlawful acts. The occurrence or alleged occurrence of these events and others that impact our students or staff could expose us to financial liability or harm our reputation, even if we are not at fault. This would be especially true if the potential liability exceeded our insurance coverage.

        A successful liability claim against us for injuries or other harm suffered by students, employees or other people could materially adversely affect our reputation and results of operations. Even if such a claim is unsuccessful or unwarranted, it could divert management attention from our operations, cause us to incur substantial costs in defending the claim and harm our reputation, all of which could materially adversely affect our business, prospects, results of operations and financial condition.

         Our insurance may be inadequate or premiums may increase substantially.

        We maintain liability insurance at a level we believe to be adequate and consistent with industry practice. However, claims in excess of our insurance coverage or claims not covered by our insurance could arise. Furthermore, there can be no assurance that we will be able to obtain liability insurance coverage in the future on acceptable terms or at all. A successful claim against us that is not covered by or is in excess of our insurance coverage could materially adversely affect our business, prospects, results of operations and financial condition. Any such claims may also increase our insurance premiums. In addition, healthcare costs for our expatriate employees have risen significantly over recent years.

         Unauthorized use or disclosure of personal data that we collect and retain due to a systems failure or otherwise could damage our business.

        We maintain records that include personal data, such as academic and medical records, addresses and family information. If the measures we use to protect personal data are ineffective due to a systems failure or other reasons, we could be liable for claims of invasion of privacy, impersonation, unauthorized purchases or other claims. In addition, we could be held liable for the misuse of personal data, fraudulent or otherwise, by our employees, independent consultants or third-party contractors.

        We could incur significant expenses in connection with remedying any breaches, complying with compulsory notification requirements, settling any resulting claims and providing additional protection to prevent additional breaches. In addition, any failure to protect personal information may adversely impact our ability to attract and retain students, harm our reputation and materially adversely affect our business, prospects, results of operations and financial condition.

         We operate various information technology systems in different jurisdictions; the incompatibility or failure of these systems could materially adversely affect our business.

        We do not have a universal information technology system in place across all the jurisdictions in which we operate. As a result, schools may have difficulty sharing information and curricula and we may have difficulties taking advantage of synergies among our different schools. These difficulties and related risks are heightened by the growth of our business. We may incur greater costs and achieve fewer savings as a result of maintaining multiple information technology systems than we would if there were one information technology system operating across all our jurisdictions. These increased costs and lost opportunities for savings and synergies could materially adversely affect our business, prospects, results of operations and financial condition.

         Exchange rate fluctuations may materially adversely affect our results of operations and profitability.

        It is our general practice to collect revenues and pay expenses in the local currency of each country in which we operate. The Chinese renminbi has an exchange rate tied to a basket of foreign currencies that include the U.S. dollar, euro, Japanese yen and South Korean won and is allowed to float within a narrow band around the central parity managed by the People's Bank of China. In the Middle East, substantially all of our operations are conducted in the Qatari riyal and the United Arab Emirates dirham, which are pegged to the U.S. dollar. Our operations in the United Kingdom are conducted in sterling. Elsewhere in Europe, our operations are conducted in the euro and local currencies, including the Swiss franc, Czech crown, Hungarian forint and Polish zloty. Our operations in Thailand are conducted in Thai baht. Our operations in Singapore are conducted in Singapore dollars. Our operations in Cambodia are conducted in Cambodian riel. Our operations in Vietnam are conducted in Vietnamese dong. Our operations in Hong Kong are conducted in Hong Kong dollars. Our operations in the United States are conducted in U.S. dollars. Conducting business across multiple currencies subjects us to currency fluctuation risks. In particular, fluctuations in currency exchange rates can have an impact on the translation of foreign currency-denominated amounts into U.S. dollars, which is our functional currency, and affect our results of operations when we transact between foreign currencies. As of February 28, 2015, substantially all of our debt was denominated in U.S. dollars. Because a majority of our income is denominated in currencies other than the U.S. dollar and we do not hedge our exchange rate risk, changes in exchange rates could reduce our ability to service our debt. Conducting business in multiple currencies subjects us to exchange rate and currency risk that could materially adversely affect our business and reported results.

         We may become subject to taxes, penalties or additional liabilities in relation to our current and past use of independent consultants and the payment of some of our teachers.

        If our independent consultants are deemed to be, or deemed to have been, our employees, we could be subject to penalties and be liable for unpaid taxes, as well as unpaid employment benefits, and we would have to incur the cost of providing these consultants with such benefits going forward. In addition, in some of our European schools we make payments to teachers through an offshore entity. We have set aside a reserve of $1.2 million in our consolidated financial statements for fiscal 2014 and the six months ended February 28, 2105 in relation to this offshore payment arrangement. If the local authorities were to successfully challenge the nature of such arrangements, we could be held liable for the payment of additional taxes, social security contributions, interest and penalties, and any such payment may materially adversely affect our business, results of operations and financial condition.

         The occurrence of epidemics or other adverse public heath developments, natural disasters or unanticipated catastrophic events could have an adverse material effect on our business, prospects, results of operations and financial condition.

        If an epidemic or other outbreak of disease occurs, parents may withdraw their children from school to protect them from the possibility of infection, faculty and staff may become ill or avoid coming to work in order to protect themselves from the outbreak or the government may order schools to close in order to contain the epidemic or outbreak. For example, certain Asian countries have encountered epidemics, such as SARS, the avian flu and other influenza strains. Past epidemic outbreaks, depending on their scale, have caused different degrees of damage to national and local economies throughout the world. In 2012, there were reports of the outbreak of the viral hand, foot and mouth disease in Thailand, China and other neighboring countries, including several confirmed human cases and deaths, particularly among children. In 2014, cases of Ebola virus disease, which originated in West Africa, appeared in Europe and the United States. An outbreak of SARS, avian flu, viral hand, foot and mouth disease, the Ebola virus or any other epidemic in any region in which we operate could materially adversely affect our business operations, including temporary closures of our schools. Similarly, the occurrence of natural disasters or unanticipated catastrophic events could result in material disruptions to our businesses. To the extent that any such interruption is not covered by our insurance, our business and results of operation could suffer and it may take a significant amount of time for our business to recover to previous levels of student enrollment and revenues.

Risks Related to the Acquisition of the Meritas Schools

         The completion of the acquisition of the Meritas Schools is subject to a number of closing conditions, and we cannot assure you that it will be completed and we may be required to pay a termination fee.

        Although we expect to complete the acquisition of the Meritas Schools in mid-2015, the acquisition is subject to receipt of regulatory approvals and the satisfaction of other closing conditions. If the acquisition is not consummated we will not realize the anticipated benefits of the acquisition. We will also have incurred certain transaction costs whether or not we complete the acquisition, and our failure to complete the acquisition could materially adversely affect our share price.

        In addition, the transaction agreement may require us to pay a termination fee of $40 million if we fail to comply with certain obligations under the agreement.

         We will incur significant additional debt as a result of the acquisition.

        As of February 28, 2015, we had total principal amount of debt outstanding of $561.2 million. We expect to finance the acquisition of the Meritas Schools with the proceeds of this offering together with additional debt, which may or may not include borrowings under a financing commitment provided by a syndicate of banks. See note 2 to "Prospectus Supplement Summary—Summary Historical Consolidated and Unaudited Pro Forma Combined Financial and Operating Data—Income Statement Data." This increase and any future increase in our level of indebtedness will have several important effects on our future operations. See "—Risks Related to our Debt." The incurrence of significant additional debt could result in a downgrade of or negative outlook for our corporate credit rating and adversely affect the trading price of our ordinary shares.

         The Meritas Schools may underperform relative to our expectations, and we may not be able to successfully integrate the schools.

        If we complete the acquisition of the Meritas Schools, the schools may underperform relative to our expectations, which may cause our financial results to differ from our own or the investment community's expectations. In addition, the Meritas Schools have operated independently of us, with their own business, corporate and academic culture, employees and systems and following the acquisition we may experience difficulties, costs and delays in integrating the Meritas Schools into our business. Moreover, the integration of the Meritas Schools will require the dedication of management resources, which may distract management from our day-to-day operations.

        Our inability to realize the full extent of the anticipated benefits and synergies of the acquisition of the Meritas Schools, or any delay in the integration of the Meritas Schools, could adversely affect our business, results of operations and financial condition. See "—Risks Related to Our Business—We may be unable to manage our current operations and future growth."

Risks Related to Our Debt

         Our debt could adversely affect our financial health and competitive position.

        As of February 28, 2015, we had total principal amount of debt outstanding of $561.2 million. Of this amount, $511.1 million was due under our term loan facility, which will mature in 2021. See the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included as Exhibit 99.3 to our report on Form 6-K furnished to the SEC on May 29, 2015.

        Our debt could materially adversely affect our business by, for example:

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    limiting our ability to pay dividends;

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    increasing our vulnerability to general adverse economic and industry conditions;

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    requiring us to dedicate a material portion of our cash flows from operations to make payments on our debt, thereby reducing the availability of cash to fund our operations or make capital expenditures;

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    limiting our flexibility in planning for, or reacting to, changes in our business or industry; and

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    limiting our ability to borrow additional funds.

        As a result of the acquisition of the Meritas Schools, we expect to incur significant additional debt. For additional information, see note 2 to "Prospectus Supplement Summary—Summary Historical Consolidated and Unaudited Pro Forma Combined Financial and Operating Data—Income Statement Data."

         We require cash to service our debt, and our ability to generate cash is subject to many factors beyond our control.

        Our ability to service our debt and fund capital expenditures will depend on our ability to generate cash. Our ability to generate cash depends on the performance of our schools, which in turn depends on global and local economic, financial, competitive, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. Failure to refinance our debt on terms we believe to be acceptable could materially adversely affect our business, financial condition, results of operations and cash flow.

         Our indebtedness may restrict our ability to pursue our business strategies.

        Our debt instruments limit, and our future debt instruments may limit, our ability to, among other things:

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    incur additional debt;

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    pay dividends or make other distributions or repurchase or redeem our shares;

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    make investments;

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    sell assets, including capital stock of restricted subsidiaries;

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    enter into agreements restricting our subsidiaries' ability to pay dividends;

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    consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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    enter into sale and leaseback transactions;

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    enter into transactions with our affiliates; and

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    incur liens.

        Our ability to comply with these covenants and restrictions may be affected by events beyond our control. If we breach any of our covenants, we could be in default under our debt instruments. This would permit our lenders to take certain actions, including requiring us to repay all our debt prior to the scheduled maturity. Furthermore, our lenders could cancel our credit facility. If our debt repayment were to be accelerated, we may not have the cash or liquid assets to repay our debt. The occurrence of any of these events could materially adversely affect our business, financial condition and results of operations.

         We are subject to interest rate risk resulting from general economic conditions and policies of governmental and regulatory agencies.

        As of February 28, 2015, we had total principal amount of $561.2 million floating rate debt outstanding. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of governmental and regulatory agencies and, in particular, the United States Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence the amount of interest we pay on our floating interest rate obligations and any floating interest rate obligations we may incur in the future. If interest rates increase, our debt service obligations on our floating rate debt would increase even though the amount borrowed remained the same, and our net income would decrease. We do not hedge our interest rate risk by use of derivative instruments and we may in the future be unable to do so. An increase in our financing costs could materially adversely affect our results of operations and our ability to pay amounts due on our debt and make distributions to our shareholders.

Risks Related to the Jurisdictions in which We Operate

         We may experience adverse changes in general economic, political, social and regulatory conditions in the markets in which we operate.

        We operate in China, Europe, ME/SEA and North America where many local communities, economies and legal and administrative structures are rapidly evolving. As a result, our success depends in part upon our ability to adapt to and succeed in differing economic, legal, social and political conditions. In particular, financial risks associated with our operations include risks of liquidity, inflation, devaluation, price volatility, currency convertibility and exchange rates and actual or perceived risk of country default resulting from significant deficits or political instability. Government interference in the economy in certain countries, changes in economic, political and social conditions (including, for example, significant changes to foreign exchange policies and wage controls) and changes in government attitudes toward for-profit education, particularly K-12 schools, could materially adversely affect our business, prospects, results of operations and financial condition.

         Uncertainties regarding the general regulatory and legal environment, particularly in China, the Middle East and parts of Southeast Asia, could adversely affect our business.

        Our international operations are governed by local laws and regulations applicable to foreign investments, foreign-owned enterprises and the operation of international schools generally. Our business could be adversely affected by the interpretation and enforcement of and changes in these laws and regulations. These laws and regulations often lack transparency, can be difficult to interpret and may be enforced inconsistently.

        China, the Middle East and parts of Southeast Asia have not developed integrated legal systems that cover all aspects of our activities. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. Because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations are uncertain. In addition, the Chinese legal system is based in part on government policies and internal rules that may have retroactive effect and, in some cases, are not published at all. As a result, we may not be aware of any alleged violation of these policies and rules until after the alleged violation has occurred. Any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

        The laws and regulations of China and countries in the Middle East and Southeast Asia are often unclear and subject to differing regulatory interpretation. National, regional, local and other governmental bodies may issue inconsistent decisions and opinions. In particular, the laws and regulations applicable to the establishment and operation of international schools can be vague and uncertain. Regulatory agencies in China, the Middle East and parts of Southeast Asia have substantial discretionary authority to implement and enforce regulations. Such implementation and enforcement is not always consistent or predictable. We cannot assure you that we will not be found to be in violation of any current or future laws and regulations in these countries, including laws and regulations relating to the ownership and operation of our schools, including our curricula, admissions criteria and leases. Potential consequences could include fines, penalties or the revocation of a school's education license, or the ownership of a school could be challenged which would cause such school to cease operations. In some jurisdictions, the legal interpretation of our leases and other agreements may be uncertain. Exposure to regulatory uncertainty could limit our legal protection and ability to comply with regulations applicable to us, which could materially adversely affect our business, prospects, results of operations and financial condition.

         Policies, laws and regulations of foreign governments, including those relating to education, could adversely affect our existing business and our potential growth.

        Our business is subject to the policies, laws and regulations of each jurisdiction in which we operate. These policies and regulations apply to many aspects of our business, including:

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    applying for, obtaining and maintaining necessary licenses, permits, visas, accreditations and other authorizations for operating our schools and employing our teachers;

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    our ability to recruit expatriate and local students;

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    pricing and mechanisms for receipt of tuition fees;

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    employment conditions, including taxation rates and other factors related to both foreign and local staff;

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    the development of curricula that meet the requirements of local educational authorities;

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    ownership structure and governance, in particular policies and regulations that relate to foreign ownership; and

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    the ability of our schools to earn profits or pay management or product fees or royalties and our ability to repatriate cash through dividends or fees.

        We may not be able, in part or at all, to comply with such policies, laws and regulations in each of the jurisdictions in which we operate or would like to expand our operations, or we may incur significant costs to do so. Our failure to comply or the imposition of significant compliance costs on us could materially adversely affect our business, prospects, results of operations and financial condition.

         Our schools in Guangzhou and Shanghai have not registered with the local Civil Affairs Bureau, which could subject the schools to enforcement actions resulting in sanctions, including a suspension of our operations.

        Under PRC laws and regulations, civil non-enterprise entities are generally required to register with the local Civil Affairs Bureau. Failure to do so may give rise to sanctions such as warnings, orders for rectification or suspension of operations. The Guangzhou Education Commission and the Guangdong Education Commission, which are the education commissions at the municipal and provincial levels, respectively, have each advised us that our recently acquired school in Guangzhou is not required to register with the Guangzhou Civil Affairs Bureau, and to our knowledge no other international school in Guangzhou has registered. The Guangdong Education Commission has renewed the school's annual license each year, most recently in May 2014. In Shanghai, in the past, the Shanghai Education Commission had advised us not to register with the Shanghai Civil Affairs Bureau until the completion of a pilot program under which a few international schools registered. Previously, we obtained a certificate of approval from the Shanghai Foreign Economic and Trade Commission. The Shanghai Education Commission is now satisfied with the success of the pilot program and asked the British International School Shanghai ("BISS") (among other international schools) to register with the Shanghai Civil Affairs Bureau. Based on this advice, BISS has now: (i) submitted the necessary papers to the Shanghai Education Commission to enable us to begin the registration process with the Shanghai Civil Affairs Bureau as a civil non-enterprise entity (which would involve filing its articles of association with the Shanghai Civil Affairs Bureau) and (ii) not applied to renew its certificate of approval from the Shanghai Foreign Economic and Trade Commission which it had previously held. We have worked under the oversight of the Shanghai Education Commission since the inception of BISS and the Shanghai Education Commission has renewed BISS's education license each year after completing its annual inspections, most recently in November 2014.

        Given the uncertainties of interpretation and implementation of relevant regulations by different authorities, we cannot assure you that our school in Guangzhou will not be required to register with the Guangzhou Civil Affairs Bureau or that BISS will be successful with its application to the Shanghai Civil Affairs Bureau. Our failure to complete required registrations could materially adversely affect our reputation, business, prospects, results of operations and financial condition.

         We may face restrictions on our ability to transfer and distribute funds.

        We currently transfer and distribute funds among the jurisdictions in which we operate and we expect to continue to do so in order to fund our group-wide cash and financing requirements, including servicing our debt. To transfer funds among jurisdictions, we rely principally on cash-pooling arrangements, dividends and other distributions, inter-company loans, and the payment of administrative and management fees, royalties and licensing fees.

        BISS has made substantial distributions through dividends and our schools in Shanghai, Beijing and Guangzhou have transferred cash through consultancy services fees, royalties and management charges paid to one of our subsidiaries. In addition, we have repatriated cash from China through intercompany transfers of interests in subsidiaries. Our schools in Thailand and Vietnam make distributions through quarterly and annual dividends, respectively. We also receive management charges from our school in Guangzhou. If any of the transfers or arrangements described above were found to be invalid by the relevant authorities, distributions from these schools could be discontinued and we may be required to repay amounts previously transferred.

         Our ability to make distributions is restricted in some jurisdictions.

        Due to restrictions imposed by local authorities and regulations, the entities operating our schools in Hong Kong, Hungary and Slovakia and the entity operating the Meritas School in Mexico are non-profit making and cannot make distributions in the form of dividends. If we acquire or build more schools which are subject to similar restrictions, our ability to fund our operations, make distributions and pay dividends will be adversely affected.

         If the PRC government finds that the structures of our schools in China do not comply with applicable PRC laws and regulations or we failed to obtain required permits or approvals for our intra-group transfer of our schools in Beijing, we may be unable to operate these schools and may be subject to penalties.

        In China, the Ministry of Education regulates the education industry, and the local education commissions in the Chinese cities in which we operate have responsibility for local enforcement and oversight with respect to matters under their jurisdiction. These authorities have broad discretion in dealing with any violation of PRC laws or regulations, including any failure to obtain, maintain or comply with any required permit or approval, by our schools in China.

        Under the Interim Regulations Concerning the Establishment of Schools for the Children of Expatriates (the "Interim Regulations"), only foreign individuals with lawful residence in China, wholly foreign-owned enterprises and certain foreign entities duly registered or established in China may apply to establish an international school, subject to the approval of the Ministry of Education. The approval authority has been delegated to the Ministry of Education's local counterpart at the provincial level pursuant to the Decision of the State Council on the Sixth Batch of Cancelled and Amended Administrative Examination and Approval Items issued by the State Council of the PRC on September 23, 2012. An employee of Nord Anglia Education, who had lawful residence in China at the time, applied to the Ministry of Education for the establishment of BISS in 2002 as its sponsor. Since 2005, documents that we have submitted to the Shanghai Education Commission have identified as sponsor one of our wholly-owned subsidiaries that does not fall within one of the categories of permitted sponsors in the Interim Regulations. To date, no challenges in this respect have been brought against the operations of BISS by local or national educational authorities. We have not directly approached the Ministry of Education on this matter and do not anticipate doing so.

        Pursuant to the Interim Measures for the Administration of Examination and Approval of Overseas Investment Projects, the National Development and Reform Commission ("NDRC") requires approvals for overseas investment projects made by PRC entities. We obtained approvals from the Ministry of Commerce of the PRC and the PRC State Administration of Foreign Exchange for the intra-group transfer of our schools in Beijing to our PRC subsidiaries and were advised by transaction counsel that local NDRC approval was not required.

        If the Ministry of Education, the NDRC or other applicable PRC regulatory agencies were to find that the ownership structures of our schools do not comply with applicable PRC laws and regulations or we failed to obtain required approvals for the transfer of our schools in Beijing, we may be unable to operate our schools in Beijing and may be subject to penalties.

         Our school in Guangzhou has not obtained written endorsement from the local and provincial education commissions for the site that houses its kindergarten.

        International schools in China require an endorsement from the local or provincial education commission to operate multiple teaching sites. Prior to the acquisition of our school in Guangzhou, the school had not obtained a written endorsement from either the Guangzhou or Guangdong education commission for the site that houses its kindergarten. Both the Guangzhou and Guangdong education commissions are aware of the kindergarten, and we intend to seek their formal endorsement. However, we cannot assure you that we will obtain a formal endorsement. If we are unable to obtain a formal endorsement, the education commissions could take various regulatory actions against us and we may be required to relocate our kindergarten students to our main Guangzhou campus.

         If our landlords' title to the properties and/or other legal status of the facilities we lease for our schools were challenged, our operations could be disrupted.

        We lease all of our school facilities in China and Vietnam. Our landlords should have valid land use and property ownership rights with respect to such school facilities and associated land. If our landlords are not the holders of land use rights or lessees of such holders, they are required to receive full authorization to sub-lease the relevant properties. In addition, in order to build new facilities or expand existing facilities, our landlords are also required to obtain all necessary planning, building and other regulatory approvals.

        For four of our five schools in China there is some uncertainty as to the landlords' land use and property ownership rights or the receipt by such landlords of all necessary regulatory approvals. For the BISS Puxi campus, although the landlord has confirmed to us that the formal lease agreements and ownership certificates have been granted, it is unclear that the respective owners have obtained all of the requisite approvals from the competent land and building administrative authority to lease these facilities to BISS. Also for the BISS Puxi campus, the landlord is in the process of obtaining the land use right associated with a grass sports field for the secondary school. In Beijing, we have been advised by the landlord of The British School of Beijing's Shunyi facility that it has requested from the competent land and building administrative authority the certificate confirming its valid property ownership needed to lease that facility. With respect to The British School of Beijing's Sanlitun facility, the landlord has not provided us with a valid land use right certificate. Although we have been advised by the landlord that it is in the process of obtaining such certificate and other requisite approvals, they have not yet been obtained. The landlord has advised that the facility was built more than 30 years ago and to the knowledge of our management no enforcement action has been taken by the relevant Beijing governmental authorities with respect to the allocation of the land to the landlord, the educational use of the land and the construction approvals held by the landlord. With respect to the kindergarten campus of the British School of Guangzhou ("BSG"), the landlord has not provided us with a valid property ownership certificate. In each of these situations, we are not aware of any sanction, claim, or investigation being contemplated by the competent authorities. However, due to the discretionary nature of regulatory enforcement in China, we cannot be certain that such action could not and will not be taken. We cannot assure you that if title to and/or other legal status of the facilities leased by The British School of Beijing, BISS or BSG were challenged by the competent regulatory authorities or any third party, our landlords' ability to perform their obligations under their leases with us would not be materially adversely affected and our operations in China would not be disrupted. In addition, such uncertainty as to the landlords' title to the properties may limit our ability to seek and obtain specific performance of such landlords' obligations under their leases with us in the event of a dispute.

        In addition, in accordance with local practice we did not register our lease contracts with the competent administrative department of the PRC within 30 days after their execution. As a result, if our landlords enter into lease agreements with third parties for the premises we lease and the third parties register the leases, then the third parties may be able to challenge the validity of our leases.

        In Vietnam, our landlord has not provided us with valid land use right certificates and building ownership documents in relation to certain areas leased by BIS Ho Chi Minh City, and our joint venture partners in Hanoi have not provided us with valid land use right certificates and building ownership documents for our two schools in Hanoi.

        In the future, we may also operate more schools where there is defect or uncertainty in our title to land and property used for school operation, and the abovementioned risk we face will increase.

         We operate three defined benefit pension schemes in the United Kingdom, all of which are currently in deficit.

        We operate three defined benefits plans in the United Kingdom: the Lifetime Pension Scheme, the Wyburn School Limited Pension & Life Assurance Scheme (1985) and the Nord Anglia Joint Pension Scheme (collectively, the "UK Defined Benefit Plans"). The Lifetime Pension Scheme is closed to future accrual, meaning new members cannot join the plan and existing members cannot build up additional entitlements within it. The other two UK Defined Benefit Plans have no active members, meaning that no employees are currently accruing benefits in those plans in respect of their on-going employment. In their place, we offer a defined contribution pension plan to our UK employees. While this closure to future accrual will reduce any future service deficit, the past service deficit in respect of benefits already accrued will not be reduced by this change.

        Our consolidated financial statements include reference to our defined benefit pension liability. As of August 31, 2014, the aggregate deficit for the UK Defined Benefit Plans was $18.6 million on an IFRS accounting basis.

        The last agreed actuarial valuation of the Lifetime Pension Scheme was carried out as of August 31, 2011, resulting in a deficit of £14.6 million on the scheme-specific basis. Should a wind-up trigger occur in relation to this plan, the buy-out deficit will become due and payable by the employers with a liability to the plan, and the deficit of the Lifetime Pension Scheme on a buy-out basis was £29.6 million as of August 31, 2011.

        The last actuarial valuation of each of the Wyburn School Limited Pension & Life Assurance Scheme (1985) and the Nord Anglia Joint Pension Scheme was carried out as of September 1, 2013. The aggregate of the scheme-specific deficits of these plans was £0.9 million, and we estimate that the aggregate of their buy-out deficits was approximately £1.8 million. Any movement as a result of changes reported in the actuarial valuations would not be regarded as significant.

        As a result of these valuations, we are required to make on-going cash contributions in order to reduce the funding deficits. We have agreed with the trustees to a schedule of payments until September 2020 for the Lifetime Pension Scheme based on the 2011 valuation. This schedule began with a payment of £1.8 million in September 2013, increasing each year by 3.1% per annum until 2020, when the payment is £2.2 million. We have also agreed on a funding recovery plan with the trustees of the Wyburn School Limited Pension & Life Assurance Scheme (1985) and the Nord Anglia Joint Pension Scheme of aggregate payments of £48,300 per annum until May 2020.

        A number of our subsidiary companies also participate in the Lifetime Pension Scheme, making it a multi-employer pension plan. Due to a number of these participating employers ceasing to employ any active members in the pension plan, statutory debts have become due from them to the plan.

        These statutory debts represent a proportion of the plan's overall liabilities, based on the amount which would be needed to secure annuities for members, calculated with reference to the number of members each participating employer is liable for. As part of the 2011 valuation, these statutory debts have been allocated to the continuing employers in the Lifetime Pension Scheme. In addition, Nord Anglia Education Limited has provided a guarantee in respect of the obligations of the participating subsidiary companies in the plan.

         Disputes with our joint venture partners may adversely affect our business.

        In some of the jurisdictions in which we operate or may operate in the future, including Abu Dhabi, Dubai, Qatar, Thailand and Vietnam, we operate our schools through joint ventures with local businesses or individuals due to regulatory or other business requirements. Our joint venture partners may (i) have economic or business interests or goals that are inconsistent with ours, (ii) take actions contrary to our instructions or requests or contrary to our policies or objectives or (iii) be unable or unwilling to fulfill their obligations under their agreements with us. A serious dispute with a joint venture partner could materially adversely affect our business, financial condition and results of operations. In addition, if there is any adverse publicity in relation to our joint venture partners, the reputation and operations of our relevant joint ventures may be adversely affected.

         The ownership structure of our schools in Thailand may be challenged.

        Thai law requires that all school permit holders must be majority owned by Thai persons. Although the articles of association of our Thai subsidiaries entitle us to 100% of the economic benefits of our Thai schools, we hold 49% of the shares of each school while Thai persons hold the remaining shares. The articles of association entitle the Thai persons to fixed, de minimus payments upon the declaration of dividends by the subsidiaries. We consolidate these companies because we are entitled to 100% of their economic benefit.

        We cannot assure you that, if our ownership structure is challenged, the Thai regulator will interpret the relevant legislation so as to find that the ownership structure of our Thai schools, including our entitlement to 100% of their economic benefit, complies with Thai regulations, or that Thai regulations governing foreign ownership of schools will not change in the future. If the ownership structure of our schools in Thailand is found to be non-compliant with Thai regulations, we may be unable to operate our schools in Thailand, which could materially adversely affect our business, prospects, results of operations and financial condition.

         We are subject to anti-corruption laws in the jurisdictions in which we operate including, anti-corruption laws of China and the U.S. Foreign Corrupt Practices Act ("FCPA"). Our failure to comply with these laws could result in penalties which could harm our reputation and materially adversely affect our business, results of operations and financial condition.

        We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining any benefit, along with various other anti-corruption laws. Although we have implemented policies and continue to carry out training and introduce procedures designed to ensure that we, our employees and other intermediaries comply with the FCPA and other anti-corruption laws to which we are subject, there is no assurance that such measures will work effectively all of the time or protect us against liability under the FCPA or other laws for actions taken by our employees and other intermediaries with respect to our business or any businesses that we may acquire. If we fail to comply with the FCPA or other laws governing the conduct of business with government entities or other corruption offences, or if any of the schools we acquire are found to have failed to comply with those laws before we acquired them, we may be subject to criminal and civil penalties and other remedial measures, which could adversely affect our business, financial condition, results of operations and liquidity. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities could also adversely affect our business, financial condition, results of operations and liquidity, regardless of the outcome of the investigation.

Risks Related to Ownership of Our Ordinary Shares

         The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

        The trading price of our ordinary shares could fluctuate widely. Factors that could affect the trading price of our ordinary shares include broad market and industry trends over which we have no control and factors specific to our operations, including the following:

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    actual or anticipated fluctuations in our quarterly results of operations;

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    variations in our revenues, earnings and cash flow;

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    announcements of new investments, acquisitions, strategic partnerships or joint ventures;

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    announcements of expansions by us or our competitors;

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    changes in financial estimates by securities research analysts;

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    departures of our executive officers and key personnel;

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    release or expiry of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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    potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade. Furthermore, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially adversely affect the market price of our ordinary shares. As a result, you could lose all or part of your investment.

         If our operating results do not meet analyst projections, our stock price could decline.

        Several independent securities analysts publish quarterly and annual projections of our financial performance. These projections are developed independently by these analysts based on their own analyses. We do not disclose to analysts any material non-public information, internal forecasts or other confidential business information. As a result, you should not assume that we endorse any reports issued by, or any statement or view expressed in, these securities analysts' reports. Moreover, we expressly disclaim any responsibility to advise securities analysts or the public markets of our views regarding the accuracy of their published reports. If our actual results do not meet analysts' guidance, our stock price could decline.

         Substantial future sales or perceived sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

        Sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline. Upon completion of this offering, we will have 103,631,111 ordinary shares outstanding. All ordinary shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The 71,554,489 ordinary shares held by our majority shareholder, directors and named executive officers, assuming the underwriters do not exercise their option to purchase additional shares from our majority shareholder, will be available for sale upon the expiration of the 90-day lock-up period beginning from the date of this prospectus supplement, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. We have also filed a resale registration statement for the sale of up to 70,575,810 shares (including shares sold by the selling shareholders identified in this prospectus supplement) held by shareholders to be identified in the applicable prospectus supplement. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the lead underwriters. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ordinary shares could decline.

         Because we do not expect to pay any dividends on our ordinary shares for the foreseeable future, you may never receive a return on your investment.

        You should not rely on an investment in our ordinary shares to provide dividend income. We do not anticipate paying any cash dividends to our shareholders in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our debt instruments, and any future debt instruments may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our ordinary shares. Accordingly, you must rely on sales of your ordinary shares after price appreciation, which may never occur, as the only way to realize any return on your investment.

         Our articles of association contain anti-takeover provisions that could materially adversely affect the rights of holders of our ordinary shares.

        Our articles of association limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

         Premier Education Holdings has significant influence over us, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

        We are currently controlled, and after this offering is completed will continue to be controlled, by Premier Education Holdings. Upon completion of this offering, Premier Education Holdings will beneficially own 66.5% of our outstanding shares (65.5% if the underwriters exercise in full their option to purchase additional shares from Premier Education Holdings Ltd). For as long as Premier Education Holdings continues to beneficially own shares representing more than 50% of the voting power of our shares, it will be able to direct the election of a majority of the members of our board of directors and exercise a controlling influence over our business and affairs, including any determinations requiring shareholder approval with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of debt, the issuance of any additional shares or other equity securities, the repurchase or redemption of shares and the payment of dividends. Similarly, Premier Education Holdings will have the power to determine matters submitted to a vote of our shareholders without the consent of our other shareholders, will have the power to prevent a change in our control and could take other actions that might be favorable to it. Even if its ownership falls below 50%, Premier Education Holdings may continue to be able to strongly influence or effectively control our decisions.

        Additionally, affiliates of Premier Education Holdings are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us and may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

         Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive distributions with respect to the underlying ordinary shares if it is impractical to make them available to you.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the

Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

         We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

        Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law (2013 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

         We have not determined a specific use for the net proceeds from this offering if we do not complete the acquisition of the Meritas Schools, in which case we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for the net proceeds of this offering if we do not complete the acquisition of the Meritas Schools, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

         We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

        Based on the market price of our ordinary shares and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in "Taxation—Material United States Federal Income Tax Considerations") holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and accompanying prospectus contain or incorporate by reference forward-looking statements that relate to our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled "Prospectus Supplement Summary," "Risk Factors," and "Use of Proceeds" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included as Exhibit 99.3 to our report on Form 6-K furnished to the SEC on May 29, 2015, each incorporated by reference in this prospectus supplement and the accompanying prospectus. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by the forward-looking statements.

        In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

    •
    our future market opportunities;

    •
    our goals and strategies;

    •
    our competitive strengths;

    •
    our future results of operations and financial condition;

    •
    our future business developments; and

    •
    our acquisition and expansion strategy.

        The forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus contain relate only to events or information as of the date on which the statements are made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect the occurrence of unanticipated events. You should read this prospectus supplement, the accompanying prospectus, the documents that we incorporate by reference and the registration statement of which this prospectus supplement and accompanying prospectus are part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $115.0 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, based on the assumed public offering price of $26.29 per ordinary share, the closing price of our ordinary shares on the NYSE on June 5, 2015. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

        We intend to use the net proceeds of this offering to partially fund the acquisition of the Meritas Schools. We intend to fund the remainder of the acquisition costs through debt financing. See note 2 to "Prospectus Supplement Summary—Summary Historical Consolidated and Unaudited Pro Forma Combined Financial and Operating Data—Income Statement Data." The acquisition is not conditioned upon the closing of this offering, and this offering is not conditioned upon, and is expected to be settled prior to, the closing of the acquisition. Pending application of the funds as described above, we intend to invest the net proceeds from this offering in United States government obligations, bank deposits or other secure, short-term investments. If we do not complete the acquisition of the Meritas Schools, we will use the net proceeds of this offering for general corporate purposes.

 MARKET PRICE OF OUR ORDINARY SHARES

        The following table provides the high and low trading prices for our ordinary shares on the New York Stock Exchange for the periods indicated since our initial public offering in March 2014.

	Sales Price
	High	Low
	(Dollars)
Yearly High and Low
Fiscal year ended August 31, 2014	20.87	17.44
Quarterly High and Low
Fiscal quarter ended May 31, 2014	20.87	17.52
Fiscal quarter ended August 31, 2014	19.65	17.44
Fiscal quarter ended November 30, 2014	19.12	14.55
Fiscal quarter ended February 28, 2015	21.41	16.35
Fiscal quarter ended May 31, 2015	26.83	21.01
Monthly Highs and Lows
December 2014	19.69	16.35
January 2015	20.63	18.80
February 2015	21.41	19.11
March 2015	22.77	21.01
April 2015	26.05	23.12
May 2015	26.83	25.46
June 2015 (through June 5)	26.29	25.71

 DIVIDEND POLICY

        We do not plan to pay any cash dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Our board of directors has complete discretion whether to pay dividends, subject to the approval of our shareholders. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

        The following table sets forth our capitalization as of February 28, 2015:

    •
    on an actual basis;

    •
    on an adjusted basis to give effect to the following adjustments:

    •
    incurrence in March 2015 of $145.3 million debt with a face value of $150.0 million of which $119.1 million (face value of $123.1 million) was used to partially fund our acquisition of BIS Vietnam and the balance for general working capital purposes; and

    •
    this offering and the expected incurrence of incremental debt of $416.5 million with a face value of $450.0 million and the use of proceeds thereof in connection with the Meritas Schools acquisition.

        You should read this section in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included as Exhibit 99.3 to our report on Form 6-K furnished to the SEC on May 29, 2015.

	As of February 28, 2015
	Actual	Adjustments for BIS Vietnam acquisition and financing(1)	Adjustments for Meritas Schools acquisition and financing(1)	As adjusted for all of the foregoing
	(unaudited) (in millions of dollars)
Cash and cash equivalents	97.3	1.5	(18.5)	120.4	(2)

Debt
Senior secured term loan	500.4	119.1	—	645.7	(3)
Senior secured revolving credit facility	45.0	—	—	45.0
Working capital loan	5.1	(5.1)	—	—
Finance leases	—	—	47.0	47.0
Incremental debt	—	—	416.5	416.5

Total debt	550.5	—	—	1,154.2

Equity
Share capital and share premium	598.1	21.0	115.0	734.1
Other reserves and retained earnings	(394.1)	—	—	(394.1)

Total equity	204.0	—	—	340.0

Total capitalization	754.5	—	—	1,494.2

(1)
For additional information, see note 2 to "Prospectus Supplement Summary—Summary Historical Consolidated and Unaudited Pro Forma Combined Financial and Operating Data—Income Statement Data."

(2)
As adjusted cash and cash equivalents includes funds allocated to general corporate purposes from our incremental borrowings in connection with the BIS Vietnam acquisition and cash on the balance sheet obtained in the Meritas Schools acquisition, and accounts for funds to be paid for our investment in Léman Manhattan.

(3)
Includes the balance of the incremental debt allocated to general working capital purposes.

 DILUTION

        If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and our net book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the net book value per ordinary share after this offering. Our net tangible book value as of February 28, 2015 was $(747.5) million, or $(7.56) per ordinary share, based upon 98,826,675 ordinary shares outstanding as of that date including the impact of 1.0 million ordinary shares issued as part of the BIS Vietnam acquisition consideration. Net book tangible value per ordinary share is calculated by subtracting our total liabilities and intangible assets from our total assets, and dividing this amount by the number of ordinary shares outstanding as of February 28, 2015.

        Without taking into account any other changes in such net tangible book value after February 28, 2015, other than to give effect to the sale by us of 4,800,000 ordinary shares offered in this offering at an assumed public offering price of $26.29 per ordinary share (the last sale price of our ordinary shares as reported on the NYSE on June 05, 2015) and after deducting the underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value as of February 28, 2015 would have been $(632.5) million, or $(6.10) per ordinary share. This represents an immediate increase in the net tangible book value of $1.46 per ordinary share to our existing shareholders and an immediate dilution in the net book value of $32.40 per ordinary share to purchasers of our ordinary shares in this offering.

        The following table illustrates the dilution on a per ordinary share basis:

Assumed public offering price		$26.29
Net book value per ordinary share as of February 28, 2015 including the impact of ordinary shares issued as part of the BIS Vietnam acquisition consideration	$(7.56)
Increase in net tangible book value per ordinary share attributable to existing shareholders	$1.46
As adjusted net tangible book value per ordinary share after giving effect to this offering		$(6.10)
Dilution in net tangible book value per ordinary share to new investors in this offering		$32.39

        A $1.00 increase (decrease) in the assumed public offering price of $26.29 per ordinary share would increase (decrease) our as adjusted net tangible book value after giving effect to the offering by $4.58 million and the dilution in as adjusted net tangible book value per ordinary share to new investors in this offering by $0.04 per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus supplement, and after deducting underwriting discounts and commissions and other offering expenses.

        The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering. As of February 28, 2015, there were:

    •
    975,244 ordinary shares issuable upon the exercise of options outstanding; and

    •
    8,818,856 ordinary shares reserved for future issuance under our stock option plan.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined balance sheet as of February 28, 2015 gives effect to our expected acquisition of the Meritas Schools and related financings and the financing of our acquisition of BIS Vietnam as though they had occurred on February 28, 2015. The following unaudited pro forma combined income statements for the year ended August 31, 2014 and the six months ended February 28, 2015 and 2014 give effect to our acquisition of BIS Vietnam and expected acquisition of the Meritas Schools and the related financings as though they had each occurred on September 1, 2013. The unaudited pro forma condensed combined financial information is derived from the historical consolidated or combined financial statements of our company, BIS Vietnam and the Meritas Schools included as exhibits to our report on Form 6-K furnished to the SEC on May 29, 2015, after giving effect to the pro forma adjustments described in the notes hereto.

        The preparation of the unaudited pro forma condensed combined balance sheet and income statements appearing below is based on financial statements prepared in accordance with IFRS. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. The objective of the unaudited pro forma condensed consolidated balance sheet and income statements is to provide information on the impact of our acquisition of BIS Vietnam in March 2015, expected acquisition of the Meritas Schools in June 2015 and the related financings.

        The unaudited pro forma condensed combined financial information should be read in conjunction with our historical consolidated financial statements, including the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included as exhibits to our report on Form 6-K furnished to the SEC on May 29, 2015.

        While the unaudited pro forma condensed combined financial information is helpful in showing the financial characteristics of the combined companies, it is not intended to show how the combined companies would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of February 28, 2015

	Historical	Meritas Schools(1)	Pro Forma Adjustments(2)	Pro Forma Combined before Acquisition Financing Adjustments	BIS Vietnam Acquisition Financing Adjustments(2)	Meritas Schools Acquisition Financing Adjustments(3)	Pro Forma Combined after Acquisition Financing Adjustments
	(in millions of dollars)
Property, plant and equipment	149.0	235.6	17.7	402.3	—	—	402.3
Intangible assets	951.5	79.3	389.7	1,420.5	—	—	1,420.5
Investments in jointly controlled entities	0.5	—	—	0.5	—	—	0.5
Investments in associated and subsidiaries	—	—	—	—	—	—	—
Trade and other receivables	30.6	0.4	—	31.0	—	—	31.0
Deferred tax assets	19.9	—	—	19.9	—	—	19.9

Total Non-Current Assets	1,151.5	315.3	407.4	1,874.1	—	—	1,874.1
Tax receivable	0.7	0.2	—	0.9	—	—	0.9
Trade and other receivables	55.2	13.1	—	68.3	—	—	68.3
Inventory	—	1.0	—	1.0	—	—	1.0
Cash and cash equivalents	97.3	21.4	—	118.7	1.5	(18.5)	101.7

Total Current Assets	153.2	35.7	—	188.9	1.5	(18.5)	171.9

Total Assets	1,304.7	351.0	407.4	2,063.1	1.5	(18.5)	2,046.1
Other interest-bearing loans and borrowings	(53.4)	—	—	(53.4)	5.1	—	(48.3)
Trade and other payables	(374.6)	(76.7)	—	(451.3)	133.5	—	(317.8)
Contingent consideration	—	—	—	—	—	(25.0)	(25.0)
Provisions for other liabilities and charges	(0.7)	(12.1)	—	(12.8)	—	—	(12.8)
Current tax liabilities	(8.2)	—	—	(8.2)	—	—	(8.2)

Total Current Liabilities	(436.9)	(88.8)	—	(525.7)	138.6	(25.0)	(412.1)
Other interest-bearing loans and borrowings	(497.1)	(47.0)	—	(544.1)	(119.1)	(416.5)	(1,079.7)
Other payables	(77.5)	(5.4)	—	(82.9)	—	—	(82.9)
Retirement benefit obligations	(26.1)	(13.1)	—	(39.2)	—	—	(39.2)
Provisions for other liabilities and charges	(1.3)	—	—	(1.3)	—	—	(1.3)
Deferred tax liabilities	(61.8)	(0.3)	(29.0)	(91.1)	—	—	(91.1)

Total Non-Current Liabilities	(663.8)	(65.8)	(29.0)	(758.6)	(119.1)	(416.5)	(1,294.2)

Total Liabilities	(1,100.7)	(154.6)	(29.0)	(1,284.3)	19.5	(441.5)	(1,706.3)

Net Assets	204.0	196.4	378.4	778.8	21.0	(460.0)	339.8

Share capital	1.0	—	—	1.0	—	—	1.0
Share premium	597.1	—	—	597.1	21.0	115.0	733.1
Invested Capital	—	198.9	376.0	575.0	—	(575.0)	—
Other reserves	11.5	—	—	11.5	—	—	11.5
Currency translation reserve	(23.4)	(6.3)	6.3	(23.4)	—	—	(23.4)
Shareholders' deficit	(382.2)	3.8	(3.9)	(382.4)	—	—	(382.4)

	204.0	196.4	378.4	778.8	21.0	(460.0)	339.8
Non-Controlling Interest	0.0	(0.0)	—	0.0	—	—	0.0

Total Shareholders' Funds	204.0	196.4	378.4	778.8	21.0	(460.0)	339.8

UNAUDITED PRO FORMA COMBINED BALANCE SHEET (Continued)

As of February 28, 2015

(1)
The historical financial information of the Meritas Schools as of March 31, 2015 is derived from the Meritas Schools' unaudited combined financial statements, which are prepared in accordance with US GAAP. The following table presents the historical unaudited financial information of the Meritas Schools under IFRS as of March 31, 2015:

	Meritas Schools Historical (US GAAP)	Presentation adjustments (US GAAP)(a)	Meritas Schools Historical (US GAAP)	IFRS and Policy adjustments(b)	Meritas Schools Historical (IFRS)
	(in millions of dollars)
Property plant and equipment, net	231.9	(231.9)	—	—	—
Property plant and equipment	—	231.8	231.8	3.8	235.6
Trade names	40.1	(40.1)	—	—	—
Goodwill	36.3	(36.3)	—	—	—
Other intangible assets, net	2.8	(2.8)	—	—	—
Other intangibles, net	—	—	—	—	—
Intangible assets	—	79.3	79.3	—	79.3
Investments in jointly controlled entities	—	—	—	—	—
Restricted cash	0.4	(0.4)	—	—	—
Other assets	0.4	(0.4)	—	—	—
Trade and other receivables	—	0.4	0.4	—	0.4
Deferred tax assets	—	—	—	—	—

Total Non-Current Assets	311.9	(0.4)	311.5	3.8	315.3
Tax receivable	—	0.2	0.2	—	0.2
Accounts receivable, net	6.0	(6.0)	—	—	—
Prepaid expenses	2.8	(2.8)	—	—	—
Other current assets	3.0	(3.0)	—	—	—
Trade and other receivables	—	10.8	10.8	2.3	13.1
Inventory	—	1.0	1.0	—	1.0
Cash and cash equivalents	21.3	0.1	21.4	—	21.4

Total Current Assets	33.1	0.3	33.4	2.3	35.7

Total Assets	345.0	(0.1)	344.9	6.1	351.0
Other interest-bearing loans and borrowings	—	—	—	—	—
Cash overdrafts	(0.3)	0.3	—	—	—
Accounts payable and accrued expenses	(15.7)	15.7	—	—	—
Current capital lease obligations	(0.2)	0.2	—	—	—
Deferred revenue, enrollment deposits and other	(72.6)	72.6	—	—	—
Trade and other payables	—	(76.7)	(76.7)	—	(76.7)
Provisions for other liabilities and charges	—	(12.1)	(12.1)	—	(12.1)
Current tax liabilities	—	—	—	—	—

Total Current Liabilities	(88.8)	—	(88.8)	—	(88.8)
Other interest-bearing loans and borrowings	—	(47.0)	(47.0)	—	(47.0)
Long-Term Capital Lease Obligations	(47.0)	47.0	—	—	—
Due to related parties	(5.2)	5.2	—	—	—
Other long-term liabilities	(20.9)	20.9	—	—	—
Other payables	—	(18.2)	(18.2)	12.8	(5.4)
Retirement benefit obligations	—	(7.7)	(7.7)	(5.4)	(13.1)
Provisions for other liabilities and charges	—	—	—	—	—
Deferred tax liabilities	—	(0.3)	(0.3)	—	(0.3)

Total Non-Current Liabilities	(73.1)	(0.1)	(73.2)	7.4	(65.8)

Total Liabilities	(161.9)	(0.1)	(162.0)	7.4	(154.6)

Net Assets	183.1	(0.2)	182.9	13.5	196.4

Share capital	—	—	—	—	—
Share premium	—	—	—	—	—
Invested Capital	193.2	—	193.2	5.7	198.9
Other reserves	—	—	—	—	—
Currency translation reserve	—	(6.3)	(6.3)	—	(6.3)
Accumulated other comprehensive loss	(10.1)	10.1	—	—	—
Shareholders' deficit	—	(4.0)	(4.0)	7.8	3.8

Total Shareholders' Funds	183.1	(0.2)	182.9	13.5	196.4

Non-Controlling Interest	(0.0)	—	(0.0)	—	(0.0)

Total Shareholders' Funds	183.1	(0.2)	182.9	13.5	196.4

  (a)
  Adjustments to reclassify line items to conform to Nord Anglia Education, Inc.'s basis of presentation.

  (b)
  Adjustments to convert US GAAP balances to IFRS balances and to adjust amounts in accordance with our accounting policies.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET (Continued)

As of February 28, 2015

(2)
The BIS Vietnam Acquisition Financing adjustments reflect the following:

Issuance of new ordinary shares	21.0
Carrying value of incremental debt	119.1

Total proceeds	140.1
Repayment of existing debt	(5.1)
Payment of acquisition payable	(133.5)

Excess cash	1.5

(3)
The Meritas Schools Acquisition Financing adjustments reflect the following assumptions:

  The purchase price of $575 million for the Meritas Schools acquisition was financed as follows:

Issuance of new ordinary shares	115.0
Carrying value of incremental debt	416.5
Cash used	18.5
Liability for contingent consideration	25.0

Total purchase price	575.0

  The purchase price was allocated to:

Net book value	196.4
Property, plant and equipment	17.7
Intangibles	81.5
Goodwill	308.4
Deferred tax liability	(29.0)

Total allocation	575.0

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

For the year ended August 31, 2014

	Historical	BIS Vietnam(1)	Meritas Schools(2)	Pro Forma Adjustments	Pro Forma Combined before Acquisition Financing Adjustments	Acquisition Financing Adjustments	Pro Forma Combined after Acquisition Financing Adjustments
	(in millions of dollars, except per share data)
Revenue	474.6	50.1	209.5	—	734.2	—	734.2
Cost of Sales	(280.3)	(29.3)	(119.1)	(0.5) (3)	(429.2)	—	(429.2)

Gross Profit	194.3	20.8	90.4	(0.5)	305.0	—	305.0
Selling, general and administrative costs	(92.9)	(7.6)	(54.0)	—	(154.5)	—	(154.5)
Depreciation	(2.0)	(0.1)	—	—	(2.1)	—	(2.1)
Amortization	(10.4)	—	(0.1)	(9.7) (4)	(20.2)	—	(20.2)
Exceptional items	(100.2)	(0.5)	(1.9)	—	(102.6)	—	(102.6)

Total selling, general and administrative expenses	(205.5)	(8.2)	(56.0)	(9.7)	(279.4)	—	(279.4)

Operating Profit	(11.2)	12.6	34.4	(10.2)	25.6	—	25.6
Finance income	2.0	1.3	0.2	—	3.5	—	3.5
Shareholder loan notes accrued interest	—	—	—	—	—	—	—
Bank loans, notes and overdrafts	(54.6)	—	—	—	(54.6)	(25.1) (7)	(79.7)
Other finance expenses	(0.9)	(1.8)	(11.4)	1.5 (5)	(12.6)	—	(12.6)

Net financing expense	(53.5)	(0.5)	(11.2)	1.5	(63.7)	(25.1)	(88.8)

Profit/(loss) before income tax	(64.7)	12.1	23.2	(8.7)	(38.1)	(25.1)	(63.3)
Income tax expense	(25.7)	(1.5)	(3.9)	1.8 (6)	(29.3)	5.3 (6)	(24.0)

Profit/(loss) after income tax	(90.4)	10.6	19.3	(6.9)	(67.4)	(19.8)	(87.3)

Profit/(Loss) attributable to:
Owners of the parent	(90.4)	9.5	18.7	(6.9)	(69.1)	(19.8)	(88.9)
Non-controlling interests	—	1.1	0.6	—	1.7	—	1.7

Profit/(loss) after income tax	(90.4)	10.6	19.3	(6.9)	(67.4)	(19.8)	(87.3)

Basic (loss)/profit per share	(1.07)						(0.98) (8)
Diluted (loss)/profit per share	(1.07)						(0.98) (8)
Weighted average number of shares
Basic	85.1					5.9 (8)	91.0
Diluted	85.1					5.9 (8)	91.0

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT (Continued)

For the year ended August 31, 2014

(1)
The historical financial information of BIS Vietnam for the period from July 1, 2013 to June 30, 2014 is derived from BIS Vietnam's audited combined financial statements, which are prepared in accordance with Vietnamese Accounting Standard and System ("VN GAAP"). The following table presents the historical financial information of BIS Vietnam under IFRS from July 1, 2013 to June 30, 2014:

	BIS Vietnam Historical (VN GAAP) (in millions of VND)	Presentation adjustments (VN GAAP) (in millions of VND)(a)	BIS Vietnam Historical (VN GAAP) (in millions of VND)	IFRS and Policy Adjustments (in millions of VND)(b)	BIS Vietnam Historical (IFRS) (in millions of VND)	BIS Vietnam Historical (IFRS) (in millions of USD)(c)
Gross Sales	1,046,692	(1,046,692)	—	—	—	—
Less Sales deductions	—	—	—	—	—	—
Net Sales	1,046,692	(1,046,692)	—	—	—	—
Tuition and fees	—	—	—	—	—	—
Other	—	—	—	—	—	—
Total Revenues	—	—	—	—	—	—
Revenue	—	1,046,692	1,046,692	11,774	1,058,466	50.1
Direct costs	—	—	—	—	—	—
Cost of Sales	(584,803)	(39,011)	(623,814)	4,995	(618,819)	(29.3)

Gross Profit	461,889	(39,011)	422,878	16,769	439,647	20.8
Selling Expenses	(5,527)	5,527	—	—	—	—
General and administrative expenses	(194,589)	194,589	—	—	—	—
Selling, general and administrative costs	—	(161,460)	(161,460)	984	(160,476)	(7.6)
Income from financial activities	10,609	(10,609)	—	—	—	—
Expenses from financial activities	(32,319)	32,319	—	—	—	—
Depreciation	—	(3,139)	(3,139)	—	(3,139)	(0.1)
Amortization	—	—	—	—	—	—
Impairment of goodwill	—	—	—	—	—	—
Exceptional items	—	(8,884)	(8,884)	(1,423)	(10,307)	(0.5)

Total selling, general and administrative expenses	(221,826)	48,343	(173,483)	(439)	(173,922)	(8.2)

Operating Profit	240,063	9,332	249,395	16,330	265,725	12.6
Finance income	—	10,541	10,541	17,825	28,366	1.3
Interest expense, net	—	—	—	—	—	—
Changes in fair values of derivatives	—	—	—	—	—	—
Foreign currency exchange gain	—	—	—	—	—	—
Shareholder loan notes accrued interest	—	—	—	—	—	—
Bank loans, notes and overdrafts	—	—	—	—	—	—
Other expenses	(10,892)	10,892	—	—	—	—
Other income	107	(107)	—	—	—	—
Other finance expenses	—	(30,658)	(30,658)	(7,585)	(38,243)	(1.8)

Net financing expense	(10,785)	(9,332)	(20,117)	10,240	(9,877)	(0.5)

Profit/(loss) before income tax	229,278	—	229,278	26,570	255,848	12.1
Corporate income tax	(31,383)	31,383	—	—	—	—
Deferred corporate income tax	838	(838)	—	—	—	—
Income tax expense	—	(30,545)	(30,545)	(2,175)	(32,720)	(1.5)

Profit/(loss) after income tax	198,733	—	198,733	24,395	223,128	10.6

Profit/(Loss) attributable to:
Owners of the parent	198,733	(19,873)	178,860	21,955	200,815	9.5
Non-controlling interests	—	19,873	19,873	2,440	22,313	1.1

Profit/(loss) after income tax	198,733	—	198,733	24,395	223,128	10.6

  (a)
  Adjustments to reclassify line items to conform to Nord Anglia Education, Inc.'s basis of presentation.

  (b)
  Adjustments to convert VN GAAP balances to IFRS balances and to adjust amounts in accordance with our accounting policies.

  (c)
  Amounts converted from Vietnamese dong to US dollar presentational currency using an average exchange rate during the period of 1 USD: 21,108 VND.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT (Continued)

For the year ended August 31, 2014

(2)
The historical financial information of the Meritas Schools for the period from July 1, 2013 to June 30, 2014 is derived from the Meritas Schools' audited combined financial statements, which are prepared in accordance with US GAAP. The following table presents the historical financial information of the Meritas Schools under IFRS from July 1, 2013 to June 30, 2014:

	Meritas Schools Historical (US GAAP)	Presentation adjustments (US GAAP)(a)	Meritas Schools Historical (US GAAP)	IFRS and Policy adjustments(b)	Meritas Schools Historical (IFRS)
	(in millions of dollars)
Gross Sales	—	—	—	—	—
Less Sales deductions	—	—	—	—	—
Net Sales	—	—	—	—	—
Tuition and fees	150.1	(150.1)	—	—	—
Other	59.4	(59.4)	—	—	—
Total Revenues	209.5	(209.5)	—	—	—
Revenue	—	209.5	209.5	—	209.5
Direct costs	(165.8)	165.8	—	—	—
Cost of Sales	—	(119.1)	(119.1)	—	(119.1)

Gross Profit	43.7	46.7	90.4	—	90.4
Selling Expenses	—	—	—	—	—
General and administrative expenses	—	—	—	—	—
Other expenses	—	—	—	—	—
Other income	—	—	—	—	—
Selling, general and administrative costs	(18.3)	(35.5)	(53.8)	(0.2)	(54.0)
Depreciation	—	—	—	—	—
Amortization	—	(0.1)	(0.1)	—	(0.1)
Exceptional items	—	(1.9)	(1.9)	—	(1.9)

Total selling, general and administrative expenses	(18.3)	(37.5)	(55.8)	(0.2)	(56.0)

Operating Profit	25.4	9.2	34.6	(0.2)	34.4
Finance income	—	0.2	0.2	—	0.2
Income from financial activities	—	—	—	—	—
Interest expense, net	(2.5)	2.5	—	—	—
Changes in fair values of derivatives	(1.1)	1.1	—	—	—
Foreign currency exchange gain	1.6	(1.6)	—	—	—
Bank loans, notes and overdrafts	—	—	—	—	—
Other finance expenses	—	(11.4)	(11.4)	—	(11.4)

Net financing expense	(2.0)	(9.2)	(11.2)	—	(11.2)

Profit/(loss) before income tax	23.4	—	23.4	(0.2)	23.2
Corporate income tax	—	—	—	—	—
Deferred corporate income tax	—	—	—	—	—
Income tax expense	(3.9)	—	(3.9)	—	(3.9)

Profit/(loss) after income tax	19.5	—	19.5	(0.2)	19.3

Profit/(Loss) attributable to:
Owners of the parent	18.9	—	18.9	(0.2)	18.7
Non-controlling interests	0.6	—	0.6	—	0.6

Profit/(loss) after income tax	19.5	—	19.5	(0.2)	19.3

  (a)
  Adjustments to reclassify line items to conform to Nord Anglia Education, Inc.'s basis of presentation.

  (b)
  Adjustments to convert US GAAP balances to IFRS balances and to adjust amounts in accordance with our accounting policies.

(3)
Reflects the full year impact of depreciation on the fair value of tangible assets from the Meritas Schools acquisition of $0.5 million.

(4)
Reflects the full year impact of amortization of intangibles acquired from the Meritas Schools of $3.0 million and from BIS Vietnam of $6.7 million. In respect of the Meritas Schools acquisition, intangible assets of $42.6 million were recorded related to brands that will be amortized over 50 years, using the straight-line method, other than in respect of College du Léman, which is an indefinite life intangible asset. Intangible assets of $38.8 million were recorded related to customer relationships that will be amortized over 15 years, using the straight-line method. In respect of BIS Vietnam, intangible assets of $100.5 million were recorded related to customer relations that will be amortized over 15 years, using the straight line method.

(5)
Reflects the adjustment to eliminate historical finance expense at BIS Vietnam prior to the BIS Vietnam acquisition.

(6)
Reflects the income tax effect of the pro forma and acquisition financing adjustments, calculated using the U.K. statutory tax rate for the period of 21.0%.

(7)
Represents interest on incremental debt of $119.1 million with a face value of $123.1 million to partially fund the BIS Vietnam acquisition and $416.5 million with a face value of $450.0 million to partially finance the Meritas Schools acquisition, as if it had been outstanding since the beginning of the period at a blended interest rate of 4.69%. A 0.125% increase or decrease in the blended rate would increase or decrease other finance expenses by $0.7 million. On completion of the BIS Vietnam acquisition we incurred $150.0 million of incremental loans under our senior secured term loan facility, $123.1 million of which was used to partially fund the BIS Vietnam acquisition.

(8)
Assumes net proceeds of $115.0 million from a primary equity offering of $126.2 million at $26.29 per share, the closing price of our ordinary shares on the NYSE on June 5, 2015, to partially fund the Meritas Schools acquisition and includes the issuance of 1.0 million shares at $20.00 per share as partial consideration for the BIS Vietnam acquisition.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

For the six months ended February 28, 2015

	Historical Adjusted(1)	BIS Vietnam(2)	Meritas Schools(3)	Pro Forma Adjustments		Pro Forma Combined before Acquisition Financing Adjustments	Acquisition Financing Adjustments		Pro Forma Combined after Acquisition Financial Adjustments
	(in millions of dollars, except per share data)
Revenue	307.6	24.5	98.3	0.2	(4)	430.6	—		430.6
Cost of Sales	(182.1)	(16.6)	(61.9)	(0.3	)(5)	(260.9)	—		(260.9)

Gross Profit	125.5	7.9	36.4	(0.1)		169.7	—		169.7
Selling, general and administrative costs	(57.3)	(4.0)	(25.5)	—		(86.8)	—		(86.8)
Depreciation	(0.4)	(0.1)	—	—		(0.5)	—		(0.5)
Amortization	(7.0)	—	(0.1)	(3.7	)(6)	(10.8)	—		(10.8)
Exceptional items	(2.7)	—	(1.7)	—		(4.4)	—		(4.4)

Total selling, general and administrative expenses	(67.4)	(4.1)	(27.3)	(3.7)		(102.5)	—		(102.5)

Operating Profit	58.1	3.8	9.1	(3.8)		67.2	—		67.2
Finance income	1.2	0.5	0.1	—		1.8	—		1.8
Bank loans, notes and overdrafts	(13.2)	—	—	—		(13.2)	(12.6	)(9)	(25.8)
Other finance expenses	(1.4)	(0.3)	(6.2)	0.3	(7)	(7.6)	—		(7.6)

Net financing expense	(13.4)	0.2	(6.1)	0.3		(19.0)	(12.6)		(31.6)

Profit/(loss) before income tax	44.7	4.0	3.0	(3.5)		48.2	(12.6)		35.6
Income tax expense	(13.2)	(0.4)	0.4	0.8	(8)	(12.4)	2.6	(8)	(9.8)

Profit/(loss) after income tax	31.5	3.6	3.4	(2.7)		35.8	(10.0)		25.8

Profit/(Loss) attributable to:
Owners of the parent	31.2	3.3	3.2	(2.7)		35.0	(10.0)		24.9
Non-controlling interests	0.3	0.3	0.2	—		0.8	—		0.9

Profit/(loss) after income tax	31.5	3.6	3.4	(2.7)		35.8	(10.0)		25.8

Basic (loss)/profit per share	0.32								0.24(10)
Diluted (loss)/profit per share	0.32								0.24(10)
Weighted average number of shares
Basic	97.7						5.9(10)		103.7
Diluted	97.8						5.9(10)		103.7

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT (Continued)

For the six months ended February 28, 2015

(1)
The historical financial information of Nord Anglia Education, Inc. for the period from September 1, 2014 to February 28, 2015 is derived from the company's unaudited interim financial statements, which are prepared in accordance with IFRS. The following table excludes the January and February 2015 results of operations of BIS Vietnam which were consolidated in the company's interim financial statements but are excluded for purposes of the pro forma presentation:

	Historical	Adjustments	Historical Adjusted
	(in millions of dollars, except per share data)
Revenue	318.3	(10.7)	307.6
Cost of Sales	(188.6)	6.5	(182.1)

Gross Profit	129.7	(4.2)	125.5
Selling, general and administrative costs	(58.4)	1.1	(57.3)
Depreciation	(0.4)	—	(0.4)
Amortization	(7.0)	—	(7.0)
Exceptional items	(2.7)	—	(2.7)

Total selling, general and administrative expenses	(68.5)	1.1	(67.4)

Operating Profit	61.2	(3.1)	58.1
Finance income	1.3	(0.1)	1.2
Shareholder loan notes accrued interest	—	—	—
Bank loans, notes and overdrafts	(13.2)	—	(13.2)
Other finance expenses	(1.4)	—	(1.4)

Net financing expense	(13.3)	(0.1)	(13.4)

Profit/(loss) before income tax	47.9	(3.2)	44.7
Income tax expense	(13.2)	—	(13.2)

Profit/(loss) after income tax	34.7	(3.2)	31.5

Profit/(Loss) attributable to:
Owners of the parent	34.4	(3.2)	31.2
Non-controlling interests	0.3	—	0.3

Profit/(loss) after income tax	34.7	(3.2)	31.5

Basic (loss)/profit per share	0.35		0.32
Diluted (loss)/profit per share	0.35		0.32

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT (Continued)

For the six months ended February 28, 2015

(2)
The historical financial information of BIS Vietnam for the period from July 1, 2014 to December 31, 2014 is derived from BIS Vietnam's unaudited combined financial statements, which are prepared in accordance with VN GAAP. The following table presents the historical financial information of BIS Vietnam under IFRS from July 1, 2014 to December 31, 2014:

	BIS Vietnam Historical (VN GAAP) (in millions of VND)	Presentation adjustments (VN GAAP) (in millions of VND)(a)	BIS Vietnam Historical (VN GAAP) (in millions of VND)	IFRS and Policy adjustments (in millions of VND)(b)	BIS Vietnam Historical (IFRS) (in millions of VND)	BIS Vietnam Historical (IFRS) (in millions of USD)(c)
Gross Sales	521,800	(521,800)	—	—	—	—
Less Sales deductions	(9)	9	—	—	—	—
Net Sales	521,791	(521,791)	—	—	—	—
Tuition and fees	—	—	—	—	—	—
Other	—	—	—	—	—	—
Total Revenues	—	—	—	—	—	—
Revenue	—	521,791	521,791	—	521,791	24.5
Direct costs	—	—	—	—	—	—
Cost of Sales	(338,082)	(19,239)	(357,321)	4,266	(353,055)	(16.6)

Gross Profit	183,709	(19,239)	164,470	4,266	168,736	7.9
Selling Expenses	(3,025)	3,025	—	—	—	—
General and administrative expenses	(103,113)	103,113	—	—	—	—
Selling, general and administrative costs	—	(83,482)	(83,482)	(699)	(84,181)	(4.0)
Income from financial activities	8,622	(8,622)	—	—	—	—
Expenses from financial activities	(8,027)	8,027	—	—	—	—
Depreciation	—	(2,198)	(2,198)	—	(2,198)	(0.1)
Amortization	—	—	—	—	—	—
Impairment of goodwill	—	—	—	—	—	—
Exceptional items	—	—	—	(777)	(777)	—

Total selling, general and administrative expenses	(105,543)	19,863	(85,680)	(1,476)	(87,156)	(4.1)

Operating Profit	78,166	624	78,790	2,790	81,580	3.8
Finance income	—	6,994	6,994	2,777	9,771	0.5
Interest expense, net	—	—	—	—	—	—
Changes in fair values of derivatives	—	—	—	—	—	—
Foreign currency exchange gain	—	—	—	—	—	—
Shareholder loan notes accrued interest	—	—	—	—	—	—
Bank loans, notes and overdrafts	—	—	—	—	—	—
Other expenses	(188)	188	—	—	—	—
Other income	742	(742)	—	—	—	—
Other finance expenses		(7,064)	(7,064)	—	(7,064)	(0.3)

Net financing expense	554	(624)	(70)	2,777	2,707	0.2

Profit/(loss) before income tax	78,720	—	78,720	5,567	84,287	4.0
Corporate income tax	(6,733)	6,733	—	—	—	—
Deferred corporate income tax	—	—	—	—	—	—
Income tax expense	—	(6,733)	(6,733)	(476)	(7,209)	(0.4)

Profit/(loss) after income tax	71,987	—	71,987	5,091	77,078	3.6

Profit/(Loss) attributable to:
Owners of the parent	71,987	(7,199)	64,788	4,582	69,370	3.3
Non-controlling interests	—	7,199	7,199	509	7,708	0.3

Profit/(loss) after income tax	71,987	—	71,987	5,091	77,078	3.6

  (a)
  Adjustments to reclassify line items to conform to Nord Anglia Education, Inc.'s basis of presentation.

  (b)
  Adjustments to convert VN GAAP balances to IFRS balances and to adjust amounts in accordance with our accounting policies.

  (c)
  Amounts converted from Vietnamese dong to US dollar presentational currency using an average exchange rate during the period of 1USD: 21,240 VND.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT (Continued)

For the six months ended February 28, 2015

(3)
The historical financial information of the Meritas Schools for the period from July 1, 2014 to December 31, 2014 is derived from the Meritas Schools unaudited combined financial statements, which are prepared in accordance with US GAAP. The following table presents the historical financial information of the Meritas Schools under IFRS from July 1, 2014 to December 31, 2014:

	Meritas Schools Historical (US GAAP)	Presentation adjustments (US GAAP)(a)	Meritas Schools Historical (US GAAP)	IFRS and Policy adjustments(b)	Meritas Schools Historical (IFRS)
	(in millions of dollars)
Gross Sales	—	—	—	—	—
Less Sales deductions	—	—	—	—	—
Net Sales	—	—	—	—	—
Tuition and fees	70.0	(70.0)	—	—	—
Other	28.3	(28.3)	—	—	—
Total Revenues	98.3	(98.3)	—	—	—
Revenue	—	98.3	98.3	—	98.3
Direct costs	(84.5)	84.5	—	—	—
Cost of Sales	—	(61.9)	(61.9)	—	(61.9)

Gross Profit	13.8	22.6	36.4	—	36.4
Selling Expenses	—	—	—	—	—
General and administrative expenses	—	—	—	—	—
Other expenses	—	—	—	—	—
Other income	—	—	—	—	—
Selling, general and administrative costs	(9.7)	(15.7)	(25.4)	(0.1)	(25.5)
Depreciation	—	—	—	—	—
Amortization	—	(0.1)	(0.1)	—	(0.1)
Exceptional items	—	(1.7)	(1.7)	—	(1.7)

Total selling, general and administrative expenses	(9.7)	(17.5)	(27.2)	(0.1)	(27.3)

Operating Profit	4.1	5.1	9.2	(0.1)	9.1
Finance income	—	0.1	0.1	—	0.1
Income from financial activities	—	—	—	—	—
Interest expense, net	(1.1)	1.1	—	—	—
Changes in fair values of derivatives	—	—	—	—	—
Foreign currency exchange gain	0.1	(0.1)	—	—	—
Bank loans, notes and overdrafts	—	—	—	—	—
Expenses from financial activities	—	—	—	—	—
Other finance expenses	—	(6.2)	(6.2)	—	(6.2)

Net financing expense	(1.0)	(5.1)	(6.1)	—	(6.1)

Profit/(loss) before income tax	3.1	—	3.1	(0.1)	3.0
Corporate income tax	—	—	—	—	—
Deferred corporate income tax	—	—	—	—	—
Income tax expense	0.4	—	0.4	—	0.4

Profit/(loss) after income tax	3.5	—	3.5	(0.1)	3.4

Profit/(Loss) attributable to:
Owners of the parent	3.3	—	3.3	(0.1)	3.2
Non-controlling interests	0.2	—	0.2	—	0.2

Profit/(loss) after income tax	3.5	—	3.5	(0.1)	3.4

  (a)
  Adjustments to reclassify line items to conform to Nord Anglia Education, Inc.'s basis of presentation.

  (b)
  Adjustments to convert US GAAP balances to IFRS balances and to adjust amounts in accordance with our accounting policies.

(4)
Reflects an adjustment to recognize registration fees previously recorded on the balance sheet.

(5)
Reflects the impact of depreciation on the fair value of tangible assets from the Meritas Schools acquisition of $0.3 million.

(6)
Reflects the six-month impact of amortization of intangibles of $1.5 million acquired from the Meritas Schools and $2.2 million from BIS Vietnam.

(7)
Reflects the adjustment to eliminate historical finance expense at BIS Vietnam prior to the BIS Vietnam acquisition.

(8)
Reflects the income tax effect of the pro forma and acquisition financing adjustments, calculated using the U.K. Statutory tax rate for the period of 21.0%.

(9)
Represents interest on incremental debt of $119.1 million with a face value of $123.1 million to partially fund the BIS Vietnam acquisition and $416.5 million with a face value of $450.0 million to partially finance the Meritas Schools acquisition, as if it had been outstanding since the beginning of the period at a blended interest rate of 4.69%. A 0.125% increase or decrease in the blended rate would increase or decrease other finance expenses by $0.4 million. On completion of the BIS Vietnam acquisition we incurred $150.0 million of incremental loans under our senior secured term loan facility, $123.1 million of which was used to partially fund the BIS Vietnam acquisition.

(10)
Assumes net proceeds of $115.0 million from a primary equity offering of $126.2 million at $26.29 per share, the closing price of our ordinary shares on the NYSE on June 5, 2015, to partially fund the Meritas acquisition and includes the issuance of 1.0 million shares at $20.00 per share as partial consideration for the BIS Vietnam acquisition.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

For the six months ended February 28, 2014

	Historical	BIS Vietnam(1)	Meritas Schools(2)	Pro Forma Adjustments	Pro Forma Combined before Acquisition Financing Adjustments	Acquisition Financing Adjustments	Pro Forma Combined after Acquisition Financing Adjustments
	(in millions of dollars, except per share data)
Revenue	271.9	21.7	92.8	—	386.4	—	386.4
Cost of Sales	(157.9)	(14.1)	(64.6)	(0.3) (3)	(236.9)	—	(236.9)

Gross Profit	114.0	7.6	28.2	(0.3)	149.5	—	149.5
Selling, general and administrative costs	(41.8)	(3.7)	(20.2)	—	(65.7)	—	(65.7)
Depreciation	(0.5)	(0.3)	—	—	(0.8)	—	(0.8)
Amortization	(4.9)	—	—	(4.9) (4)	(9.8)	—	(9.8)
Exceptional items	(2.5)	(0.0)	(1.7)	—	(4.2)	—	(4.2)

Total selling, general and administrative expenses	(49.7)	(4.0)	(21.9)	(4.9)	(80.5)	—	(80.5)

Operating Profit	64.3	3.6	6.3	(5.2)	69.0	—	69.0
Finance income	1.1	0.3	0.1	—	1.5	—	1.5
Bank loans, notes and overdrafts	(34.1)	—	—	—	(34.1)	(12.6) (7)	(46.7)
Other finance expenses	—	(0.7)	(6.8)	0.7 (5)	(6.8)	—	(6.8)

Net financing expense	(33.0)	(0.4)	(6.7)	0.7	(39.4)	(12.6)	(52.0)

Profit/(loss) before income tax	31.3	3.2	(0.4)	(4.5)	29.6	(12.6)	16.9
Income tax expense	(13.2)	(0.4)	0.6	1.0 (6)	(12.0)	2.9 (6)	(9.1)

Profit/(loss) after income tax	18.1	2.8	0.2	(3.5)	17.6	(9.7)	7.8

Profit/(Loss) attributable to:
Owners of the parent	18.1	2.5	(0.1)	(3.5)	17.0	(9.7)	7.3
Non-controlling interests	—	0.3	0.3	—	0.6	—	0.5

Profit/(loss) after income tax	18.1	2.8	0.2	(3.5)	17.6	(9.7)	7.8

Basic (loss)/profit per share	0.24						0.09 (8)
Diluted (loss)/profit per share	0.24						0.09 (8)
Weighted average number of shares
Basic	75.9					5.9 (8)	81.8
Diluted	76.6					5.9 (8)	82.5

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT (Continued)

For the six months ended February 28, 2014

(1)
The historical financial information of BIS Vietnam for the period from July 1, 2013 to December 31, 2013 is derived from the BIS Vietnam's unaudited combined financial statements, which are prepared in accordance with VN GAAP. The following table presents the historical financial information of BIS Vietnam under IFRS from July 1, 2013 to December 31, 2013:

	BIS Vietnam Historical (VN GAAP) (in millions of VND)	Presentation adjustments (VN GAAP) (in millions of VND)(a)	BIS Vietnam Historical (VN GAAP) (in millions of VND)	IFRS and Policy adjustments (in millions of VND)(b)	BIS Vietnam Historical (IFRS) (in millions of VND)	BIS Vietnam Historical (IFRS) (in millions of USD)(c)
Gross Sales	457,637	(457,637)	—	—	—	—
Less Sales deductions	—	—	—	—	—	—
Net Sales	457,637	(457,637)	—	—	—	—
Tuition and fees	—	—	—	—	—	—
Other	—	—	—	—	—	—
Total Revenues	—	—	—	—	—	—
Revenue	—	457,637	457,637	—	457,637	21.7
Direct costs	—	—	—	—	—	—
Cost of Sales	(279,879)	(19,214)	(299,093)	1,497	(297,596)	(14.1)

Gross Profit	177,758	(19,214)	158,544	1,497	160,041	7.6
Selling Expenses	(1,490)	1,490	—	—	—	—
General and administrative expenses	(93,768)	93,768	—	—	—	—
Selling, general and administrative costs	—	(78,403)	(78,403)	—	(78,403)	(3.7)
Income from financial activities	7,311	(7,311)	—	—	—	—
Expenses from financial activities	(13,834)	13,834	—	—	—	—
Depreciation	—	(6,923)	(6,923)	—	(6,923)	(0.3)
Amortization	—	—	—	—	—	—
Impairment of goodwill	—	—	—	—	—	—
Exceptional items	—	—	—	(656)	(656)	(0.0)

Total selling, general and administrative expenses	(101,781)	16,455	(85,326)	(656)	(85,982)	(4.0)

Operating Profit	75,977	(2,759)	73,218	841	74,059	3.6
Finance income	—	7,271	7,271	—	7,271	0.3
Interest expense, net	—	—	—	—	—	—
Changes in fair values of derivatives	—	—	—	—	—	—
Foreign currency exchange gain	—	—	—	—	—	—
Shareholder loan notes accrued interest	—	—	—	—	—	—
Bank loans, notes and overdrafts	—	—	—	—	—	—
Other expenses	(9,304)	9,304	—	—	—	—
Other income	52	(52)	—	—	—	—
Other finance expenses	—	(13,764)	(13,764)	—	(13,764)	(0.7)

Net financing expense	(9,252)	2,759	(6,493)	—	(6,493)	(0.4)

Profit/(loss) before income tax	66,725	—	66,725	841	67,566	3.2
Corporate income tax	(9,308)	9,308	—	—	—	—
Deferred corporate income tax	—	—	—	—	—
Income tax expense	—	(9,308)	(9,308)	(117)	(9,425)	(0.4)

Profit/(loss) after income tax	57,417	—	57,417	724	58,141	2.8

Profit/(Loss) attributable to:
Owners of the parent	57,417	(5,742)	51,675	652	52,327	2.5
Non-controlling interests	—	5,742	5,742	72	5,814	0.3

Profit/(loss) after income tax	57,417	—	57,417	724	58,141	2.8

  (a)
  Adjustments to reclassify line items to conform to Nord Anglia Education, Inc.'s basis of presentation.

  (b)
  Adjustments to convert VN GAAP balances to IFRS balances and to adjust amounts in accordance with our accounting policies.

  (c)
  Amounts converted from Vietnamese dong to US dollar presentational currency using an average exchange rate during the period of 1 USD: 21,135 VND.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT (Continued)

For the six months ended February 28, 2014

(2)
The historical financial information of the Meritas Schools for the period from July 1, 2013 to December 31, 2013 is derived from the Meritas Schools unaudited combined financial statements, which are prepared in accordance with US GAAP. The following table presents the historical financial information of the Meritas Schools under IFRS from July 1, 2013 to December 31, 2013:

	Meritas Schools Historical (US GAAP)	Presentation adjustments (US GAAP)(a)	Meritas Schools Historical (US GAAP)	IFRS and Policy adjustments(b)	Meritas Schools Historical (IFRS)
	(in millions of dollars)
Gross Sales	—	—	—	—	—
Less Sales deductions	—	—	—	—	—
Net Sales	—	—	—	—	—
Tuition and fees	65.8	(65.8)	—	—	—
Other	26.8	(26.8)	—	—	—
Total Revenues	92.6	(92.6)	—	—	—
Revenue	—	92.6	92.6	0.2	92.8
Direct costs	(81.0)	81.0	—	—	—
Cost of Sales	—	(64.6)	(64.6)	—	(64.6)

Gross Profit	11.6	16.4	28.0	0.2	28.2
Selling Expenses	—	—	—	—	—
General and administrative expenses	—	—	—	—	—
Other expenses	—	—	—	—	—
Other income	—	—	—	—	—
Selling, general and administrative costs	(9.2)	(10.8)	(20.0)	(0.2)	(20.2)
Depreciation	—	—	—	—	—
Amortization	—	—	—	—	—
Exceptional items	—	(1.7)	(1.7)	—	(1.7)

Total selling, general and administrative expenses	(9.2)	(12.5)	(21.7)	(0.2)	(21.9)

Operating Profit	2.4	3.9	6.3	—	6.3
Finance income	—	0.1	0.1	—	0.1
Income from financial activities	—	—	—	—	—
Interest expense, net	(1.4)	1.4	—	—	—
Changes in fair values of derivatives	(1.3)	1.3	—	—	—
Foreign currency exchange gain	(0.1)	0.1	—	—	—
Bank loans, notes and overdrafts	—	—	—	—	—
Expenses from financial activities	—	—	—
Other finance expenses	—	(6.8)	(6.8)	—	(6.8)

Net financing expense	(2.8)	(3.9)	(6.7)	—	(6.7)

Profit/(loss) before income tax	(0.4)	—	(0.4)	—	(0.4)
Corporate income tax	—	—	—	—	—
Deferred corporate income tax	—	—	—	—	—
Income tax expense	0.6	—	0.6	—	0.6

Profit/(loss) after income tax	0.2	—	0.2	—	0.2

Profit/(Loss) attributable to:
Owners of the parent	0.2	(0.2)	(0.1)	—	(0.1)
Non-controlling interests	—	0.2	0.3	—	0.3

Profit/(loss) after income tax	0.2	—	0.2	—	0.2

  (a)
  Adjustments to reclassify line items to conform to Nord Anglia Education, Inc.'s basis of presentation.

  (b)
  Adjustments to convert US GAAP balances to IFRS balances and to adjust amounts in accordance with our accounting policies.

(3)
Reflects the impact of depreciation on the fair value of tangible assets from the Meritas Schools acquisition of $0.3 million.

(4)
Reflects the six-month impact of amortization of intangibles acquired from the Meritas Schools of $1.5 million and from BIS Vietnam of $3.4 million.

(5)
Reflects the adjustment to eliminate historical finance expense at BIS Vietnam prior to the BIS Vietnam acquisition.

(6)
Reflects the income tax effect of the pro forma and acquisition financing adjustments, calculated at the U.K. Statutory tax rate of 23.0%.

(7)
Represents interest on incremental debt of $119.1 million with a face value of $123.1 million to partially fund the BIS Vietnam acquisition and $416.5 million with a face value of $450.0 million to partially finance the Meritas Schools acquisition, as if it had been outstanding since the beginning of the period at a blended interest rate of 4.69%. A 0.125% increase or decrease in the blended rate would increase or decrease other finance expenses by $0.4 million. On completion of the BIS Vietnam acquisition we incurred $150.0 million of incremental loans under our senior secured term loan facility, $123.1 million of which was used to partially fund the BIS Vietnam acquisition.

(8)
Assumes net proceeds of $115.0 million from a primary equity offering of $126.2 million at $26.29 per share, the closing price of our ordinary shares on the NYSE on June 5, 2015, to partially fund the Meritas acquisition and includes the issuance of 1.0 million shares at $20.00 per share as partial consideration for the BIS Vietnam acquisition.

Pro Forma Supplementary Financial Data

	For the year ended August 31, 2014		For the 6 months ended February 28, 2014		For the 6 months ended February 28, 2015
	Historical	Pro Forma	Historical	Pro Forma	Historical	Pro Forma
	(in millions of dollars)
Adjusted Gross Profit	260.2	397.8	147.3	195.5	169.0	221.7
Adjusted EBITDA	127.4	191.1	81.4	101.5	91.8	111.1
Adjusted Net Income	22.8	33.0	23.4	17.8	45.9	42.8

        We use EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Cost of Sales and Adjusted Gross Profit as supplemental financial measures of our operating performance. We define EBITDA as (loss)/profit for the year plus income tax expense, net financing (expense)/income, exceptional items, impairment of goodwill, amortization and depreciation, and we define Adjusted EBITDA as EBITDA adjusted for the items set forth in the table below. We define Adjusted Net Income as Adjusted EBITDA adjusted for the items in the table below. We define Adjusted Cost of Sales as cost of sales excluding Premium School land and building operating lease costs and depreciation charges arising from tangible assets owned by Premium Schools, and we define Adjusted Gross Profit as revenue less Adjusted Cost of Sales. EBITDA, Adjusted EBITDA, Adjusted Net Income Adjusted Cost of Sales and Adjusted Gross Profit are not standard measures under IFRS. EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Cost of Sales and Adjusted Gross Profit should not be considered in isolation or construed as alternatives to cash flows, net income or any other measure of financial performance or as indicators of our operating performance, liquidity, profitability or cash flows generated by operating, investing or financing activities. We may incur expenses similar to the adjustments in this presentation in the future and certain of these items could be recurring. EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Cost of Sales and Adjusted Gross Profit presented herein may not be comparable to similarly titled measures presented by other companies. Set forth below is a reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Cost of Sales and Adjusted Gross Profit to the most directly comparable IFRS measures.

Reconciliation of supplementary financial data:

	For the year ended August 31, 2014		For the 6 months ended February 28, 2014		For the 6 months ended February 28, 2015
	Historical	Pro Forma	Historical	Pro Forma	Historical	Pro Forma
	(in millions of dollars)
Revenue	474.6	734.2	271.9	386.4	318.3	430.6
Cost of Sales	(280.3)	(429.2)	(157.9)	(236.9)	(188.6)	(260.9)
Gross Profit	194.3	305.0	114.0	149.5	129.7	169.7
Rent Premium Schools	44.5	55.5	23.1	28.0	24.9	29.7
Depreciation Premium Schools	21.4	37.2	10.2	18.0	14.4	22.2
Adjusted Cost of Sales	(214.4)	(336.5)	(124.6)	(190.9)	(149.3)	(209.0)

Adjusted Gross Profit	260.2	397.8	147.3	195.5	169.0	221.7

Profit/(loss) for the period	(90.4)	(87.3)	18.1	7.8	34.7	25.8
Income tax expense	25.7	24.0	13.2	9.1	13.2	9.8
Net financing expense	53.5	88.8	33.0	52.0	13.3	31.6
Exceptional items(a)	100.2	102.6	2.5	4.2	2.7	4.4
Amortization	10.4	20.2	4.9	9.8	7.0	10.8
Depreciation(b)	23.4	39.3	10.7	18.8	14.8	22.7

EBITDA	122.8	187.6	82.4	101.7	85.7	105.1
Loss on disposal of PP&E(c)	0.1	0.4	—	0.7	0.3	0.2
Exchange gain(d)	(4.0)	(5.4)	(4.6)	(4.5)	4.6	4.6
Share Based Payments(e)	3.1	3.1	2.4	2.4	1.2	1.2
Management Fees(f)	1.2	1.2	1.0	1.0	—	—
Greenfield Schools Pre-Opening Costs(g)	4.1	4.1	—	—	—	—
Other	0.1	0.1	0.2	0.2	—	—

Adjusted EBITDA	127.4	191.1	81.4	101.5	91.8	111.1
Depreciation(b)	(23.4)	(39.3)	(10.7)	(18.8)	(14.8)	(22.7)
Net financing expense	(53.5)	(88.8)	(33.0)	(52.0)	(13.3)	(31.6)
Income tax expense	(25.7)	(24.0)	(13.2)	(9.1)	(13.2)	(9.8)
Tax adjustments(h)	(2.0)	(4.3)	(1.1)	(3.2)	(4.3)	(3.3)
Non Controlling interest	—	(1.7)	—	(0.6)	(0.3)	(0.9)

Adjusted Net Income	22.8	33.0	23.4	17.8	45.9	42.8

(a)
Exceptional expenses primarily related to the acquisition of schools, including associated transaction and integration costs.

(b)
Includes all depreciation, including depreciation relating to Premium Schools.

(c)
Includes loss on disposal of assets associated with the termination of learning services contracts in the UK.

(d)
Represents foreign currency translational gains primarily associated with our intercompany loan balances.

(e)
Represents non-cash charges associated with the equity investments in our company by members of our management.

(f)
Represents management fees paid to Premier Education Holdings.

(g)
Includes the pre-opening costs associated with the opening of our schools in Hong Kong and Dubai in September 2014.

(h)
Represents the tax impact associated with the exclusion of exceptional items and amortization in calculating Adjusted Net Income.

THE MERITAS SCHOOLS

        Upon the acquisition of the six Meritas Schools, we will provide quality education to more than 32,000 students across a global network of 41 schools in 15 countries with more than 45,900 seats of capacity.

        The Meritas Schools have excellent reputations in their markets and, similar to our schools, focus on delivering personalized instruction to help maximize every student's academic achievement. The Meritas Schools in Switzerland and North America offer a U.S. curriculum, which will provide us with a platform for accessing a large portion of the global premium schools market. In addition, the boarding program provided by the Swiss and U.S. schools will complement our existing boarding offering and provide us with boarding expertise in the U.S. for the first time. The Meritas Schools maintain a strong, global boarding student recruitment team, which we will use to drive enrollment at our existing boarding schools, Collège Champittet and Collège Beau-Soleil in Switzerland and Regents International School Pattaya in Thailand, as well as at the Meritas Schools.

        In addition, the acquisition of the Meritas Schools is a strong fit with our global growth strategy and will improve the balance among our geographic regions by increasing our presence in the U.S. and Switzerland.

        The following table shows the Meritas Schools' FTEs by region as of May 1, 2015:

As of May 1, 2015
Full-time equivalent students:
China	191
Europe	1,878
North America	6,014

Total	8,083

The Meritas Schools' Key Operating and Financial Characteristics

        In addition to FTEs, the Meritas Schools track the following key operating metrics: capacity, utilization and revenue per FTE.

        The table below sets out the Meritas Schools' key operating data for the periods indicated which are calculated on a similar basis to ours:

	Year ended June 30,	Six months ended December 31,
	2014	2013	2014
Full-time equivalent students (average for the period)(1)
China	147	147	191
Europe	1,908	1,901	1,876
North America	5,733	5,725	6,001

Total	7,789	7,773	8,068

Capacity (average for the period)(2)
China	1,050	1,050	1,050
Europe	2,475	2,475	2,475
North America	7,587	7,587	7,855
Total	11,112	11,112	11,380

Utilization (average for the period)(3)
China	14%	14%	18%
Europe	77%	77%	76%
North America	76%	75%	76%
Total	70%	70%	71%

Revenue per FTE (in $ thousands)(4)
China	29.6	13.8	12.9
Europe	46.6	19.2	19.1
North America	20.3	9.5	10.0
Total	26.9	11.9	12.2

(1)
The Meritas Schools calculate average FTEs for a period by dividing the sum of the number of FTEs at each calendar month end in the period by the number of calendar months in the period.

(2)
The Meritas Schools calculate average capacity for a period by dividing the total number of FTEs that can be accommodated based on existing classrooms at each academic calendar month divided by the number of months in such period.

(3)
The Meritas Schools calculate utilization for a period as a percentage equal to the average FTEs for the period divided by average capacity for the period.

(4)
The Meritas Schools calculate revenue per FTE for a period by dividing revenue from the schools for the period by the average FTEs for the period. The amounts of revenue used in deriving the revenue per FTE amounts reflect conversion of Meritas Schools' historical financial information from US GAAP to IFRS.

        The table below shows supplemental financial information of the Meritas Schools, adjusted to conform to our basis of presentation and convert from US GAAP to IFRS for the periods indicated.

		For the six months ended December 31,
	For the year ended June 30, 2014
		2013	2014
Revenue	209.5	92.8	98.3
Cost of Sales	(119.1)	(64.6)	(61.9)

Gross Profit	90.4	28.2	36.4
Selling, general and administrative costs	(54.0)	(20.2)	(25.5)
Depreciation	—	—	—
Amortization	(0.1)	(0.0)	(0.1)
Exceptional items	(1.9)	(1.7)	(1.7)

Total selling, general and administrative expenses	(56.0)	(21.9)	(27.3)

Operating Profit	34.4	6.3	9.1
Finance income	0.2	0.1	0.1
Shareholder loan notes accrued interest	—	—	—
Bank loans, notes and overdrafts	—	—	—
Other finance expenses	(11.4)	(6.8)	(6.2)

Net financing expense	(11.2)	(6.7)	(6.1)

Profit / (loss) before income tax	23.2	(0.4)	3.0
Income tax expense	(3.9)	0.6	0.4

Profit / (loss) after income tax	19.3	0.2	3.4

Profit/(Loss) attributable to:	—	—	—
Owners of the parent	18.7	(0.1)	3.2
Non-controlling interests	0.6	0.3	0.2

Profit / (loss) after income tax	19.3	0.2	3.4

Profit / (loss) after income tax	19.3	0.2	3.4
Income tax expense	3.9	(0.6)	(0.4)
Net financing expense	11.2	6.7	6.1
Exceptional items	1.9	1.7	1.7
Amortization	0.1	0.0	0.1
Depreciation	—	—	—
Depreciation in Cost of Sales	12.3	5.9	6.5

EBITDA	48.6	13.9	17.4
Loss/(Gain) on disposal of PP&E	0.2	0.2	(0.1)
Exchange gain	(1.5)	0.1	(0.1)
Share Based Payments	—	—	—
Management Fees	—	—	—
Greenfield Schools Pre-Opening Costs	—	—	—
Other	—	—	—

Adjusted EBITDA	47.3	14.2	17.2

Depreciation	(12.3)	(5.9)	(6.5)
Net financing expense	(11.2)	(6.7)	(6.1)
Income tax expense	(3.9)	0.6	0.4
Tax Adjustments	(0.1)	(0.1)	(0.1)
Non-Controlling Interest	(0.6)	(0.3)	(0.3)

Adjusted Net Income	19.2	1.8	4.6

Revenue

        The Meritas Schools' revenue includes tuition reduced by discounts and scholarships, fees for registration and other educational services, as well as other revenue primarily consisting of supplemental fees from after-school and summer programs, camps, field trips, and sales of products and food. Tuition revenue and school-related services are recognized when the following criteria have been met: execution of an enrollment agreement or a contract that contains a specific tuition rate and a fee, rendering of educational services over time, and probable collection.

        Tuition payments received in advance of the time period for which service is to be performed are recorded as deferred revenue. All other revenue is recognized as the service is provided. Application fees are recognized as received and are an insignificant amount. Certain other fees may be received in advance of services being rendered, in which case the fee revenue is deferred and recognized over the appropriate period of service. The Meritas Schools have a similar cash collection profile to our schools, with approximately 49% of the full fiscal year tuition revenue received in advance of the start of the academic year. The Meritas Schools generated $209.5 million of revenue for fiscal 2014, adjusted to conform to our basis of presentation and converted from US GAAP to IFRS.

Cost of Sales

        The Meritas Schools' cost of sales primarily represents direct educational expenses, such as salary and benefits for school principals, teaching staff and lecturers employed in the schools, cost of teaching materials, school lunches, bus services and certain after school activities. Costs of sales also include expenses related to school properties. Cost of sales generally varies from year to year primarily based on enrollments. Cost of sales was $119.6 million for fiscal 2014, adjusted to conform to our basis of presentation and converted from US GAAP to IFRS.

Currency Translation

        The Meritas Schools conduct business in Swiss francs, U.S. dollars, Mexican pesos and Chinese Renminbi. Assets and liabilities of non-U.S. schools are translated to U.S. dollars at period-end exchange rates. Income and expense items are translated at weighted-average exchange rates prevailing during the year. Gains or losses resulting from translation are recorded as a separate component of accumulated other comprehensive loss. Transaction gains and losses are recognized in the results of operations based on the difference between foreign exchange rates on the transaction date and on the settlement date.

Adjusted EBITDA

        The Meritas Schools generated $47.3 million of Adjusted EBITDA for fiscal 2014, on a pro forma basis.

Plant, Property and Equipment

        As of March 31, 2015 the Meritas Schools had plant, property and equipment of $235.6 million, including properties owned where the Village School, North Broward Preparatory School and Windermere Preparatory School campus are located. With capacity utilisation of 71% for the six months ended December 31, 2014, the Meritas Schools retain capacity to accommodate additional enrollments.

Pensions

United States Profit Sharing Plans

        The Meritas Schools participate in a 401(k) plan. Employees are eligible to participate in the 401(k) Plan after reaching 21 years of age and one month of service. Employees may make contributions to the 401(k) Plan through payroll deferrals. Employer matching contributions are discretionary.

European Defined Benefit Plan

        The Meritas School in Switzerland maintains a defined benefit pension plan covering substantially all of its European employees. Payments are made to the plan by the employee and the employer. Contributions are based on the age of the employee and vary between 4% and 18% of eligible earnings, as defined.

The Meritas Schools

        The following table sets forth certain information about the Meritas Schools and their educational programs:

School	Date Founded	Curriculum	Qualification(1)	Day / Boarding
China
Léman International School (Chengdu, China)	2009	IB Curriculum	AP/IBD	Day
Europe
Collège du Léman (Geneva, Switzerland)	1960	U.S., French, Swiss & IB Curriculum	AP/IBD/IGCSE/ Swiss Maturité/French Bac	Day and Boarding
North America
The Village School (Houston, Texas, USA)	1966	U.S. & IB Curriculum	AP/IBD	Day and Boarding
North Broward Preparatory School (Coconut Creek, Florida, USA).	1957	U.S. & IB Curriculum	AP/IBD	Day and Boarding
Windermere Preparatory School (Windermere, Florida, USA).	2000	U.S. & IB Curriculum	AP/IBD	Day and Boarding
Instituto San Roberto (Monterrey, Mexico)	1982	U.S. & IB Curriculum	K-9(2)	Day

(1)
"AP" stands for Advanced Placement; "IBD" stands for International Baccalaureate Diploma Program; and "IGCSE" stands for International General Certificate of Secondary Education.

(2)
This school educates students in pre-qualification years.

The Meritas School in China

  Léman International School—Chengdu, China

        Founded in 2009, Léman International School is located near the city center of Chengdu. The expansive campus features a library, state-of-art media center, science and computer labs, large dance and theater studio, art and music studios, gymnasium, and a 25-meter heated swimming pool. Outdoor facilities include an extensive green space with 400m/6 lane athletic track, two soccer fields and tennis courts. The school has a capacity of 1,050 places.

        We estimate that as of May 1, 2015, 89% of the students at this school were expatriates.

The Meritas School in Europe

  Collège du Léman—Geneva, Switzerland

        Founded in 1960, Collège du Léman is situated at the right bank of Lake Geneva and nestled between the Jura Mountains and Lac Léman on the outskirts of Geneva. The campus offers attractive residential facilities and recreational areas including a theater, outdoor sports grounds for tennis, basketball and football, a swimming pool and two sports domes for indoor use. The school also has boarding accommodation for approximately 275 students. The school has a capacity of 2,475 places.

        We estimate that as of May 1, 2015, 88% of the students at this school were expatriates.

The Meritas Schools in North America

  The Village School—Houston, Texas, USA

        Founded in 1966, the Village School is the only IB boarding school in the greater Houston area, located in a residential area of West Houston near the prestigious Energy Corridor. The school has three libraries, three computer labs, a dance studio and a gymnasium. Outdoor facilities include a large outdoor space with athletic fields. The school also has boarding accommodation for up to 152 students. The school has a capacity of 1,766 places.

        We estimate that as of May 1, 2015, 61% of the students at this school were expatriates.

  North Broward Preparatory School—Coconut Creek, Florida, USA

        Founded in 1957, North Broward Preparatory School is a prestigious, purpose-built boarding school comprising two campuses. The primary campus is located in Coconut Creek north of Ft. Lauderdale and a second boarding campus is located in Coral Springs approximately 15 minutes' drive away from the primary campus. The campuses offer exceptional indoor facilities including a large athletic center, elite boarding suites, gymnasium, and theater. Outdoor facilities include a running track, football and baseball field. The school also has boarding accommodation for up to 298 students. The school has a capacity of 1,758 places.

        We estimate that as of May 1, 2015, 25% of the students at this school were expatriates.

  Windermere Preparatory School—Windermere, Florida, USA

        Founded in 2000, Windermere Preparatory School is located by Lake Cypress in the Windermere Rural Settlement of southwest Orange County, Florida. The expansive campus includes a library, specialist rooms for science, computers, music and art, a sports center, track and football field, baseball field and basketball and tennis courts. The school also has boarding accommodation for up to 104 students. The school has a capacity of 1,400 places.

        We estimate that as of May 1, 2015, 13% of the students at this school were expatriates.

  Instituto San Roberto—Monterrey, Mexico

        Founded in 1982, Instituto San Roberto is located in the Monterrey metropolitan area with two campuses. Both campuses offer indoor and outdoor facilities including a library, auditorium, science and technology labs, art and music rooms, outdoor basketball courts, turf soccer fields, racetrack, gymnasium with basketball courts and semi-Olympic pool. The school has a capacity of 2,931 places.

        We estimate that as of May 1, 2015, 13% of the students at this school were expatriates.

Properties

        The table below summarizes the main operating leases and owned real estate for each of the Meritas Schools:

School	Termination Date(1)		Area (square meters)(3)
China
Léman International School (Chengdu, China)	2030		173,333
Europe
Collège du Léman (Geneva, Switzerland)	2090		6,675
	2090		65,510
North America
The Village School (Houston, Texas, USA)	N/A	(2)	50,902
North Broward Preparatory School (Coconut Creek, Florida, USA).	N/A	(2)	281,271
	N/A	(2)	28,923
Windermere Preparatory School (Windermere, Florida, USA).	N/A	(2)	188,050
Instituto San Roberto (Monterrey, Mexico)	2046		81,078
	2046		29,225

(1)
More than one date indicates the termination of multiple leases.

(2)
The schools own the principal real estate on which their campuses are located.

(3)
Includes buildings and outdoor areas.

        Three of the Meritas Schools, the Village School, North Broward Preparatory School and Windermere Preparatory School, own the property on which their campuses are built. Following the completion of the acquisition, we may consider entering into sale lease-back agreements with respect to some or all of these properties, which would provide additional capital for general corporate purposes, including to fund future acquisitions or repay debt. Based on our initial review, we estimate that these properties have a value of approximately $150 million. However, we cannot assure you that we would be able to enter into sale lease-back agreements based on our estimate of the value of the properties.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus, by:

    •
    each of our directors and executive officers;

    •
    each person known to us to own beneficially more than 5.0% of our ordinary shares; and

    •
    the selling shareholders.

        The calculations in the table below are based on 98,831,111 ordinary shares issued and outstanding as of June 5, 2015 and 103,631,111 ordinary shares issued and outstanding immediately following the completion of this offering, and assume that the underwriters' option to purchase additional shares from Premier Education Holdings Ltd is not exercised.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares beneficially owned prior to this offering		Ordinary shares being sold in this offering		Ordinary shares beneficially owned after this offering
	Number	%	Number	%	Number	%
Directors and Executive Officers:
Andrew Fitzmaurice	1,954,005	2.0	—	—	1,954,005	1.9
Graeme Halder	*	*	—	—	*	*
Alan Kelsey	*	*	230,000	*	*	*
Jack Hennessy	—	*	—	—	—	—
Kosmas Kalliarekos	—	*	—	—	—	—
Carlos Watson	*	*	—	—	*	*
Nicholas Baird	*	*	—	—	*	*
Philippe Lagger	*	*	—	—	*	*
Nicola Duggan Redfern	*	*	—	—	*	*
All directors and executive officers as a group	2,878,679	2.9	—	—	2,648,679	2.6
Principal Shareholders:
Premier Education Holdings Ltd(1)	70,575,810	71.4	1,670,000	1.7	68,905,810	66.5
Baron Capital Group, Inc.(2)	5,619,459	5.7	—	—	5,619,459	5.4

*
Less than 1% of our total outstanding ordinary shares.

(1)
The Baring Asia Private Equity Fund III ("Fund III") and The Baring Asia Private Equity Fund IV ("Fund IV") and certain affiliates hold approximately 96% of the shares in Premier Education Holdings. The general partner of Fund III is Baring Private Equity Asia GP III, L.P. ("Fund III GP"). The general partner of Fund III GP is Baring Private Equity Asia GP III Limited ("Fund III Limited"). The general partner of Fund IV and such affiliates is Baring Private Equity Asia GP IV, L.P. ("Fund IV GP"). The general partner of Fund IV GP is Baring Private Equity Asia GP IV Limited ("Fund IV Limited"). As the sole shareholder of Fund III Limited and Fund IV Limited, Jean Eric Salata may be deemed to have voting and dispositive power with respect to our shares beneficially owned by Fund IV and its affiliates, but disclaims beneficial ownership of such shares. The address of Fund III GP, Fund IV GP, Fund III Limited, Fund IV Limited and Jean Eric Salata is c/o Maples Corporate Services Limited, 390 GT Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands.

(2)
Held as to 5,546,119 shares by BAMCO INC. and 73,340 shares by Baron Capital Management, Inc., both of which are subsidiaries of Baron Capital Group, Inc. Ronald Baron owns a controlling interest in Baron Capital Group, Inc. The business address of each of the foregoing is 767 Fifth Avenue, 49th Floor, New York, New York 10153. We have furnished the information about the beneficial ownership of these persons based on their joint Schedule 13-G filed with the SEC on February 17, 2015.

 TAXATION

        The following discussion of the material Cayman Islands tax, U.S. federal income tax and United Kingdom tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation Considerations

        Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ordinary shares under the laws of their country of citizenship, residence or domicile.

        The following is a discussion of certain Cayman Islands income tax consequences of an investment in the ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

        Under existing Cayman Islands laws, payments of dividends and capital in respect of the ordinary shares are not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of dividend or capital to any holder of the ordinary shares nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

Material United States Federal Income Tax Considerations

        The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (defined below) under present law of an investment in our ordinary shares. This summary applies only to U.S. Holders that acquire our ordinary shares in this offering, hold our ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus supplement and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This summary does not address any estate or gift tax consequences or any state, local, or non-U.S. tax consequences, nor does it address the Medicare contribution tax on net investment income.

        The following discussion does not deal with the tax consequences to any particular investor and does not describe all of the tax consequences to persons in special tax situations such as:

    •
    banks;

    •
    certain financial institutions;

    •
    regulated investment companies;

    •
    insurance companies;

    •
    broker dealers;

    •
    traders that elect to mark to market;

    •
    tax-exempt entities;

    •
    persons liable for alternative minimum tax;

    •
    certain U.S. expatriates;

    •
    persons holding our ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

    •
    persons that actually or constructively own 10% or more of the company's voting stock;

    •
    persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

    •
    persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

    •
    persons holding our ordinary shares through partnerships or other pass-through entities.

        PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

        The discussion below of the U.S. federal income tax consequences to "U.S. Holders" applies to a holder that is a beneficial owner of our ordinary shares and is, for U.S. federal income tax purposes,

    •
    an individual who is a citizen or resident of the United States;

    •
    a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State or the District of Columbia;

    •
    an estate whose income is subject to U.S. federal income taxation regardless of its source; or

    •
    a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The tax treatment of an entity taxable as a partnership for U.S. federal income tax purposes that holds our ordinary shares generally will depend on such partner's status and the activities of the partnership.

Dividends

        Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by the company with respect to our ordinary shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will be includable in a U.S. Holder's gross income in the year received as dividend income, but only to the extent that such distributions are paid out of the company's current or accumulated earnings and profits as determined under U.S. federal income tax principles. The company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, and, accordingly, a U.S. Holder should therefore expect to treat all cash distributions as dividends for such purposes. The dividends will generally be foreign source and "passive category income" and non-U.S. taxes withheld therefrom, if any, may be creditable against the U.S. Holder's U.S. federal income tax liability subject to applicable limitations. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. With respect to certain non-corporate U.S. Holders (including individuals), dividends will be taxed at the lower capital gains rate applicable to "qualified dividend income," provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) the company is neither a PFIC (as defined below) nor treated as such with respect to the U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common or ordinary shares generally are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as our ordinary shares are. A U.S. Holder should consult its tax advisor regarding the availability of the lower tax rate applicable to qualified dividend income for any dividends we pay with respect to our ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus supplement.

Sale or Other Disposition of Ordinary Shares

        Subject to the passive foreign investment company rules discussed below, upon a sale or other disposition of our ordinary shares, a U.S. Holder will recognize a capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. Holder's tax basis in such ordinary shares. Any such gain or loss generally will be U.S. source gain or loss and will be treated as long-term capital gain or loss if the U.S. Holder's holding period in our ordinary shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain, if any, realized by a U.S. Holder on the sale or other disposition of our ordinary shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes.

Passive Foreign Investment Company

        We would be classified as a passive foreign investment company (a "PFIC"), for any taxable year if either: (a) at least 75% of our gross income is "passive income" for purposes of the PFIC rules, or (b) at least 50% of the value of our assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

        Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds our ordinary shares, we would continue to be treated as a PFIC with respect to such holder's investment unless (i) we cease to be a PFIC and (ii) the U.S. Holder has made a "deemed sale" election under the PFIC rules.

        Based on the market price of our ordinary shares and the composition of our income, assets and operations, we do not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. This is a factual determination, however, that must be made annually after the close of each taxable year. Therefore there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year.

        If we are considered a PFIC at any time that a U.S. Holder holds our ordinary shares, any gain recognized by the U.S. Holder on a sale or other disposition of our ordinary shares, as well as the amount of any "excess distribution" (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder's holding period for our ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its ordinary shares exceeds 125% of the average of the annual distributions on our ordinary shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of our ordinary shares.

        If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own shares in any of our subsidiaries that are also PFICs. However, an election for mark-to-market treatment would likely not be available with respect to any such subsidiaries. If we are considered a PFIC, a U.S. Holder will also be subject to information reporting requirements, possibly on an annual basis. U.S. Holders should consult their own tax advisors about the potential application of the PFIC rules to an investment in our ordinary shares.

U.S. Information Reporting and Backup Withholding

        Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Information With Respect to Foreign Financial Assets

        Certain U.S. Holders who are individuals and certain entities may be required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of our ordinary shares.

Certain United Kingdom Tax Considerations

        Although we are incorporated in the Cayman Islands, as of the date of this prospectus supplement we are resident for tax purposes in the United Kingdom. The following discussion of certain United Kingdom tax consequences of an investment in our ordinary shares is based upon current UK tax law and published HMRC practice as of the date of this prospectus supplement, all of which are subject to change. The following discussion does not deal with all possible United Kingdom tax consequences relating to an investment in our ordinary shares and investors should take their own professional advice in respect thereof.

        The United Kingdom does not impose an obligation on a paying entity to withhold or deduct an amount for or on account of United Kingdom tax on a payment of a dividend.

        Individuals and companies who are not resident for tax purposes in the United Kingdom and do not carry on a trade, profession or vocation in the United Kingdom, and who hold our ordinary shares as an investment and not for trading purposes will not generally be subject to United Kingdom capital gains tax or United Kingdom corporation tax in respect of chargeable gains on a disposal of their ordinary shares.

        No United Kingdom stamp duty or stamp duty reserve tax should be payable in connection with a transfer of or an agreement to transfer our ordinary shares, provided that our ordinary shares are not and do not become paired with shares issued by a body corporate incorporated in the United Kingdom, no register for our ordinary shares is kept in the United Kingdom, and no instrument of transfer relating to our ordinary shares is executed within or brought into the United Kingdom.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                        , 2015, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC are acting as representatives, the following respective numbers of our ordinary shares:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
HSBC Securities (USA) Inc.
William Blair & Company, L.L.C.

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all of our ordinary shares in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        Premier Education Holdings Ltd has granted to the underwriters a 30-day option to purchase up to 1,005,000 additional shares at the offering price on the cover page of this prospectus supplement less the underwriting discounts and commissions.

        The underwriters propose to offer our ordinary shares initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $            per share. After the initial public offering, the representatives may change the public offering price and concession.

        The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay, respectively:

	Per Share		Total
	Without Underwriter Option	With Underwriter Option	Without Underwriter Option	With Underwriter Option
Underwriting discounts and commissions paid
by us	$	$	$	$
by the selling shareholders	$	$	$	$
Expenses payable
by us	$	$	$	$
by the selling shareholders	$	$	$	$

        In addition to the discounts and commissions set forth above, we have agreed to pay the underwriters' FINRA expenses in connection with this offering, which will not exceed $            .

        The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of our ordinary shares being offered.

        We have agreed that we will not, directly or indirectly, offer, sell, issue, contract to sell, pledge or otherwise dispose of any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares (collectively, the "Lock-Up Securities"), or offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, establish or increase a put equivalent position, or liquidate or decrease a call equivalent position in Lock-up Securities, within the meaning of Section 16 of the Exchange Act, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to Lock-Up Securities, or publicly disclose the intention to take any action referred to in this paragraph, without the prior written consent of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC for a period of 90 days after the date of this prospectus supplement (the "Lock-Up Period"), except issuances pursuant to, among other things, the employee stock option plan as contained in and in effect on the date of this prospectus.

        The selling shareholders and our directors and officers who have entered into certain lock-up agreements with the representatives (collectively, the "Lock-Up Agreements") have agreed that, subject to certain exceptions and with respect to each selling shareholder, except for the ordinary shares offered and sold hereby, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Securities, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC during the Lock-Up Period. In addition, the selling shareholders and other shareholders who are parties to the Lock-Up Agreements have agreed that, without the prior written consent of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC, they will not, during the Lock-Up Period, make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or any security convertible into or exercisable or exchangeable for the Securities.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our ordinary shares are listed on the NYSE under the symbol "NORD".

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

        Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for which they received, or will receive, customary fees and expenses. In particular, in connection with our contemplated acquisition of the Meritas Schools, Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as financial advisor to us and the sellers, respectively, and we have obtained committed financing from affiliates of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co., Deutsche Bank Securities Inc and HSBC Securities (USA) Inc. Each of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and HSBC Securities (USA) Inc. is, or is an affiliate of, a financial institution that is a lender under our existing senior secured term loan facility, for which an affiliate of HSBC Securities (USA) Inc. serves as administrative agent. An affiliate of HSBC Securities (USA) Inc. is a lender and administrative agent under our existing senior secured revolving credit facility. Affiliates of Goldman, Sachs & Co. and HSBC Securities (USA) Inc. acted as arrangers and bookrunners for our $150 million incremental facilities that closed in March 2015. Each of the underwriters acted as an underwriter in our initial public offering that closed in March 2014. Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and HSBC Securities (USA) Inc. served as joint bookrunners and lead managers in connection with Nord Anglia Education (UK) Holdings plc's offering of senior secured notes that closed in July 2013. In addition, Barclays Capital Inc. served as our financial advisor in connection with our acquisition of WCL Group, which was completed in May 2013.

        In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        The last reported sale price of our ordinary shares listed on the NYSE on June 5, 2015 was $26.29 per share. The offering price as set out on the cover page of this prospectus supplement will be determined by negotiations among us, the selling shareholders and the underwriters and will not necessarily reflect the market price of our ordinary shares following this offering. The principal factors that will be considered in determining the initial public offering price will include:

    •
    the information presented in this prospectus supplement and the accompanying prospectus (including documents incorporated by reference herein and therein) and otherwise available to the underwriters;

    •
    the history of, and the prospects for, the industry in which we compete;

    •
    the ability of our management;

    •
    the prospects for our future earnings;

    •
    the present state of our development and our current financial condition;

    •
    the recent market prices of, and the demand for, publicly traded shares or ordinary shares of ours and generally comparable companies; and

    •
    the general conditions of the securities markets at the time of this offering.

        In connection with the offering the underwriters may engage in stabilizing transactions, short sale transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

    •
    Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    •
    A syndicate short position is created when the underwriters sell shares in excess of the number of shares they are obligated to purchase. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares sold by the underwriters is not greater than the number of shares that they may purchase in the underwriters' option. In a naked short position, the number of shares involved is greater than the number of shares in the underwriters' option. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

    •
    Syndicate covering transactions involve purchases of our ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares in this offering. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    •
    Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when our ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. These may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders.

        Our ordinary shares are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver, any of our ordinary shares directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to our ordinary shares, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

        Pursuant to an engagement agreement, we retained Solebury Capital LLC ("Solebury"), a FINRA member, to provide certain financial consulting services in connection with this offering. We agreed to pay Solebury, only upon successful completion of this offering, a fee of 2.5% of the underwriting discounts and commissions paid by us and, at our sole discretion, an additional potential incentive fee of $50,000. In determining whether to award any or all of the incentive fee, we will consider the level of, and our satisfaction with, the services provided by Solebury throughout the offering process. We also agreed to reimburse Solebury for reasonable and documented travel and other out-of-pocket expenses up to a maximum of $25,000 and have indemnified Solebury pursuant to the engagement agreement. Solebury is not acting as an underwriter and has no contact with any public or institutional investor on behalf of us or the underwriters. In addition, Solebury will not underwrite or purchase any of our ordinary shares in this offering or otherwise participate in any such undertaking. We also engage Solebury Communications Group LLC, an affiliate of Solebury, to provide certain investor relations services on an ongoing basis for a fee of $10,000 per month, and reimbursement of reasonable and duly documented travel and other out-of-pocket expenses incurred in connection with the engagement, not to exceed in each instance $1,000 without our prior written consent. In addition, fees and expenses paid during the initial term of the contract will not exceed $145,000.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), and effective as of the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), no ordinary shares have been offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and brought to the attention of the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive. Notwithstanding the foregoing, an offer of ordinary shares may be made effective as of the Relevant Implementation Date to the public in that Relevant Member State at any time: (1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (2) to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (3) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or (4) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this paragraph, the expression an "offer of ordinary shares to the public" in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

        Each of the underwriters severally represents, warrants and agrees as follows:

    •
    it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

    •
    it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

        This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Residents of Hong Kong

        The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our ordinary shares other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in their possession for the purposes of issue, and will not issue or have in their possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our ordinary shares which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are, or are intended to be, disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Residents of Singapore

        Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares may not be circulated or distributed, nor may our ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "Securities and Futures Act"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

        Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Residents of the United Arab Emirates

  The Dubai International Financial Center (the "DIFC")

        The ordinary shares described in this prospectus supplement and the accompanying prospectus may not be, are not and will not be offered, distributed, sold, transferred or delivered, directly or indirectly, to any person in the DIFC other than by way of an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the "DFSA"). The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it.

  United Arab Emirates

        The ordinary shares described in this prospectus supplement and the accompanying prospectus have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates other than in compliance with the laws of the United Arab Emirates governing the issue, offering and sale of securities.

EXPENSES

        The following table sets forth the estimated costs and expense, other than underwriting discounts and commissions, payable by us in connection with this offering. The selling shareholders will not bear any portion of such costs and expenses. With the exception of the SEC registration fee and FINRA filing fee, all amounts are estimates.

SEC registration fee	$15,000
Printing and duplicating expenses	410,000
Legal fees and expenses	1,110,000
Accounting fees and expenses	1,625,000
Transfer agent fees	6,000
FINRA filing fee	12,000
Miscellaneous expenses	236,000

Total	$3,414,000

 LEGAL MATTERS

        We are being represented by Latham & Watkins with respect to certain legal matters as to United States federal securities and New York state law. Certain legal matters in connection with the offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP as to United States federal securities and New York state law. The validity of the ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder.

EXPERTS

        Our financial statements as of and for the year ended August 31, 2014 incorporated in this prospectus supplement by reference to our report on Form 6-K furnished to the SEC on May 29, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Our financial statements as of August 31, 2013 and for each of the two years in the period ended August 31, 2013 incorporated in this prospectus supplement by reference to our report on Form 6-K furnished to the SEC on May 29, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The offices of PricewaterhouseCoopers LLP are located at Donington Court, Pegasus Business Park, Castle Donington, East Midlands DE74 2UZ, United Kingdom, and the offices of PricewaterhouseCoopers are located at 22/F Prince's Building, Central Hong Kong.

        The audited carve-out combined financial statements of the Meritas Schools, included in our report on Form 6-K furnished to the SEC on May 29, 2015 and incorporated by reference in this prospectus supplement and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

        The offices of Grant Thornton LLP are located at 175 W Jackson Boulevard, 20th Floor, Chicago, IL 60604-2687.

        The audited combined financial statements of The British International Schools Group in Vietnam, included in our report on Form 6-K furnished to the SEC on May 29, 2015 and incorporated by reference in this prospectus supplement and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton (Vietnam), independent public accountants, upon the authority of said firm as experts in accounting and auditing.

        The offices of Grant Thornton (Vietnam) Limited are located at 28th Floor, Saigon Trade Center, 37 Ton Duc Thang Street, District 1, Ho Chi Minh City, Vietnam.

PROSPECTUS

Nord Anglia Education, Inc.

$500,000,000
Ordinary Shares

70,575,810 Ordinary Shares
Offered by the Selling Shareholders

         We may offer and sell from time to time, in one or more offerings, our ordinary shares.

         In addition, the selling shareholders described in this prospectus under the heading "Selling Shareholders" may offer and sell up to 70,575,810 ordinary shares, from time to time in one or more offerings. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders.

         This prospectus describes the general manner in which ordinary shares may be offered and sold by either us or any selling shareholder. Each time we or any of the selling shareholders offer and sell ordinary shares, we or such selling shareholders will provide a supplement to this prospectus that contains specific information about the terms of that offering and, if applicable, the selling shareholders. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporated by reference, before you invest in our ordinary shares.

         We or the selling shareholders may offer and sell the ordinary shares to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling shareholders may offer and sell ordinary shares from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the ordinary shares, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled "About this Prospectus" and "Plan of Distribution" for more information. No ordinary shares may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering.

         Investing in our ordinary shares involves risks. See "Risk Factors" on beginning on page 2 of this prospectus and any similar section contained or incorporated by reference in the applicable prospectus supplement concerning factors you should consider before investing in our ordinary shares.

         Our ordinary shares are listed on the New York Stock Exchange under the symbol "NORD". On May 28, 2015, the last reported sale price of our ordinary shares on the New York Stock Exchange was $25.64 per share.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2015

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. By using a shelf registration statement, we or the selling shareholders may sell our ordinary shares from time to time in one or more offerings as described in this prospectus. Each time that we or the selling shareholders offer and sell securities, we or the selling shareholders will provide a prospectus supplement to this prospectus that contains specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information; Incorporation of Documents by Reference."

        Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus. Neither we nor the selling shareholders take any responsibility, and can make no assurance as to the reliability of, any other information that others may give you. We and the selling shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION
OF DOCUMENTS BY REFERENCE

Available Information

        We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

        Information filed with or furnished to the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

        Our web site address is www.nordangliaeducation.com. The information on or accessible through our web site, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document separately filed with or furnished to the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC or, the extent expressly incorporated by reference into this prospectus, furnished to the SEC, will automatically update and supersede that information. Any statement contained in a previously filed or furnished document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

        This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with or furnished to the SEC:

  •
  the description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-36356) filed with the SEC on March 18, 2014 and any amendment or report filed with the SEC for the purpose of updating the description;

  •
  our annual report on Form 20-F for the year ended August 31, 2014 filed with the SEC on November 19, 2014;

  •
  our report on Form 6-K and the exhibit thereto furnished to the SEC on April 24, 2015; and

  •
  our report on Form 6-K and the exhibits thereto furnished to the SEC on May 29, 2015 (the "May 29 6-K").

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if the reports on Form 6-K state that they are incorporated by reference into this prospectus) prior to the termination of the offering of securities under this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Nord Anglia Education, Inc.
Level 12, St. George's Building
2 Ice House Street
Central, Hong Kong
Tel: +852-3951-1100

Explanatory note regarding the May 29 6-K

        In preparing our financial statements for the six months ended February 28, 2015, we changed our accounting policy for expenses in respect of premium school land and building operating leases and depreciation charges arising from tangible assets owned by premium schools. These expenses are now treated as a direct cost and are included in cost of sales. Previously, such expenses were recognized as part of selling, general and administrative expenses. We consider this new policy to be more in line with market practice. This change does not affect revenue, operating profit, profit for the period, earnings per share, Adjusted EBITDA, Adjusted Net Income or Adjusted Earnings per Share and does not affect the financial covenants under our senior secured term loan facility.

        On March 2, 2015, we completed the acquisition of a 90% interest in The British International Schools Group in Vietnam ("BIS Vietnam"). Under IFRS 10 Consolidated Financial Statements, we gained control of BIS Vietnam from January 1, 2015 and consolidated BIS Vietnam's results from the same date.

        On April 16, 2015, we furnished a report on Form 6-K to the SEC that included our consolidated interim financial information for the three and six months ended February 28, 2015 and 2014. The consolidated financial information was prepared in accordance with International Financial Reporting Standards as issued by the IASB but was not intended to comply with IAS 34 as issued by the International Accounting Standards Board and therefore did not include explanatory notes.

        On April 24, 2015, we entered into a definitive agreement to acquire a portfolio of six schools from Meritas, LLC and certain affiliates (the "Meritas Schools").

        The May 29 6-K includes the following:

        (a) Our audited consolidated financial statements as of August 31, 2014 and 2013 and for the three years ended August 31, 2014 retrospectively adjusted to reflect the change in accounting policy described above are furnished as Exhibit 99.1.

        (b) Our unaudited consolidated financial statements as of February 28, 2015 and for the six months ended February 28, 2015 and 2014, including explanatory notes, are furnished as Exhibit 99.2.

        (c) Management's discussion and analysis of financial condition and results of operations for the six months ended February 28, 2015 and 2014 and the three years ended August 31, 2014 retrospectively adjusted to reflect the change in accounting policy described above is furnished as Exhibit 99.3.

        (d) The audited financial statements of BIS Vietnam, on a combined basis, as of and for the year ended June 30, 2014 and unaudited financial statements of BIS Vietnam, on a combined basis, as of December 31, 2014 and for the six month periods ended December 31, 2014 and 2013 are furnished as Exhibit 99.4.

        (e) The audited financial statements of the Meritas Schools, on a combined basis, as of and for the years ended June 30, 2014 and 2013 and unaudited financial statements of the Meritas Schools, on a combined basis, as of March 31, 2015 and for the three- and nine-month periods ended March 31, 2015 and 2014 are furnished as Exhibit 99.5.

        (f) The unaudited pro forma condensed combined financial information of Nord Anglia Education, Inc. as of February 28, 2015 and for the year ended August 31, 2014 and for the six months ended February 28, 2015 and 2014 giving effect to the acquisition of BIS Vietnam, the expected acquisition of the Meritas Schools and the related financings are furnished as Exhibit 99.6.

OUR COMPANY

        We are a leading global operator of premium international schools. We teach over 23,950 students, from kindergarten through the end of secondary school ("K-12"), at our 35 premium schools in China, Europe, the Middle East and South East Asia ("ME/SEA") and North America. We primarily operate in geographic markets with high FDI, large expatriate populations and rising disposable income. We believe that these factors contribute to high demand for premium schools and strong growth in our business.

        On April 24, 2015, we entered into a definitive agreement to acquire a portfolio of six schools from Meritas, LLC, an operator of international schools based in Chicago, and certain affiliates (the "Meritas Schools") for $575 million in cash, subject to certain adjustments. The transaction is scheduled to close in mid-2015, subject to receipt of regulatory approvals and the satisfaction of other closing conditions. There is no assurance that the closing conditions will be satisfied. With the acquisition of the Meritas Schools, we will provide quality education to more than 32,600 students across a global network of 41 schools in 15 countries.

        In connection with the acquisition of the Meritas Schools, we have also agreed to acquire from Meritas, LLC and certain affiliates for an additional $7.5 million a convertible subordinated promissory note that is convertible into a 10% equity interest in Léman Manhattan Preparatory School (founded in 2005) in New York City ("Léman Manhattan") upon the occurrence of certain events. Under the terms of this investment, we may acquire 100% of the school in the future subject to certain conditions being met. Following this investment, Léman Manhattan will become a Nord Anglia Education affiliate school. The school will have limited rights to use the Nord Anglia Education brand, students at the school will have access to our Global Campus and teachers at the school will have access to Nord Anglia University.

        Our principal executive offices are located at Level 12, St George's Building, 2 Ice House Street, Central in Hong Kong, and our telephone number is +852-3951-1100. Our website is www.nordangliaeducation.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus. Our agent in the United States is Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017.

 RISK FACTORS

        Investing in our ordinary shares involves risks. You should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K, and all other information contained or incorporated by reference into this prospectus and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. For more information, see "Where You Can Find More Information; Incorporation of Documents by Reference."

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and accompanying prospectus supplements contain or incorporate by reference forward-looking statements that relate to our current expectations and views of future events. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by the forward-looking statements.

        In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

  •
  our future market opportunities;

  •
  our goals and strategies;

  •
  our competitive strengths;

  •
  our future results of operations and financial condition;

  •
  our future business developments; and

  •
  our acquisition and expansion strategy.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of ordinary shares offered by us will be used for general corporate purposes, which may include the funding of acquisitions. We will not receive any proceeds from sales of ordinary shares by the selling shareholders.

 SELLING SHAREHOLDERS

        This prospectus also relates to the possible resale by certain of our shareholders, who we refer to in this prospectus as the "selling shareholders," of up to 70,575,810 ordinary shares that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling shareholders originally acquired the ordinary shares included in this prospectus upon the completion of our initial public offering in March 2014 as a result of the conversion to ordinary shares of certain classes of our redeemable ordinary shares held by the selling shareholders prior to our initial public offering.

        Information about the selling shareholders, where applicable, including their identities, the amount of ordinary shares owned by each selling shareholder prior to the offering, the number of ordinary shares to be offered by each selling shareholder and the amount of ordinary shares to be owned by each selling shareholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

        The selling shareholders may not sell any ordinary shares pursuant to this prospectus until we have identified such selling shareholders and the shares being offered for resale by such selling shareholders in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their ordinary shares pursuant to any available exemption from the registration requirements of the Securities Act.

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company and our affairs are governed by our seventh amended and restated memorandum and articles of association and the Cayman Islands Companies Law (2013 Revision), which we refer to as the Companies Law below.

        As of the date of this prospectus, our authorized share capital consists of $20,000,000 divided into 2,000,000,000 shares of par value $0.01 each. The following is a summary of the material provisions of our currently effective memorandum and articles of association and the Companies Law as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

        All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are generally not issued and legal title to our ordinary shares is recorded in registered form in the register of members. Shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends

        The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and our articles of association.

Voting Rights

        Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders' meeting is by show of hands unless a poll is demanded. A poll may be demanded by our chairman or any shareholder.

        A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of the issued voting share capital at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Law, we expect to hold annual shareholders' meetings as required by NYSE and such meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice of at least 21 clear days is required for the convening of our annual general meeting and other shareholders' meetings.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for certain important matters specified in the Companies Law and our articles of association, including reducing the amount of our share capital, amending the memorandum or articles of association, and changing the corporate name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing share capital, and canceling any unissued shares.

Transfer of Shares

        Subject to the restrictions of our memorandum and articles of association, as applicable, a shareholder may transfer all or any of his or her ordinary shares by an instrument of transfer in writing and in the usual or common form or any other form approved by our board.

        If our directors refuse to register a transfer they must, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 calendar days' notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. However, the registration of transfers may not be suspended, and the register may not be closed, for more than 40 calendar days in any year.

Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares must be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares

        Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

        Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board, before the issue of such shares.

Variation of Rights of Shares

        All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Inspection of Books and Records

        Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Exempted Company

        We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

  •
  annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;

  •
  an exempted company's register of members is not open to inspection;

  •
  an exempted company does not have to hold an annual general meeting;

  •
  an exempted company may issue negotiable or bearer shares or shares with no par value;

  •
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  an exempted company may register as a limited duration company; and

  •
  an exempted company may register as a segregated portfolio company.

Differences in Corporate Law

        The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes:

  •
  a "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and

  •
  a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

        In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by:

  •
  a special resolution of the shareholders of each constituent company; and

  •
  such other authorization, if any, as may be specified in such constituent company's articles of association.

        The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures, subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

        While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such that a businessman would reasonably approve; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offerer may, within a two-month period conversing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

        We are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company's officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

  •
  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

  •
  those who control the company are perpetrating a "fraud on the minority."

        A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

        Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Shareholder Action by Written Resolution

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association. Our memorandum and articles of association allow shareholders to act by written resolutions.

Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder's voting power with respect to electing such director.

        As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting.

Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

        Under our memorandum and articles of association, directors can be removed by shareholders permitted to exercise more than 50% of the voting power capable of being exercised at any general meeting.

Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution and Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

        Under our memorandum and articles of association, if our company is wound up, the liquidator of our company may distribute the assets with the sanction of an ordinary resolution of the shareholders.

Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

        Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

        Our memorandum and articles of association may be amended by a special resolution of shareholders.

Inspection of Books and Records

        Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records.

        Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions in our Memorandum and Articles of Association

        Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

        There are no limitations imposed by foreign law or by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

PLAN OF DISTRIBUTION

        We or the selling shareholders may sell our ordinary shares from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The ordinary shares may be distributed from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Each time that we or any of the selling shareholders sell securities covered by this prospectus, we or the selling shareholders will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us or the selling shareholders, if applicable.

        Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

        If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, the selling shareholders or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer. The selling shareholders may be deemed underwriters.

        Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or the selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

        Any ordinary shares sold will be listed on the New York Stock Exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

        We or the selling shareholders may engage in at-the-market offerings into an existing trading market in accordance with the provisions of the Securities Act. In addition, we or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling shareholders or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling shareholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

        The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

 EXPENSES

        The following table sets forth the estimated costs and expense, other than underwriting discounts and commissions, payable by us in connection with the offering of the ordinary shares being registered. The selling shareholders will not bear any portion of such costs and expenses.

SEC registration fee	$58,100
Printing and duplicating expenses	(1)
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Transfer agent fees	(1)
Miscellaneous expenses	(1)
Total(2)	(1)

(1)
These fees are calculated based on the number of issuances and accordingly cannot be estimated at this time.

(2)
Does not include any fees or expenses in connection with any subsequent underwritten offering and any prospectus supplements prepared in connection therewith.

 LEGAL MATTERS

        The validity of the issuance of the ordinary shares offered hereby will be passed upon for us by Maples and Calder, Cayman Islands counsel. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        Our financial statements as of and for the year ended August 31, 2014 incorporated in this prospectus by reference to our report on Form 6-K furnished to the SEC on May 29, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Our financial statements as of August 31, 2013 and for each of the two years in the period ended August 31, 2013 incorporated in this prospectus by reference to our report on Form 6-K furnished to the SEC on May 29, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The offices of PricewaterhouseCoopers LLP are located at Donington Court, Pegasus Business Park, Castle Donington, East Midlands DE74 2UZ, United Kingdom, and the offices of PricewaterhouseCoopers Limited are located at 22/F Prince's Building, Central, Hong Kong.

        The audited carve-out combined financial statements of the Meritas Schools, included in our report on Form 6-K furnished to the SEC on May 29, 2015 and incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

        The offices of Grant Thornton LLP are located at 175 W Jackson Boulevard, 20th Floor, Chicago, IL 60604-2687.

        The audited combined financial statements of The British International Schools Group in Vietnam, included in our report on Form 6-K furnished to the SEC on May 29, 2015 and incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton (Vietnam), independent public accountants, upon the authority of said firm as experts in accounting and auditing.

        The offices of Grant Thornton (Vietnam) Limited are located at 28th Floor, Saigon Trade Center, 37 Ton Duc Thang Street, District 1, Ho Chi Minh City, Vietnam.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services.

        However, certain disadvantages may accompany incorporation in the Cayman Islands. These disadvantages may include:

  •
  the Cayman Islands has a different body of securities laws than the United States and may provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        A majority of our directors are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state, on the grounds that such provisions are penal in nature. However, in the case of laws that are not penal in nature, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands' judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands' court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.